Exhibit 10.4

LOAN AGREEMENT

Dated as of August 22, 2016

between

SPRING STREET HOTEL PROPERTY LLC

and

SPRING STREET HOTEL OPCO LLC,

collectively, as Borrower

and

LOANCORE CAPITAL CREDIT REIT LLC,

as Lender

TABLE OF CONTENTS

1.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION		1
	1.1	Specific Definitions	1
	1.2	Index of Other Definitions	21
	1.3	Principles of Construction	23

2.	GENERAL LOAN TERMS		23
	2.1	The Loan	23
	2.2	Interest; Monthly Payments	24
		2.2.1 Generally	24
		2.2.2 Default Rate	24
		2.2.3 Unavailability or Illegality of LIBOR	24
		2.2.4 Taxes	24
		2.2.5 Change in Law; Additional Costs	25
		2.2.6 Breakage Indemnity	26
		2.2.7 New Payment Date	26
	2.3	Loan Repayment	26
		2.3.1 Repayment	26
		2.3.2 Mandatory Prepayments	27
		2.3.3 Optional Prepayments	27
		2.3.4 Prepayments; Generally	27
	2.4	Release of Property	28
		2.4.1 Release Upon Payment in Full	28
		2.4.2 Release of Release Parcel	28
	2.5	Payments and Computations	30
		2.5.1 Making of Payments	30
		2.5.2 Computations	30
		2.5.3 Late Payment Charge	30
	2.6	Interest Rate Protection Agreements	31
		2.6.1 Interest Rate Protection Agreement	31
		2.6.2 Execution of Documents	32
		2.6.3 No Obligation of Lender	32
		2.6.4 Receipts from Interest Rate Protection Agreements	32
		2.6.5 Failure to Provide Interest Rate Protection Agreement	32
	2.7	Fees; Spread Maintenance Premium	33
		2.7.1 Exit Fee	33
		2.7.2 Spread Maintenance Premium	33
	2.8	Extension Options	33

3.	CASH MANAGEMENT AND RESERVES		34
	3.1	Cash Management Arrangements	34
	3.2	Required Repairs	35
		3.2.1 Completion of Required Repairs	35
		3.2.2 Required Repairs Reserves	35
	3.3	Taxes	35
	3.4	Insurance	36
	3.5	Capital/FF&E Expense Reserves	36

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	3.6	PIP Reserve Subaccount	37
	3.7	Operating Expense Subaccount	38
	3.8	Casualty/Condemnation Subaccount	38
	3.9	Security Deposits	38
	3.10	Cash Collateral Subaccount	39
	3.11	Grant of Security Interest; Application of Funds	39
	3.12	Property Cash Flow Allocation	40

4.	REPRESENTATIONS AND WARRANTIES		41
	4.1	Organization; Special Purpose	41
	4.2	Proceedings; Enforceability	41
	4.3	No Conflicts	41
	4.4	Litigation	42
	4.5	Agreements	42
	4.6	Title	42
	4.7	No Bankruptcy Filing	43
	4.8	Full and Accurate Disclosure	43
	4.9	Tax Filings	44
	4.10	ERISA; No Plan Assets	44
	4.11	Compliance	44
	4.12	Major Contracts	45
	4.13	Federal Reserve Regulations; Investment Company Act; Bank Holding Company	45
	4.14	Easements; Utilities and Public Access	45
	4.15	Physical Condition	46
	4.16	Leases	46
	4.17	Fraudulent Transfer	46
	4.18	Ownership of Borrower	46
	4.19	Purchase Options	47
	4.20	Management Agreement	47
	4.21	Hazardous Substances	47
	4.22	Name; Principal Place of Business	48
	4.23	Other Debt	48
	4.24	Assignment of Leases and Rents	48
	4.25	Insurance	48
	4.26	FIRPTA	48
	4.27	Fiscal Year	48
	4.28	Intellectual Property/Websites	48
	4.29	Operations Agreements	48
	4.30	Illegal Activity	48
	4.31	Operating Lease	48
	4.32	Franchise Agreement	49

5.	COVENANTS		49
	5.1	Existence	49
	5.2	Taxes and Other Charges	49
	5.3	Access to Property	50

	5.4	Repairs; Maintenance and Compliance; Alterations	50
		5.4.1 Repairs; Maintenance and Compliance	50
		5.4.2 Alterations	50
	5.5	Performance of Other Agreements	51
	5.6	Cooperate in Legal Proceedings	51
	5.7	Further Assurances	52
	5.8	Environmental Matters	52
		5.8.1 Hazardous Substances	52
		5.8.2 Environmental Monitoring	52
		5.8.3 O & M Program	54
	5.9	Title to the Property	54
	5.10	Leases	54
		5.10.1 Generally	54
		5.10.2 Additional Covenants with respect to Leases	54
	5.11	Estoppel Statement	55
	5.12	Property Management	55
		5.12.1 Management Agreement	55
		5.12.2 Termination of Manager	56
	5.13	Special Purpose Bankruptcy Remote Entity	57
	5.14	Assumption in Non-Consolidation Opinion	57
	5.15	Change in Business or Operation of Property	57
	5.16	Debt Cancellation	57
	5.17	Affiliate Transactions	57
	5.18	Zoning	57
	5.19	No Joint Assessment	57
	5.20	Principal Place of Business	58
	5.21	Change of Name, Identity or Structure	58
	5.22	Indebtedness	58
	5.23	Licenses; Intellectual Property; Website	58
		5.23.1 Licenses	58
		5.23.2 Intellectual Property	58
		5.23.3 Website	58
	5.24	Compliance with Restrictive Covenants	59
	5.25	ERISA	59
	5.26	Prohibited Transfers	60
	5.27	Liens	60
	5.28	Dissolution	60
	5.29	Expenses	61
	5.30	Indemnity	61
	5.31	Patriot Act Compliance	63
	5.32	Approval of Major Contracts	65
	5.33	Operating Lease	65
	5.34	Franchise Agreement and Hotel Covenants	65

6.	NOTICES AND REPORTING		66
	6.1	Notices	66
	6.2	Borrower Notices and Deliveries	68

	6.3	Financial Reporting	68
		6.3.1 Bookkeeping	68
		6.3.2 Annual Reports	68
		6.3.3 Monthly/Quarterly Reports	69
		6.3.4 Compliance Certificates	70
		6.3.5 Other Reports	70
		6.3.6 Annual Budget	70
		6.3.7 Additional Operating Expenses	70
		6.3.8 Hotel Accounting	71
		6.3.9 Breach	71

7.	INSURANCE; CASUALTY; AND CONDEMNATION		71
	7.1	Insurance	71
		7.1.1 Coverage	71
		7.1.2 Policies	74
	7.2	Casualty	75
		7.2.1 Notice; Restoration	75
		7.2.2 Settlement of Proceeds	75
	7.3	Condemnation	76
		7.3.1 Notice; Restoration	76
		7.3.2 Collection of Award	76
	7.4	Application of Proceeds or Award	76
		7.4.1 Application to Restoration	76
		7.4.2 Application to Debt	77
		7.4.3 Procedure for Application to Restoration	78

8.	DEFAULTS		78
	8.1	Events of Default	78
	8.2	Remedies	81
		8.2.1 Acceleration	81
		8.2.2 Remedies Cumulative	81
		8.2.3 Severance	82
		8.2.4 Delay	82
		8.2.5 Lender’s Right to Perform	82

9.	SECONDARY MARKET PROVISIONS		83
	9.1	Sale of Note and Secondary Market Transaction	83
		9.1.1 General; Borrower Cooperation	83
		9.1.2 Use of Information	84
		9.1.3 Borrower Obligations Regarding Disclosure Documents	84
		9.1.4 Borrower Indemnity Regarding Filings	85
		9.1.5 Indemnification Procedure	85
		9.1.6 Contribution	85
		9.1.7 Survival	86
	9.2	Severance of Loan	86
	9.3	Costs and Expenses	87

10.	MISCELLANEOUS		87
	10.1	Exculpation	87
	10.2	Brokers and Financial Advisors	91
	10.3	Retention of Servicer	92
	10.4	Survival	92
	10.5	Lender’s Discretion; Rating Agency Review Waiver	92
	10.6	Governing Law	93
	10.7	Modification, Waiver in Writing	94
	10.8	Trial by Jury	94
	10.9	Headings/Schedules	95
	10.10	Severability	95
	10.11	Preferences	95
	10.12	Waiver of Notice	95
	10.13	Remedies of Borrower	95
	10.14	Prior Agreements	96
	10.15	Offsets, Counterclaims and Defenses	96
	10.16	Publicity	96
	10.17	No Usury	96
	10.18	Conflict; Construction of Documents; Reliance	97
	10.19	No Joint Venture or Partnership; No Third Party Beneficiaries	97
	10.20	Spread Maintenance Premium	97
	10.21	Assignments and Participations	98
	10.22	Waiver of Marshalling of Assets	98
	10.23	Joint and Several Liability	99
	10.24	Creation of Security Interest	99
	10.25	Certain Additional Rights of Lender	99
	10.26	Set-Off	100
	10.27	Counterparts	100
	10.28	Negation of Implied Right to Cure Events of Default	100
	10.29	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	100

Schedule 1	Required Repairs
Schedule 2	Exceptions to Representations and Warranties
Schedule 3	Release Parcel
Schedule 4	Organization of Borrower
Schedule 5	Definition of Special Purpose Bankruptcy Remote Entity
Schedule 6	Intellectual Property/Websites

v

LOAN AGREEMENT

LOAN AGREEMENT dated as of August 22, 2016 (as the same may be modified, supplemented, amended or otherwise changed, this “Agreement”) between SPRING STREET HOTEL PROPERTY LLC, a Delaware limited liability company (“Fee Borrower”), SPRING STREET HOTEL OPCO LLC, a Delaware limited liability company (“Leasehold Borrower”), and LOANCORE CAPITAL CREDIT REIT LLC, a Delaware limited liability company (together with its successors and assigns, “Lender”).

1.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

1.1 Specific Definitions. The following terms have the meanings set forth below:

“Acceptable Counterparty” shall mean a bank or other financial institution which has: (i) a long-term unsecured debt rating of “A+” or higher by S&P; (ii) a long-term unsecured debt rating of not less than “A1” by Moody’s; and (iii) if the counterparty is rated by Fitch, a long-term unsecured debt rating of “A” or higher by Fitch and a short-term unsecured debt rating of not less than “F-1” from Fitch; provided however, that SMBC Capital Markets, Inc. (with an Acceptable SMBC Credit Support Party as its credit support party) will be an Acceptable Counterparty so long as the rating of its credit support party (provided such credit support party shall be an Acceptable SMBC Credit Support Party ) is not downgraded, withdrawn or qualified by S&P or Moody’s or Fitch from the long and short term ratings issued by such rating agencies below the lesser of the above rating (as applicable) or its ratings as of the date hereof. As used herein, an “Acceptable SMBC Credit Support Party” shall mean (a) Sumitomo Mitsui Banking Corporation or a replacement guarantor that meets the foregoing rating requirements and provides a guaranty on substantially the same form as the guaranty provided by Sumitomo Mitsui Banking Corporation on the date hereof and (b) provided any such credit support party guaranty guaranties all current and future obligations under the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable.

“Affiliate” shall mean, as to any Person (for purposes of this definition, the “Subject Person”), any other Person: (i) which, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Subject Person; (ii) which, directly or indirectly, beneficially owns or holds ten percent (10%) or more of any class of stock or any other ownership interest in the Subject Person; (iii) ten percent (10%) or more of the direct or indirect ownership of which is beneficially owned or held by the Subject Person; (iv) which is a member of the family (as defined in Section 267(c)(4) of the Code) of the Subject Person or which is a trust or estate, the beneficial owners of which are members of the family (as defined in Section 267(c)(4) of the Code) of the Subject Person; or (v) which, directly or indirectly, is a general partner, controlling shareholder, managing member, officer, director, trustee or employee of the Subject Person.

“Approved Capital/FF&E Expenses” shall mean FF&E Expenses and Capital Expenses (including deposits for materials needed for the work which is the subject of such FF&E Expense and/or Capital Expense which is separately referred to herein as the “Approved Capital/FF&E Expenses Deposits”) incurred by Borrower, which FF&E Expenses or Capital Expenses shall either be (i) included in the Approved Capital Budget for the current calendar month or (ii) approved by Lender.

“Approved Operating Expenses” shall mean during a Cash Management Period, operating expenses incurred by Borrower which (i) are included in the Approved Operating Budget for the current calendar month, (ii) are for Taxes, Insurance Premiums, electric, gas, oil, water, sewer or other utility service to the Property, (iii) are Emergency Expenditures, (iv) are required by Franchisor pursuant to the terms of the Franchise Agreement and a failure to comply would result in a default under the Franchise Agreement or (v) are approved by Lender.

“Acceptable Replacement Guarantor” shall mean one or more Persons that satisfy the criteria set forth in clauses (1) through (4) of the defined term “Qualified Transferees” for whom Lender shall have received a credit check reasonably acceptable to Lender and whose identity, experience, financial condition and creditworthiness, including net worth and liquidity, is reasonably acceptable to Lender in Lender’s sole discretion and, in each case, (i) either Controls Borrower or owns a direct or indirect interest in Borrower and (ii) is otherwise acceptable to Lender in all respects.

“Available Cash” shall mean, as of each Payment Date during the continuance of a Cash Management Period, the amount of Rents, if any, remaining in the Cash Management Account after the application of all of the payments required under clauses (i) through (vi) of Section 3.12(a) hereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Borrower” shall mean Fee Borrower and Leasehold Borrower; provided, however, that each reference to “Borrower” hereunder and in the other Loan Documents shall mean each of Fee Borrower and Leasehold Borrower, individually, and both Fee Borrower and Leasehold Borrower, collectively.

“Business Day” shall mean any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required to close.

“Calculation Date” shall mean the last day of each calendar quarter during the Term.

“Capital Expenses” shall mean expenses that are capital in nature or required under GAAP to be capitalized.

“Cash Management Bank” shall mean Wells Fargo Bank, National Association, or such other bank or depository selected by Lender.

“Cash Management Period” shall mean a period that:

(i) commences upon the date on which a Default or Event of Default occurs, and ends on the next Payment Date following the date upon which such Default or Event of Default has been cured and such cure has been accepted by Lender, or such Default or Event of Default has been waived by Lender (provided that in no event shall Lender have any obligation to accept such a cure of, or waive, any Default or Event of Default), and no other Default or Event of Default is then continuing;

(ii) commences upon Lender’s determination, from and after April 9, 2017 that the Debt Yield is less than eight and one half percent (8.50%) on any Calculation Date, and ends on the next Payment Date following the date upon which Lender has determined that the Debt Yield equals or exceeds eight and one half percent (8.50%) for the most recent Calculation Date; provided, however (a) no Cash Management Period shall commence solely with respect to the matter described in this clause (ii) in the event that, within three (3) Business Days after notice from Lender, Borrower prepays a portion of the unpaid Principal to a level such that the Debt Yield is equal to or greater than eight and one half percent (8.50%) and (b) any Cash Management Period continuing solely with respect to the matter described in this clause (ii) shall be deemed to have ended on the next Payment Date following the date that Borrower prepays a portion of the unpaid Principal to a level such that the Debt Yield is equal to or greater than eight and one half percent (8.50%), and any such prepayment in clause (a) or (b) shall be subject to the payment of the Spread Maintenance Premium and the Exit Fee;

(iii) commences upon the occurrence of a PIP Sweep Period, and ends when such PIP Sweep Period has terminated.

Notwithstanding the foregoing, in no event shall a Cash Management Period be deemed to have ended if (a) the Stated Maturity Date has occurred or (b) any other Cash Management Period is continuing.

“Code” shall mean the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condor Guarantor” shall mean Condor Hospitality Trust, Inc., a Maryland corporation.

“Construction Consultant” shall mean one or more third party construction consultants, construction loan administration or servicing firms or comparable firms as may be retained by Lender, at Borrower’s sole cost and expense, from time to time to monitor the scope and status of any Material Alteration or Restoration.

“Control” shall mean, with respect to any Person, either (i) ownership directly or indirectly of forty-nine percent (49%) or more of all equity interests in such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and the terms Controlled, Controlling and Common Control shall have correlative meanings, provided that the mere granting of commercially typical major decision consent rights of a third party direct or indirect owner of Borrower shall not be deemed to constitute Control of Borrower by such third party owner.

“Debt” shall mean the unpaid Principal, all interest accrued and unpaid thereon, all Exit Fees, any Spread Maintenance Premium, all transaction costs, all late fees and all other sums due to Lender in respect of the Loan or under any Loan Document.

“Debt Service” shall mean, with respect to any particular period, the scheduled interest payments due under the Note in such period.

“Debt Yield” shall mean, as of any date, the ratio (expressed as a percentage) calculated by Lender of (i) the Net Operating Income for the twelve (12)-month period ending with the most recently completed calendar month preceding the date of calculation to (ii) the outstanding Principal as of such date.

“Default” shall mean the occurrence of any event under any Loan Document which, with the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) five percent (5%) above the Interest Rate, compounded monthly.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) (a) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) if a Securitization has occurred, as to which Lender has received a Rating Comfort Letter from each of the applicable Rating Agencies with respect to holding funds in such account, or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authorities. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean Wells Fargo Bank, National Association (as of the date hereof) or any other depository institution insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1+ by Fitch, in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least (i) “AA” by S&P, (ii) “AA” and/or “F1+” (for securities) and/or “AAAmmf” (for money market funds), by Fitch and (iii) “Aa2” by Moody’s; provided, however, for the purposes of the Cash Management Bank, the definition of Eligible Institution shall have the meaning set forth in the Cash Management Agreement.

“Emergency Expenditures” shall mean expenses that are necessary in order (i) to avoid imminent bodily injury, harm or damage to individuals or the Property, (ii) to avoid the suspension of any necessary service to the Property, (iii) to avoid any right of any insurance carrier to disclaim coverage under any Policy, but only to the extent that there are insufficient funds in the Insurance Subaccount to pay for such expense, (iv) to comply with the requirements of Franchisor and a failure to comply would result in a default under the Franchise Agreement or (v) to comply with Legal Requirements (including Environmental Laws), and, in each such case, with respect to which it would be impractical, in Borrower’s reasonable judgment, under the circumstances, to obtain Lender’s prior written consent; provided that Borrower shall give Lender notice of such Emergency Expenditures as soon as practicable.

“Employee Plan” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code maintained by Borrower or Guarantor or any of their ERISA Affiliates or to which they contribute or have an obligation to contribute, or with respect to which they have any liability or obligation, whether through indemnity or otherwise.

“Environmental Report” shall mean that certain Phase I Environmental Site Assessment prepared by GRS Group and dated July 12, 2016.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is a member of the same controlled group of corporations or group of trades or businesses under common control with Borrower and/or Guarantor, or is treated as a single employer together with Borrower and/or Guarantor under Section 414 of the Code or Title IV of ERISA.

“ERISA Event” shall mean (a) the occurrence with respect to an Employee Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”) or regulation; (b) the application for a minimum funding waiver with respect to an Employee Plan; (c) the termination of an Employee Plan, pursuant to Section 4041(a)(2) of ERISA; (d) the conditions set forth in Section 430(k) of the Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of the Borrower or any of its ERISA Affiliates for failure to make a required payment to an Employee Plan are satisfied; (e) the termination of an Employee Plan by the PBGC pursuant to Section 4042 of ERISA, or the appointment of a trustee to administer, an Employee Plan; (f) any failure by any Employee Plan to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA, whether or not waived; (g) the determination that any Employee Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA, (h) the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA) or in “endangered” or “critical status” (within the meaning of Section 432 of the Code or Section 305 of ERISA) or (i) any event or condition which could reasonably be expected to result in liability to Borrower, Guarantor or any ERISA Affiliate with respect to Title IV of ERISA (whether directly or through indemnity or otherwise.)

“Exit Fee” shall mean with respect to any repayment or prepayment of Principal, an amount equal to one half of one percent (0.50%) of the amount of Principal being repaid or prepaid; provided, however, if the Loan is repaid with the proceeds of a mortgage loan from LoanCore, the Exit Fee that would otherwise be payable with respect to the portion of the Loan refinanced by LoanCore shall be waived, provided that LoanCore shall have no obligation to offer to provide such financing.

“FATCA” shall mean Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.

“FF&E Expenses” shall mean expenses that are for fixtures, furnishings, equipment, furniture, and other items of tangible personal property now or hereafter located in or on the Property or the Improvements or used in connection with the use, occupancy, operation and maintenance of all or any part of the hotel located on the Property, other than stocks of food and other supplies held for consumption in normal operation but including appliances, machinery, equipment, signs, artwork, office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, bars, restaurant, public rooms, health and recreational facilities, linens, dishware, all partitions, screens, awnings, shades, blinds, floor coverings, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; reservation system computer and related equipment; all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of, parking areas, walks, underground ways, truck ways, driveways, common areas, roadways, highways and streets; and the Vehicles (as defined in the USALI).

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.

“Force Majeure” shall mean any delay due to an act of God, governmental restriction, enemy action, terrorist act, war, civil commotion, storm, fire, casualty, strike, shortage of supplies or labor, work stoppage or other cause beyond the reasonable control of Borrower.

“Franchise Agreement” shall mean that certain Franchise Agreement on Change of Ownership, dated August 22, 2016, between Leasehold Borrower and current Franchisor pursuant to which Leasehold Borrower has the right to operate the hotel located on the Property under a name and/or hotel system controlled by such Franchisor.

“Franchisor” shall mean The Sheraton LLC, a Delaware limited liability company, or any other franchisor engaged in accordance with the terms and conditions of the Loan Documents.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise) now or hereafter in existence.

“Guarantor” shall mean Alan Kanders, an individual (“Kanders”), Raviraj Kiran Dave (“Dave”), an individual, and Condor Guarantor, or any other Person that now or hereafter guarantees any of Borrower’s obligations hereunder or any other Loan Document.

“Hotel Transactions” shall mean, collectively, (i) occupancy arrangements for customary hotel transactions in the ordinary course of Borrower’s business conducted at the hotel located at the Property, including nightly rentals (or licensing) of individual hotel rooms or suites, banquet room use and food and beverage services and (ii) informational or guest services which are terminable on one month’s notice or less without cause and without penalty or premium, including co-marketing, promotional services and outsourced services.

“Interest Period” shall mean (i) the period from the date hereof through the first day thereafter that is the 8th day of a calendar month (the “Initial Interest Period”) and (ii) each period thereafter from the 9th day of each calendar month through the 8th day of the following calendar month (even if such Interest Period extends beyond the Maturity Date). Notwithstanding the foregoing, if Lender exercises its right to change the Payment Date to a New Payment Date in accordance with Section 2.2.7 hereof, then from and after such election, each Interest Period shall be the period from the New Payment Date in each calendar month through the day in the next succeeding calendar month immediately preceding the New Payment Date in such calendar month.

“Interest Rate” shall mean the LIBOR Rate or, during the continuance of a Prime Rate Period, the Prime Rate, in each case, subject to Section 2.2.3 hereof (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate).

“Inventory” shall have the definition for same set forth in the UCC, including items which would be entered on a balance sheet under the line items for “Inventories” or “china, glassware, silver, linen and uniforms” under USALI.

“JV Agreement” shall mean that certain Limited Liability Company Agreement dated as of July 26, 2016 by and among TWC Spring Street Hotel LLC (“TWC Member”), TWC Spring Street Hotel Promote LLC and Supertel.

“Key Principal(s)” shall mean Kanders and Dave.

“Leases” shall mean all leases and other agreements or arrangements heretofore or hereafter entered into affecting the use, enjoyment or occupancy of, or the conduct of any activity upon or in, the Property or the Improvements, including any guarantees, extensions, renewals, modifications or amendments thereof and all additional remainders, reversions and other rights and estates appurtenant thereunder. As used herein and in the other Loan Documents, the term “Leases” shall not include the Operating Lease, service contracts or Hotel Transactions.

“Legal Requirements” shall mean statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including those regarding fire, health, handicapped access, sanitation, ecological, historic, zoning, environmental protection, wetlands and building laws and the Americans with Disabilities Act of 1990, Pub. L. No. 89-670, 104 Stat. 327 (1990), as amended, and all regulations promulgated pursuant thereto) affecting Borrower, any Loan Document or all or part of the Property or the construction, ownership, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instrument, either of record or known to Borrower, at any time in force affecting all or part of the Property.

“LIBOR” shall mean, with respect to any Interest Period, a floating interest rate per annum (expressed as a percentage per annum rounded upwards, if necessary, to the nearest one sixteenth (1/16th) of one percent (1%)) for deposits in U.S. Dollars for a one (1) month period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the related LIBOR Determination Date. If such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the applicable LIBOR Determination Date, Lender shall request the principal London office of any four (4) prime banks in the London interbank market selected by Lender to provide such banks’ quotations of the rates at which deposits in U.S. Dollars are offered by such banks at approximately 11:00 a.m., London time, to prime banks in the London interbank market for a one (1) month period commencing on the first day of the related Interest Period and in a principal amount that is representative for a single transaction in the relevant market at the relevant time. If at least two (2) such offered quotations are so provided, LIBOR will be the arithmetic mean of such quotations (expressed as a percentage and rounded upwards, if necessary, to the nearest one sixteenth (1/16th) of one percent (1%)). If fewer than two (2) such quotations are so provided, Lender will request major banks in New York City selected by Lender to quote such banks’ rates for loans in U.S. Dollars to leading European banks as of approximately 11:00 a.m., New York City time, on the applicable LIBOR Determination Date for a one (1) month period commencing on the first day of the related Interest Period and in an amount that is representative for a single transaction in the relevant market at the relevant time. If at least two (2) such rates are so provided, LIBOR will be the arithmetic mean of such rates (expressed as a percentage and rounded upwards, if necessary, to the nearest one sixteenth (1/16th) of one percent (1%)). If fewer than two (2) rates are so provided, then LIBOR will be LIBOR used to determine the LIBOR rate during the immediately preceding Interest Period. For purposes hereof: (i) “Eurodollar Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in the City of London, England are closed for interbank or foreign exchange transactions and (ii) “LIBOR Determination Date” shall mean, (a) with respect to the Initial Interest Period, the date which is two (2) Eurodollar Business Days prior to the date hereof and (b) with respect to any other Interest Period, the date which is two (2) Eurodollar Business Days prior to the fifteenth (15th) day of the calendar month occurring during such Interest Period. In no event shall LIBOR be less than one half of one percent (0.50%) per annum (the “LIBOR Floor”).

“LIBOR Rate” shall mean the sum of (i) LIBOR and (ii) the LIBOR Spread.

“LIBOR Spread” shall mean (i) five percent (5.00%) with respect to the Initial Term and the First Extension Term, (ii) five and one quarter of one percent (5.25%) with respect to the Second Extension Term, and (iii) five and one half of one percent (5.50%) with respect to the Third Extension Term.

“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, PACE Loan or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any part of the Property or any interest therein, or any direct or indirect interest in Borrower or Sole Member, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquor License Cooperation Agreement” shall mean that certain Cooperation Agreement Regarding Liquor License, dated as of even date herewith, by Borrower in favor of Lender.

“Loan Documents” shall mean this Agreement and all other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, including the following, each of which is dated as of the date hereof: (i) the Promissory Note or Promissory Notes made by Borrower to Lender in the aggregate principal amount equal to the Loan (the “Note”); (ii) the Fee and Leasehold Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement made by Borrower, in favor of Lender which covers the Property (the “Mortgage”); (iii) the Assignment of Leases and Rents from Borrower to Lender (the “Assignment of Leases and Rents”); (iv) the Assignment of Agreements, Licenses, Permits and Contracts from Borrower to Lender; (v) the Deposit Account Control Agreement (the “Clearing Account Agreement”) among Borrower, Lender, Manager and the Clearing Bank; (vi) the Cash Management Agreement (the “Cash Management Agreement”) among Borrower, Lender and the Cash Management Bank; (vii) the Guaranty of Recourse Obligations made by Guarantor (the “Guaranty”) for the benefit of Lender; (viii) the Interest Rate Cap Assignment and Security Agreement from Borrower to Lender; (ix) the Consent and Subordination of Manager from Manager to Lender (“Manager Consent”); and (x) the Liquor License Cooperation Agreement, as each of the foregoing may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time (including pursuant to Section 9.2 hereof).

“LoanCore” shall mean LoanCore Capital Credit REIT LLC, LoanCore Capital, LLC or any of their respective Affiliates.

“Major Contract” shall mean (i) any management, brokerage or leasing agreement, (ii) any Hotel Transaction relating to a reservation lasting for more than 60 days that is not cancellable on at least 10 days’ notice without requiring the payment of a termination fee and covering more than 25 rooms, (iii) any cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) of a material nature (materiality for these purposes to include contracts which extend beyond one year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind)), in either case, relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of the Property, whether written or oral or (iv) any management, brokerage, leasing, cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) that is between Borrower and an Affiliate of Borrower.

“Management Agreement” shall mean that certain Hotel Management Agreement dated as of August 22, 2016 between Leasehold Borrower and Manager, pursuant to which Manager is to manage the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with Section 5.12 hereof.

“Manager” shall mean Boast Hotel Management Company LLC, a Delaware limited liability company, or any successor, assignee or replacement manager appointed by Borrower in accordance with Section 5.12 hereof.

“Material Adverse Effect” shall mean a material adverse effect on (i) the Property, (ii) the business, profits, prospects, management, operations or condition (financial or otherwise) of Borrower, Guarantor, Key Principal or the Property, (iii) the enforceability, validity, perfection or priority of the lien of the Mortgage or the other Loan Documents, (iv) the ability of Borrower to perform its obligations under the Mortgage or the other Loan Documents, or (v) the ability of Guarantor to perform its obligations under the Guaranty.

“Material Alteration” shall mean (i) any individual alteration affecting (a) structural elements of the Property, (b) a roof of the Property (other than surface repairs to portions of the roof as opposed to replacements) or (c) any building system of the Property or (ii) any non-structural alteration the cost of which exceeds $500,000; provided, however, that in no event shall any of the following constitute a Material Alteration: (a) any Required Repairs, (b) any tenant improvement work performed pursuant to any Lease existing on the date hereof or entered into hereafter in accordance with the provisions of this Agreement, or (c) alterations performed as part of a Restoration.

“Maturity Date” shall mean the date on which the final payment of principal of the Note becomes due and payable as therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA which is subject to Title IV of ERISA, for which Borrower, Guarantor or any ERISA Affiliate has any obligation to make contributions or any obligation or liability (whether directly or through indemnity or otherwise).

“Net Operating Income” for any period, the net operating income of the Property determined by Lender in its sole but reasonable discretion, giving effect to USALI (to the extent not inconsistent with this definition), and on a cash basis of accounting, after (i) deducting therefrom (without duplication) (a) deposits to (but not withdrawals from) any reserves required under this Agreement, (b) any Rents from tenants operating under bankruptcy protection or from tenants that are not open for business (i.e., have “gone dark”), and (c) non-recurring extraordinary items of income, and (ii) making adjustments for market lease vacancies, leasing costs, capital items, FF&E Expenses or 4.0% of the annual Rents) and management fees (which shall be the greater of actual fees or 3.0% of the annual Rents).

“Officer’s Certificate” shall mean a certificate delivered to Lender which is signed by an authorized senior officer or authorized representative of the Person on behalf of whom the certificate is delivered, which officer or representative is most knowledgeable with respect to the subject matter set forth in the applicable Officer’s Certificate.

“Operating Lease” shall mean that certain Master Lease Agreement dated as of the date hereof between Fee Borrower and Leasehold Borrower.

“Operations Agreements” shall mean any covenants, restrictions, easements, declarations or agreements of record relating to the construction, operation or use of the Property, together with all amendments, modifications or supplements thereto.

“Option Agreement” shall mean that certain Option Agreement between Fee Borrower and DB Hotel Atlanta LLC, or its permitted successor or assigns (“Release Parcel Purchaser”) dated as of the date hereof.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“PACE Loan” shall mean (i) any “Property-Assessed Clean Energy loan” or (ii) any other indebtedness, without regard to the name given to such indebtedness, which is (a) incurred for improvements to the Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (b) repaid through multi-year assessments against the Property.

“Payment Date” shall mean the 9th day of each calendar month or, upon Lender’s exercise of its right to change the Payment Date in accordance with Section 2.2.7 hereof, the New Payment Date (in either case, if such day is not a Business Day, the Payment Date shall be the immediately preceding Business Day). The first Payment Date hereunder shall be October 9, 2016.

“Permitted Encumbrances” shall mean: (i) the Liens created by the Loan Documents; (ii) all Liens and other matters disclosed in the Title Insurance Policy; (iii) Liens, if any, for Real Estate Taxes or Other Charges not yet due and payable and not delinquent; (iv) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is bonded or discharged within sixty (60) days after Borrower first receives notice of such Lien and (v) such other title and survey exceptions as Lender approves in writing.

“Permitted Transfers” shall mean:

(i) a Lease entered into in accordance with the Loan Documents;

(ii) a Permitted Encumbrance;

(iii) a Transfer of the Release Parcel in accordance with the terms of the Option Agreement;

(iv) Hotel Transactions;

(v) provided that no Default or Event of Default shall then exist, a Transfer of a direct or indirect interest in Sole Member to any Person provided that:

(A) such Transfer shall not (y) cause the transferee (other than Key Principal(s)), together with its Affiliates, to acquire Control of Borrower or Sole Member or to increase its direct or indirect interest in Borrower or in Sole Member to an amount which equals or exceeds forty-nine percent (49%) or (z) result in Borrower or Sole Member no longer being Controlled by Key Principal(s);

(B) (1) prior to the occurrence of a Condor Change of Control Event, after giving effect to such Transfer, Key
Principal(s) shall continue to Control the day to day operations of Borrower and Key Principals shall continue to own (taken together with interests owned by a Key Principal’s immediate family members, partnerships or limited liability companies Controlled solely by one or more of such family members or trusts established for the benefit of such immediate family member(s)), collectively, at least seven and one half percent (7.5%) of all equity interests (direct or indirect) of Borrower (except in connection with the dilution of TWC Member’s interests pursuant to Article 9 of the JV Agreement); and (2) after the occurrence of a Condor Change of Control Event, after giving effect to such Transfer, Condor Guarantor shall continue to Control the day to day operations of Borrower and shall continue to own at least fifty percent (50%) of all equity interests (direct or indirect) of Borrower;

(C) if such Transfer would cause the transferee to increase its direct or indirect interest in Borrower or in Sole Member to an amount which equals or exceeds ten percent (10%), Lender shall have approved in its reasonable discretion such proposed transferee, which approval shall be based upon Lender’s satisfactory determination as to the reputable character and creditworthiness of such proposed transferee, as evidenced by credit and background checks performed by Lender and such other financial statements and other information reasonably requested by Lender;

(D) Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer not less than ten (10) days prior to the date of such Transfer (other than (i) a Transfer by devise or descent or by operation of law upon the death or as a result of the legal incapacity of a natural person of such Person’s interest in Borrower to the person or persons lawfully entitled thereto or (ii) a Transfer of a direct or indirect interest in SP Spring Hotel LLC and with respect to clause (D)(i) and (D)(ii), Borrower shall deliver written notice to Lender as soon as practicable thereafter; provided, however, no notice shall be required with respect to this clause (D)(ii) if such Transfer would not cause the transferee, together with its Affiliates and including all prior Transfers, to increase its direct or indirect interest in Borrower or in Sole Member to an amount which equals or exceeds ten percent (10%));

(E) the legal and financial structure of Borrower and its members and the single purpose nature and bankruptcy remoteness of Borrower and its members after such Transfer, shall satisfy Lender’s then current applicable underwriting criteria and requirements; or

(vi) provided that no Default or Event of Default shall then exist, a Transfer of any indirect interest in Borrower related to or in connection with the estate planning of such transferor to (1) an immediate family member of such interest holder (or to partnerships or limited liability companies Controlled solely by one or more of such family members) or (2) a trust established for the benefit of such immediate family member, provided that:

(A) if such Transfer would cause the transferee to increase its direct or indirect interest in Borrower to an amount which equals or exceeds ten percent (10%), Lender shall have approved in its reasonable discretion such proposed transferee, which approval shall be based upon Lender’s satisfactory determination as to the reputable character and creditworthiness of such proposed transferee, as evidenced by credit and background checks performed by Lender and such other financial statements and other information reasonably requested by Lender;

(B) Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer not less than twenty (20) days prior to the date of such Transfer;

(C) such Transfer shall not otherwise result in a change of Control of Borrower or change of the day to day management and operations of the Property; and

(D) the legal and financial structure of Borrower and its members and the single purpose nature and bankruptcy remoteness of Borrower and its members after such Transfer, shall satisfy Lender’s then current applicable underwriting criteria and requirements; or

(vii) The Transfer of direct or indirect interests (whether common stock, preferred stock or otherwise) in Condor Guarantor, so long as Condor Guarantor at all times (i) remains publicly traded on NASDAQ or any other national securities exchange, and (ii) qualifies as a real estate investment trust under Section 856 of the Internal Revenue Code of 1986, as amended; or

(viii) a Transfer of limited partnership interests in Supertel to any Person provided that:

(A) Condor Guarantor at all times shall own (directly or indirectly) all of the general partnership interests in Supertel and Condor Guarantor shall at all times Control Supertel;

(B) if such Transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in Borrower to an amount which equals or exceeds ten percent (10%), Borrower shall provide Lender with notice of such Transfer together with copies of all instruments effecting such Transfer not less than ten (10) days prior to the date of such Transfer and prior to such Transfer, Lender shall have received evidence that, or otherwise confirmed that, such transferee has never been indicted for or convicted of a Patriot Act Offense and is not on any Government List and the Transfer shall not otherwise breach any of the representations or covenants contained herein relating to ERISA, OFAC and Patriot Act matters;

(C) if such Transfer shall cause the transferee together with its Affiliates to acquire or to increase its direct or indirect interest in Borrower to an amount which equals or exceeds forty-nine percent (49%), to the extent that Lender determines that the pairings in the most recently delivered non-consolidation opinion with respect to the Loan no longer apply, Borrower shall deliver to Lender a new non-consolidation opinion in form and substance reasonably satisfactory to Lender and satisfactory to the applicable Rating Agencies;

(D) such Transfer shall not otherwise result in a change of Control of Borrower or change of the day to day management and operations of the Property; and

(E) the legal and financial structure of Borrower and its members and the single purpose nature and bankruptcy remoteness of Borrower and its members after such Transfer, shall satisfy Lender’s then current applicable underwriting criteria and requirements; or

(ix) A change of Control of Borrower pursuant to Section 6.10 or Article 13 of the JV Agreement or a Transfer of a direct or indirect interest in Borrower between TWC Member and Supertel pursuant to Article 13 of the JV Agreement (any of the foregoing, a “Condor Change of Control Event”), provided that:

(A) Condor Guarantor shall continue to own at least 50% of all equity interests (direct or indirect) of Borrower and shall Control the day to day operations of Borrower;

(B) The Property shall continue to be managed by the Manager as of the date hereof or a Qualified Manager shall be appointed in accordance with Section 5.12.2 hereof;

(C) the legal and financial structure of Borrower and its members and the single purpose nature and bankruptcy remoteness of Borrower and its members after such Transfer, shall satisfy Lender’s then current applicable underwriting criteria and requirements; and

(D) Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer not less than ten (10) days prior to the date of such Transfer; or

(x) a Transfer of any direct or indirect interest in Borrower that occurs by devise or bequest or by operation of law upon the death of a natural person that was the holder of such interest, provided that:

(A) if such Transfer would cause the transferee, together with its Affiliates, to acquire or to increase its direct or indirect interest in Borrower to an amount which equals or exceeds ten percent (10%) or to acquire direct or indirect Control of Borrower, (x) Borrower shall provide Lender with notice of such Transfer not less than thirty (30) days after the date of such Transfer and (y) Lender shall have approved in its reasonable discretion such proposed transferee, which approval shall be based upon Lender’s satisfactory determination as to the reputable character and creditworthiness of such proposed transferee, as evidenced by credit and background checks performed by Lender and such other financial statements and other information reasonably requested by Lender;

(B) Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer not less than sixty (60) days after the date of such Transfer;

(C) the legal and financial structure of Borrower and its members and the single purpose nature and bankruptcy remoteness of Borrower and its members after such Transfer, shall satisfy Lender’s then current applicable underwriting criteria and requirements;

(D) if such Transfer results in a change of Control of Borrower to a Person other than (x) a Key Principal (directly or indirectly) or (y) the estate of Key Principal (during the pendency of the settlement by the estate of Key Principal and if such Transfer occurs as a result of the death of Key Principal) (the “Key Principal Estate”): if such Transfer occurs (1) prior to the occurrence of a Securitization, such Transfer is approved by Lender in writing within thirty (30) days after any such Transfer, which approval shall not be unreasonably withheld or (2) from and after a Securitization, Borrower shall deliver a Rating Comfort Letter from each applicable Rating Agency within ninety (90) days after any such Transfer (or such longer time as may reasonably be necessary for Borrower to obtain the Rating Comfort Letters, provided Borrower is diligently pursuing same); and

(E) if such Transfer shall cause (x) a change of Control of Borrower or (y) the transferee together with its Affiliates to acquire or to increase its direct or indirect interest in Borrower to an amount which equals or exceeds forty-nine percent (49%), then, to the extent that Lender determines that the pairings in the most recently delivered non-consolidation opinion with respect to the Loan no longer apply or that an additional pairing(s) is needed to cover the transferee or any other Person not included in the most recently delivered non-consolidation opinion, Borrower shall deliver to Lender a non-consolidation opinion in form and substance reasonably satisfactory to Lender and the applicable Rating Agencies within thirty (30) days of Lender’s request for such non-consolidation opinion.

Notwithstanding anything to the contrary contained in this definition of “Permitted Transfer”, no Transfer shall be a Permitted Transfer unless such Transfer is made in compliance with the Franchise Agreement.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Physical Conditions Report” shall mean that certain Physical Condition Assessment, prepared by GRS Group and dated as of July 7, 2016.

“PIP” shall mean any property improvement plan that is issued in connection with any Franchise Agreement.

“PIP Costs” shall mean the anticipated total amount required to complete any PIP, as determined by Lender in its reasonable discretion.

“PIP Sweep Period” shall (i) commence upon the receipt by Borrower of a notice from Franchisor which provides that a PIP has been issued for the Property (a “PIP Notice”) and (ii) shall end upon Lender’s determination that funds on deposit in the PIP Reserve Subaccount are expected to be sufficient to pay for all PIP Work. Notwithstanding the foregoing, a PIP Sweep Period shall not commence if Borrower deposits the PIP Costs into the PIP Reserve Subaccount within five (5) Business Days after Borrower’s receipt of a PIP Notice.

“Plan” shall mean an employee benefit or other plan established or maintained by Borrower, Guarantor or any ERISA Affiliate or to which Borrower, Guarantor or any ERISA Affiliate makes or is obligated to make contributions and which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

“Pooling and Servicing Agreement” shall mean any pooling and servicing agreement or similar agreement entered into as a result of a Secondary Market Transaction.

“Prime Rate” shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime Rate,” Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Period” shall mean the period commencing on the expiration of the Interest Period in effect at the time of the delivery of a LIBOR Notice pursuant to Section 2.2.3 and ending on the earlier to occur of the Maturity Date or such date upon which the conditions which gave rise to the delivery of such LIBOR Notice, shall no longer exist.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (i) LIBOR plus the LIBOR Spread on the date LIBOR was last applicable to the Loan and (ii) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Principal” shall mean the unpaid principal balance of the Loan at the time in question.

“Property” shall mean the parcel of real property and Improvements thereon owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such real property and Improvements, and all other collateral for the Loan as more particularly described in the Granting Clauses of the Mortgage and referred to therein as the Deeded Property. The Property is located in Atlanta, Georgia.

“Qualified Manager” shall mean a property manager of the Property which (i) is a reputable, nationally or regionally recognized hotel management company having at least five (5) years’ experience in the management of similar type hotels in the United States, (ii) at the time of its engagement as property manager of the Property manages, and for the five (5) year period immediately preceding such engagement managed, at least ten (10) hotels of a size, quality, level of service and class similar to the Property, consisting of not fewer than 1,000 hotel rooms, and (iii) is not and has not been the subject of a bankruptcy or similar insolvency proceeding.

“Qualified Transferee” shall mean a transferee for whom, prior to the Transfer, Lender shall have received evidence that the proposed transferee (1) has never been indicted or convicted of, or pled guilty or no contest to, a felony, (2) has never been indicted or convicted for, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List, (3) has never been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding and (4) has no material outstanding judgments or litigations or regulatory actions continuing or threatened against such proposed transferee or its interests.

“Rating Agency” shall mean, prior to the final Securitization of the Loan (or if a Securitization has not occurred), each of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), Fitch, Inc., a division of Fitch Ratings Ltd. (“Fitch”), DBRS, Inc., Morningstar, Inc., Kroll Bond Rating Agency or any other nationally-recognized statistical rating organization which has been designated by Lender, and after the final Securitization of the Loan, any of the foregoing that have rated any of the securities issued in connection with the Securitization.

“Rating Comfort Letter” shall mean a letter issued by each of the applicable Rating Agencies which confirms that the taking of the action referenced to therein will not result in any qualification, withdrawal or downgrading of any existing ratings of Securities created in a Secondary Market Transaction.

“Regulatory Change” shall mean any change effective after the date of this Agreement in any statute, treaty, rule, regulation, ordinance, executive order or administrative or judicial precedents or authorities (including Regulation D of the Board of Governors of the Federal Reserve System of the United States (or any successor)) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including any Lender, of or under any statute, treaty, rule, regulation, ordinance, executive order or administrative or judicial precedents or authorities (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by Lender with any request or directive regarding capital adequacy. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Release Parcel” shall mean that certain portion of the Property indicated on Schedule 3 hereto, which may be released pursuant to Section 2.4.2 hereof.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager or any of their agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, parking charges, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, Manager or any of their agents or employees, or any operator or manager of the hotel or the commercial space located in the Improvements at the Property or acquired from others (including from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales, and proceeds, if any, from business interruption or other loss of income insurance.

“Restoration Threshold” shall mean an amount equal to $750,000.

“Routine Hazardous Substances” shall mean Hazardous Substances which are used in connection with the normal use and operation of the Property for its uses permitted hereunder and in compliance in all material respects and at all times with all Environmental Laws.

“Servicer” shall mean a servicer selected by Lender to service the Loan, including any “master servicer” or “special servicer” appointed under the terms of any Pooling and Servicing Agreement.

“Sole Member” shall mean Spring Street Hotel Property II LLC (“Fee Sole Member”), the sole member of Fee Borrower, and Spring Street Hotel OpCo II LLC (“Leasehold Sole Member”), the sole member of Leasehold Borrower, each a Delaware limited liability company; provided, however, that each reference to “Sole Member” hereunder and in the other Loan Documents shall mean each of Fee Sole Member and Leasehold Sole Member, individually, and both Fee Sole Member and Leasehold Sole Member, collectively.

“Spread Maintenance Date” shall mean the 18th Payment Date after the closing of the Loan.

“Spread Maintenance Premium” shall mean with respect to any payment or prepayment of Principal (or acceleration of the Loan) prior to the Spread Maintenance Date, an amount equal to the product of the following: (i) the amount of such prepayment (or the amount of Principal so accelerated), multiplied by (ii) the sum of (a) the difference between (A) the Interest Rate and (B) LIBOR plus (b) the positive difference, if any, between (A) the LIBOR Floor minus (B) 0.51244%, multiplied by (iii) a fraction (expressed as a percentage) having a numerator equal to the number of days from the commencement of the next succeeding Interest Period (which may also be the prepayment date) through and including the end of the Interest Period at the First Extended Maturity Date (whether or not the extension option is exercised pursuant to Section 2.8 hereof) and a denominator equal to 360.

“State” shall mean the state in which the Property is located.

“Stated Maturity Date” shall mean September 9, 2018, as the same may be extended pursuant to Section 2.8 hereof, and as such date may be changed in accordance with Section 2.2.7 hereof. The period of time from and after the date hereof up to and including the originally scheduled Stated Maturity Date is referred to herein as the “Initial Term”.

“Supertel” shall mean Supertel Limited Partnership, a Virginia limited partnership.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Taxes” shall mean all (i) real estate taxes, assessments, water rates or sewer rents, maintenance charges, impositions, vault charges and license fees (“Real Estate Taxes”), or (ii) personal property taxes, in each case, now or hereafter levied or assessed or imposed against all or part of the Property. In no event shall any PACE Loan be considered a Tax for purposes of this Agreement.

“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt.

“Title Insurance Policy” shall mean the ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the Lien of the Mortgage.

“Transfer” shall mean:

(i) any sale, conveyance, transfer, encumbrance, pledge, hypothecation, lease or assignment, or the entry into any agreement to sell, convey, transfer, encumber, pledge, hypothecate, lease or assign, whether by law or otherwise, of, on, in or affecting (a) all or part of the Property (including any legal or beneficial direct or indirect interest therein), (b) any direct or indirect interest in Borrower (including any profit interest), or (c) any direct or indirect interest in Sole Member;

(ii) entering into or subjecting the Property to a PACE Loan; or

(iii) any change of Control of Borrower or Sole Member.

For purposes hereof, a Transfer of an interest in Borrower or Sole Member shall be deemed to include (y) if Borrower or Sole Member or the controlling shareholder of Borrower or Sole Member is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock in one or a series of transactions by which an aggregate of more than ten percent (10%) of such corporation’s stock shall be vested in a party or parties who are not now stockholders or any change in the control of such corporation and (z) if Borrower, Sole Member or controlling shareholder of Borrower or Sole Member is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member.

“UCC” shall mean the Uniform Commercial Code as in effect in the State or the state in which any of the Cash Management System Accounts are located, as the case may be.

“USALI” shall mean the Uniform System of Accounts for the Lodging Industry, current edition.

“Welfare Plan” shall mean an employee welfare benefit plan, as defined in Section 3(1) of ERISA.

1.2 Index of Other Definitions. The following terms are defined in the sections or Loan Documents indicated below:

“Acceptable Blanket Policy” -  7.1.2

“Acceptable Counterparty” - 2.6.1

“Acceptable SMBC Credit Support Party” - 1.1 (Definition of Acceptable Counterparty)

“Additional Operating Expense” - 6.3.7(a)

“Annual Budget” - 6.3.6

“Applicable Taxes” - 2.2.4

“Approved Additional Operating Expense” - 6.3.7(a)

“Approved Annual Budget” - 6.3.6

“Approved Capital Expense/FF&E Budget” - 6.3.6

“Approved Operating Budget” - 6.3.6

“Assignment of Leases and Rents” - 1.1 (Definition of Loan Documents)

“Award” - 7.3.2

“Bankruptcy Proceeding” - 4.7

“Borrower’s Recourse Liabilities” - 10.1

“Capital/FF&E Expense Reserve Subaccount” - 3.4

“Cash Collateral Subaccount” - 3.11

“Cash Management Account” - 3.1

“Cash Management System Accounts” - 3.14

“Cash Management Agreement” - 1.1 (Definition of Loan Documents)

“Casualty” - 7.2.1

“Casualty/Condemnation Prepayment” - 2.3.2

“Casualty/Condemnation Subaccount” - 3.9

“Cause” - Schedule 5

“Clearing Account” - 3.1

“Clearing Account Agreement” - 1.1 (Definition of Loan Documents)

“Clearing Bank” - 3.1

“Condemnation” - 7.3.1

“Consumer Price Index” - 7.1.1

“Delaware Act” - Schedule 5

“Disclosure Document” - 9.1.2

“Easements” - 4.14

“Embargoed Person” - 5.31(c)

“Environmental Laws” - 4.21

“Equipment” - Mortgage

“Eurodollar Business Day” - 1.1 (Definition of LIBOR)

“Event of Default” - 8.1

“Exchange Act” - 9.1.2

“Extension Period” -  2.8

“First Extended Maturity Date” - 2.8

“First Extension Term” - 2.8

“Fitch” - 1.1 (Definition of Rating Agency)

“Government Lists” - 5.31

“Guaranty” - 1.1 (Definition of Loan Documents)

“Hazardous Substances” -  4.21

“Improvements” - Mortgage

“Indemnified Liabilities” - 5.30

“Indemnified Party” - 5.30

“Independent Director” - Schedule 5

“Initial Interest Period” - 1.1 (Definition of Interest Period)

“Initial Term”  -  1.1 (Definition of Stated Maturity Date)

“Insurance Premiums” - 7.1.2

“Insurance Subaccount” - 3.4

“Insured Casualty” - 7.2.2

“Intellectual Property” - 4.28

“Interest Rate Protection Agreement” - 2.6.1

“Issuer” - 9.1.3

“Late Payment Charge” - 2.5.3

“Lender Group” - 9.1.3

“Lender’s Consultant” - 5.8.1

“Liabilities” - 9.1.3

“LIBOR Determination Date” - 1.1 (Definition of LIBOR)

“LIBOR Notice” - 2.2.3

“Licenses” - 4.11

“Loan” - 2.1

“Manager Consent” - 1.1 (Definition of Loan Documents)

“Moody’s” - 1.1 (Definition of Rating Agency)

“Mortgage” - 1.1 (Definition of Loan Documents)

“Nationally Recognized Service Company” - Schedule 5

“New Payment Date” - 2.2.7

“Note” - 1.1 (Definition of Loan Documents)

“Notice” - 6.1

“O & M Program” - 5.8.3

“OFAC” - 5.31

“Operating Expense Subaccount” - 3.6

“Patriot Act” - 5.31

“Patriot Act Offense” - 5.31

“Permitted Equipment Financing” - 5.22

“Permitted Indebtedness” - 5.22

“Permitted Investments” - Cash Management Agreement

“PIP Funds” - 3.6

“PIP Reserve Subaccount” - 3.6

“PIP Work” - 3.6

“Policies” - 7.1.2

“Proceeds” - 7.2.2

“Provided Information” - 9.1.1

“Qualified Carrier” - 7.1.1

“Real Estate Taxes” - 1.1 (Definition of Taxes)

“Register” - 10.21(b)

“Registration Statement” - 9.1.3

“Remaining Property” - 2.4.2

“Remedial Work” - 5.8.2

“Rent Roll” - 4.16

“Required Records” - 6.3.9

“Required Repairs” - 3.2.1

“Required Repairs Subaccount” - 3.2.2

“Restoration” - 7.4.1

“Review Waiver” - 10.5

“S&P” - 1.1 (Definition of Rating Agency)

“Second Extended Maturity Date” - 2.8

“Second Extension Term” - 2.8

“Secondary Market Transaction” - 9.1.1

“Securities” - 9.1.1

“Securities Act” - 9.1.2

“Securitization” - 9.1.1

“Security Deposit Subaccount” - 3.10

“Servicing Agreement” - 10.3

“Significant Casualty” - 7.2.2

“Single Member Bankruptcy Remote LLC” - Schedule 5

“Special Member”- Schedule 5

“Special Purpose Bankruptcy Remote Entity” - 5.13

“Springing Recourse Event” - 10.1

“Subaccounts” - 3.1

“Subject Person” - 1.1 (Definition of Affiliate)

“Tax Subaccount” - 3.3

“Third Extended Maturity Date” - 2.8

“Third Extension Term”  -  2.8

“Toxic Mold” - 4.21

“Underwriter Group” - 9.1.3

“Underwriters” - 9.1.3

1.3 Principles of Construction. Unless otherwise specified, (i) all references to sections and schedules are to those in this Agreement, (ii) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision, (iii) all definitions are equally applicable to the singular and plural forms of the terms defined, (iv) the word “including” means “including but not limited to,” and (v) accounting terms not specifically defined herein shall be construed in accordance with GAAP.

2.	GENERAL LOAN TERMS

2.1 The Loan. Subject to and upon the terms and conditions set forth herein, Lender is making a loan (the “Loan”) to Borrower on the date hereof, in the original principal amount of $33,750,000, which shall mature on the Stated Maturity Date. Borrower acknowledges receipt of the Loan, the proceeds of which are being and shall be used to (i) acquire the Property,

(ii) fund certain of the Subaccounts, and (iii) pay transaction costs. Any excess proceeds may be used for any lawful purpose. Borrower shall receive only one borrowing hereunder in respect of the Loan and no amount repaid in respect of the Loan may be reborrowed. The Loan shall be evidenced by the Note and shall be repaid in accordance with the terms of this Agreement, the Note and the other Loan Documents.

2.2 Interest; Monthly Payments.

2.2.1 Generally. From and after the date hereof, interest on the unpaid Principal shall accrue at the Interest Rate and be due and payable as hereinafter provided. On the date hereof, Borrower shall pay interest on the unpaid Principal at the Interest Rate from the date hereof through and including September 8, 2016. On October 9, 2016 and each Payment Date thereafter through and including the Maturity Date, Borrower shall pay interest on the unpaid Principal which has accrued through the last day of the Interest Period immediately preceding such Payment Date. All accrued and unpaid interest and unpaid Principal shall be due and payable on the Maturity Date. If the Loan is repaid on any date other than on a Payment Date (whether prior to or after the Stated Maturity Date), Borrower shall also pay interest that would have accrued on such repaid Principal at the Interest Rate through and including the last day of the Interest Period in which such payment is made.

2.2.2 Default Rate. After the occurrence and during the continuance of an Event of Default, the entire unpaid Debt shall bear interest at the Default Rate, calculated from the date such payment was due or such underlying Default shall have occurred without regard to any grace or cure periods contained herein, and shall be payable upon demand from time to time, to the extent permitted by applicable law.

2.2.3 Unavailability or Illegality of LIBOR. If, at any time, Lender determines (which determination shall be conclusive and binding upon Borrower absent manifest error) that (a) Dollar deposits in an amount approximately equal to the then outstanding principal amount of the Loan are not generally available at such time in the London interbank Eurodollar market for deposits in Eurodollars, (b) reasonable means do not exist for ascertaining LIBOR, (c) the LIBOR Rate would be in excess of the maximum interest rate that Borrower may by law pay or (d) it shall become illegal for Lender to maintain the Loan on the basis of the LIBOR Rate, Lender shall promptly give notice of such fact to Borrower together with a reasonable explanation of such determination (a “LIBOR Notice”), and upon and from the expiration of the then-current Interest Period, the Interest Rate shall be the rate equal to Prime Rate plus the Prime Rate Spread until the Maturity Date or such earlier date that the conditions referred to in this Section 2.2.3 no longer exist (as determined by Lender, Lender agreeing to give prompt notice to Borrower if such conditions no longer exist).

2.2.4 Taxes.

(a) Any and all payments by Borrower hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender’s income, and franchise taxes imposed on Lender by the law or regulation of any Governmental Authority (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to in this Section 2.2.4 as “Applicable Taxes”). If Borrower shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply: (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.2.4), Lender receives an amount equal to the sum it would have received had no such deductions been made; (ii) Borrower shall make such deductions; and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Payments pursuant to this Section 2.2.4 shall be made within ten (10) days after the date Lender makes written demand therefor.

(b) Prior to the date that any lender organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such lender shall deliver to Borrower such certificates, documents or other evidence, as required by the IRS Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such lender establishing that payments to it the Loan Documents are (i) not subject to United States federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code. Each such lender shall (A) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to Borrower and (B) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by Borrower. If a payment made to a lender under or in respect of this Agreement or any other Loan Document would be subject to United States federal withholding tax imposed by FATCA and such lender fails to comply with the applicable reporting requirements of FATCA, such lender shall deliver (y) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller, and (z) other documentation reasonably requested by Borrower sufficient for Borrower to comply with its obligations under FATCA and to determine that such lender has complied with such applicable reporting requirements. Borrower shall not be required to pay any amount pursuant to Section 2.2.4(a) hereof to any lender that is organized under the laws of a jurisdiction outside of the United States of America if such lender fails to comply with the requirements of this Section 2.2.4(b). Borrower will not be required to pay any additional amounts in respect of United States federal income tax pursuant to Section 2.2.4(a) hereof to any lender if the obligation to pay such additional amounts would not have arisen but for a failure by lender to comply with its obligations under this Section 2.2.4(b).

2.2.5 Change in Law; Additional Costs. If any Regulatory Change or any other change in the interpretation or application of any requirement of law, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority shall hereafter:

(a) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(b) have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(c) impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as reasonably determined by Lender, provided that such demand by Lender shall apply to all loans similarly affected by such change. Payments pursuant to this Section 2.2.5 shall be made within ten (10) days after the date Lender makes written demand therefor. Borrower’s obligations under this Section 2.2.5 shall survive the payment of the Debt for a period of three (3) months.

2.2.6 Breakage Indemnity. Borrower shall indemnify Lender against any loss or expense which Lender may actually sustain or incur in liquidating or redeploying deposits from third parties acquired to effect or maintain the Loan or any part thereof as a consequence of (i) any payment or prepayment of the Loan or any portion thereof made on a date other than a Payment Date, (ii) any payment or prepayment of the Loan or any portion thereof made on a date that is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, (iii) any default in payment or prepayment of the Principal or any part thereof or interest accrued thereon, as and when due and payable (at the date thereof or otherwise, and whether by acceleration or otherwise) and/or (iv) the occurrence of a Prime Rate Period. Lender shall deliver to Borrower a statement for any such sums which it is entitled to receive pursuant to this Section 2.2.6, which statement shall be binding and conclusive absent manifest error. Borrower’s obligations under this Section 2.2.6 are in addition to Borrower’s obligations to pay any Exit Fee and Spread Maintenance Premium applicable to a payment or prepayment of Principal and shall survive the payment of the Debt.

2.2.7 New Payment Date. Lender shall have the right, to be exercised not more than once during the term of the Loan, to change the Payment Date to a date other than the ninth (9th) day of each month, but such date shall not be earlier than the seventh (7th) day of each month (a “New Payment Date”), on thirty (30) days’ written notice to Borrower; provided, however, that any such change in the Payment Date: (a) shall not modify the amount of regularly scheduled monthly principal and interest payments, except that the first payment of principal and interest payable on the New Payment Date shall be accompanied by interest at the interest rate herein provided for the period from the Payment Date in the month in which the New Payment Date first occurs to the New Payment Date, and (b) shall change the Stated Maturity Date to the New Payment Date occurring in the month set forth in the definition of Stated Maturity Date.

2.3 Loan Repayment.

2.3.1 Repayment. Borrower shall pay to Lender on the Maturity Date the entire outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due and owing under the Loan Documents, including all interest that would accrue on the outstanding principal balance of the Loan through and including the end of the Interest Period in which the Maturity Date occurs (even if such Interest Period extends beyond the Maturity Date). Borrower shall have no right to prepay all or any portion of the Principal except in accordance with Sections 2.3.2 and 2.3.3 hereof. Except during the continuance of an Event of Default, all proceeds of any repayment, including any prepayments of the Loan, shall be applied by Lender as follows in the following order of priority: First, accrued and unpaid interest at the Interest Rate; Second, to Principal; and Third, to the Exit Fee and any other amounts then due and owing under the Loan Documents, including the Spread Maintenance Premium (if such repayment or prepayment occurs prior to the Spread Maintenance Date). If prior to the Stated Maturity Date the Debt is accelerated by reason of an Event of Default, then Lender shall be entitled to receive, in addition to the unpaid Principal and accrued interest and other sums due under the Loan Documents, an amount equal to the Spread Maintenance Premium and Exit Fee applicable to such Principal so accelerated. During the continuance of an Event of Default, all proceeds of repayment, including any payment or recovery on the Property (whether through foreclosure, deed-in-lieu of foreclosure, or otherwise) shall, unless otherwise provided in the Loan Documents, be applied in such order and in such manner as Lender shall elect.

2.3.2 Mandatory Prepayments. The Loan is subject to mandatory prepayment in certain instances of Insured Casualty or Condemnation (each a “Casualty/Condemnation Prepayment”), in the manner and to the extent set forth in Section 7.4.2 hereof. Each Casualty/Condemnation Prepayment, after deducting Lender’s out-of-pocket unaffiliated third party costs and expenses (including reasonable attorneys’ fees and expenses) in connection with the settlement or collection of the Proceeds or Award, shall be applied in the same manner as repayments under Section 2.3.1 hereof, and if such Casualty/Condemnation Prepayment is made on any date other than a Payment Date, then such Casualty/Condemnation Prepayment shall include interest that would have accrued on the Principal prepaid through and including the last day of the Interest Period in which such payment is made. Provided that no Event of Default is continuing, any such mandatory prepayment under this Section 2.3.2 shall be without the payment of the Spread Maintenance Premium, but subject to the payment of the Exit Fee. Notwithstanding anything to the contrary contained herein, each Casualty/Condemnation Prepayment shall be applied in inverse order of maturity and shall not extend or postpone the due dates of the monthly installments due under the Note or this Agreement, or change the amounts of such installments.

2.3.3 Optional Prepayments. Provided no Event of Default has occurred and is continuing, Borrower shall have the right to prepay the Loan in whole (but not in part) on any Payment Date provided that Borrower gives Lender at least thirty (30) days prior written notice thereof and such prepayment is accompanied by (a) the Spread Maintenance Premium applicable thereto (if such prepayment occurs prior to the Spread Maintenance Date) and (b) the Exit Fee applicable thereto. If any such prepayment is not made on a Payment Date, Borrower shall also pay interest that would have accrued on such prepaid Principal through and including the last day of the Interest Period in which such payment is made.

2.3.4 Prepayments; Generally. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document (a) no prepayment shall be permitted on any date during the period commencing on the first calendar day immediately following a Payment Date to, but not including, the LIBOR Determination Date in such calendar month, unless consented to by Lender, (b) regardless of whether any prepayment is made on a Payment Date or a date that is not a Payment Date (but subject to the restrictions set forth in foregoing clause (a) and any other prepayment restrictions and conditions set forth in the Loan Documents), in connection with such prepayment Borrower shall pay to Lender, simultaneously with such prepayment, all interest on the principal balance of the Loan then being prepaid which would have accrued through and including the last day of such Interest Period then in effect notwithstanding that such Interest Period extends beyond the prepayment date and (c) if any prepayment is made on or after the LIBOR Determination Date in any calendar month and prior to the first day of the Interest Period that commences in such calendar month, Borrower shall also pay to Lender in connection with such prepayment all interest on the Principal then being prepaid which would have accrued through the end of the next succeeding Interest Period. Any prepayment received by Lender on a date other than a Payment Date shall be held by Lender as collateral security for the Loan and shall be applied to the Debt on the next Payment Date.

2.4 Release of Property.

2.4.1 Release Upon Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance herewith, release or, if requested by Borrower, assign to Borrower’s designee (without any representation or warranty by and without any recourse against Lender whatsoever) the Lien of the Loan Documents if not theretofore released. In connection with the release or assignment of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the date of repayment (or such shorter time as is acceptable to Lender), a release or assignment of Lien (and related Loan Documents) for execution by Lender. Such release or assignment shall be in a form appropriate in the jurisdiction in which the Property is located and contain standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (a) is in compliance with all Legal Requirements, and (b) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release or assignment of the Lien of the Mortgage, including Lender’s reasonable attorneys’ fees.

2.4.2 Release of Release Parcel On any Payment Date, Borrower may obtain the release of the Release Parcel from the Lien of the Mortgage (and related Loan Documents) solely in connection with the exercise of the purchase option by Release Parcel Purchaser pursuant to and in accordance with the Option Agreement, provided each of the following conditions are satisfied:

(a) After giving effect to the release, Borrower shall continue to be a Special Purpose bankruptcy Remote Entity;

(b) The Release Parcel is a legally subdivided parcel from the Property and is on a separate tax lot from the Property or is subject to a condominium regime (and Lender shall reasonably cooperate in such separation in anticipation of or in connection with such release);

(c) The conveyance of the Release Parcel does not (1) violate the Option Agreement, (2) cause any portion of the portion of the Property continuing to be subject to the Lien of the Loan Documents after such release (the “Remaining Property”) to be in violation of any Legal Requirements, (3) create any Liens on the Remaining Property, except for utility access, parking and other easements necessary for infrastructure that benefit or are necessary for the Release Parcel or (4) violate the terms of any document or instrument relating to the Property, including any Lease or any Permitted Encumbrance;

(d) The Purchase Price delivered to Fee Borrower by Release Parcel Purchaser shall be retained by Fee Borrower, unless a Cash Management Period is continuing, in which event such funds shall be applied in accordance with Section 3.12(a) hereof;

(e) Borrower shall submit to Lender, not less than ten (10) days prior to the date of such release:

(i) the proposed form of partial release of Lien documentation for the Release Parcel (for execution by Lender) in a form appropriate in the State and satisfactory to Lender in its reasonable discretion;

(ii) unless such an easement already exists of record, and provided that there are shared facilities, access or parking, a proposed form of easement agreement(s) or similar agreement(s) between Borrower and the transferee of the Release Parcel, in form and substance satisfactory to Lender in its reasonable discretion, pursuant to which Borrower shall receive and grant such easements, and the right to enforce such restrictive covenants, over the Release Parcel and the Remaining Property that are reasonably required for the continued use and operation of the Remaining Property and Release Parcel;

(iii) an updated zoning report or other evidence reasonably satisfactory to Lender that (1) the Release Parcel and the Remaining Property constitute separate and distinct tax lots, (2) the Remaining Property complies with all zoning laws and all other Legal Requirements (including parking requirements), (3) all of the Licenses, including all of the then existing certificates of occupancy, with respect to the Remaining Property shall remain in full force and effect after the conveyance of the Release Parcel and (4) from and after the date of the release, no portion of the Remaining Property shall with respect to any contractual requirement or Legal Requirement (including zoning approvals, building code violations and parking requirements) be materially adversely affected in any manner by any contractual requirement or Legal Requirement affecting the Release Parcel to be released or, unless covered by the easement or similar agreement(s) referred to in subclause (g)(ii) above (including, the CCE&R Agreement referenced in Section 2.10 of the Option Agreement), otherwise be dependent on or otherwise linked or connected to the Release Parcel; and

(iv) an Officer’s Certificate certifying that such documentation (A) is in compliance with all Legal Requirements, and (B) is in compliance with all requirements of the Loan Documents;

(f) Borrower shall deliver to Lender (i) concurrently with such release, fully executed copies of all transfer and easement or other documents related to such release (including those required pursuant to clause (f) above) and an original of the estoppel required pursuant to subclause (f)(iv) above and (ii) following recordation of any of such documents, copies of such recorded documents;

(g) Borrower and Guarantor shall execute and deliver such documents as Lender may reasonably request to confirm the continued validity of the Loan Documents and the Liens thereof relative to the Remaining Property; and

(h) Borrowers shall have paid to Lender all out-of-pocket unaffiliated third party costs and expenses (including reasonable attorneys’ fees) incurred by Lender in connection with such release of the Release Parcel from the Lien of the Loan Documents.

2.5 Payments and Computations.

2.5.1 Making of Payments. Each payment by Borrower shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 11:00 a.m., New York City time, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Whenever any such payment shall be stated to be due on a day that is not a Business Day, such payment shall be made on the immediately preceding Business Day (notwithstanding such adjustment of due dates, Borrower shall not be entitled to any deduction of interest due under this Agreement, the Note or any of the other Loan Documents). All such payments shall be made irrespective of, and without any deduction, set-off or counterclaim whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement thereof, including reasonable attorneys’ fees and court costs.

2.5.2 Computations. Interest payable under the Loan Documents shall be computed on the basis of the actual number of days elapsed over a 360-day year.

2.5.3 Late Payment Charge. If any Principal, interest or other sum due under any Loan Document is not paid by Borrower on the date on which it is due (other than the balloon payment of Principal due on the Maturity Date or upon acceleration of the Loan), Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law (the “Late Payment Charge”), in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment; provided, however, notwithstanding the foregoing, Lender agrees to give a one-time notice to Borrower with respect to the first such failure and the Late Payment Charge shall not apply until five (5) days after delivery of such notice (and no further notices shall be required during the term with respect to any subsequent failure). Such amount shall be secured by the Loan Documents.

2.6 Interest Rate Protection Agreements.

2.6.1 Interest Rate Protection Agreement. As of the date hereof, Borrower has entered into, made all payments required under, and satisfied all conditions precedent to the effectiveness of an interest rate protection agreement that satisfies all of the following conditions (such interest rate protection agreement together with (i) any extension thereof or (ii) any other interest rate protection agreement entered into pursuant to Section 2.8 hereof, being referred to herein as the “Interest Rate Protection Agreement”):

(a) the Interest Rate Protection Agreement (i) is with an Acceptable Counterparty, (ii) has a term ending no earlier than the Stated Maturity Date, (iii) is an interest rate cap in respect of a notional amount not less than the maximum principal amount of the Loan that shall have the effect of capping LIBOR at three percent (3.00%) per annum and (iv) provides that the only obligation of Borrower thereunder is the making of a single payment upon the execution and delivery thereof.

(b) Borrower’s interest in such Interest Rate Protection Agreement has been assigned to Lender pursuant to documentation satisfactory to Lender in form and substance, and the counterparty to such Interest Rate Protection Agreement has executed and delivered to Lender an acknowledgment of such assignment, which acknowledgment includes such counterparty’s agreement to pay directly into the Clearing Account all sums payable by such counterparty pursuant to the Interest Rate Protection Agreement and shall otherwise be satisfactory to Lender in form and substance.

(c) In connection with an Interest Rate Protection Agreement, Borrower shall obtain and deliver to Lender an opinion of counsel from counsel (in-house or independent) for the issuer of the Interest Rate Protection Agreement (upon which Lender and its successors and assigns may rely) which shall provide in relevant part, that: (i) the issuer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Protection Agreement; (ii) the execution and delivery of the Interest Rate Protection Agreement by the issuer, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property; (iii) all consents, authorizations and approvals required for the execution and delivery by the issuer of the Interest Rate Protection Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any Governmental Authority or regulatory body is required for such execution, delivery or performance; and (iv) the Interest Rate Protection Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, has been duly executed and delivered by the issuer and constitutes the legal, valid and binding obligation of the issuer, enforceable against the issuer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(d) In the event of any downgrade, withdrawal or qualification of the rating of the issuer of the Interest Rate Protection Agreement such that it ceases to qualify as an “Acceptable Counterparty”, Borrower shall either (i) replace (or cause the cap provider to replace) the Interest Rate Protection Agreement with a replacement Interest Rate Protection Agreement from an Acceptable Counterparty (with terms identical to the Interest Rate Protection Agreement being replaced, or otherwise approved by Lender in its reasonable discretion and the Rating Agencies) or (ii) if a guaranty was delivered in connection with the Interest Rate Protection Agreement from an Acceptable Counterparty at closing, cause the issuer to provide a replacement guaranty of its obligations under the Interest Rate Protection Agreement from another Acceptable Counterparty not later than thirty (30) days following receipt of notice from Lender or the Servicer of such downgrade, withdrawal or qualification, unless within such period the issuer is deemed to again be an Acceptable Counterparty.

2.6.2 Execution of Documents. Borrower shall promptly execute and deliver to the counterparty of the Interest Rate Protection Agreement such confirmations and agreements as may be requested by such counterparty in connection with such Interest Rate Protection Agreement.

2.6.3 No Obligation of Lender. Borrower agrees that Lender shall not have any obligation, duty or responsibility to Borrower or any other Person by reason of, or in connection with, any Interest Rate Protection Agreement (including any duty to provide or arrange any Interest Rate Protection Agreement, to consent to any mortgage or pledge of the Property or any portion thereof as security for Borrower’s performance of its obligations under any Interest Rate Protection Agreement, or to provide any credit or financial support for the obligations of Borrower or any other Person thereunder or with respect thereto). No Interest Rate Protection Agreement shall alter, impair, restrict, limit or modify in any respect the obligation of Borrower to pay interest on the Loan as and when the same becomes due and payable in accordance with the provisions of the Loan Documents.

2.6.4 Receipts from Interest Rate Protection Agreements. All payments made by the counterparty to the Interest Rate Protection Agreement shall be deposited into the Clearing Account and applied in the same manner as Rents are applied under Section 3.15 hereof.

2.6.5 Failure to Provide Interest Rate Protection Agreement. If Borrower breaches its obligation to enter into an Interest Rate Protection Agreement (including any replacement thereof) to the extent required hereunder, Lender may, but shall have no obligation to, at Borrower’s sole cost and expense and on Borrower’s behalf, enter into an Interest Rate Protection Agreement as so required. Lender is hereby irrevocably appointed the true and lawful attorney of Borrower (coupled with an interest), in its name and stead, to execute such an Interest Rate Protection Agreement and all necessary documents ancillary thereto, and for that purpose Lender may execute all necessary agreements and instruments, Borrower hereby ratifying and confirming all that its said attorney shall lawfully do by virtue hereof. All fees, costs and expenses incurred by Lender (including reasonable attorneys’ fees), together with interest thereon at the Default Rate until paid to Lender pursuant to this Section 2.6.5 shall be paid by Borrower within five (5) days after Lender’s demand and such sums and liabilities, including such interest, shall be deemed and shall constitute advances under this Agreement and be evidenced by the Note and be secured by the Loan Documents.

2.7 Fees; Spread Maintenance Premium.

2.7.1 Exit Fee. Upon any repayment or prepayment of Principal, Borrower shall pay to Lender on the date of such repayment or prepayment the Exit Fee applicable thereto. Upon any acceleration or final repayment of the Loan, Borrower shall immediately pay to Lender on account of the Exit Fee the amount by which (a) one half of one percent (0.50%) of the original Principal exceeds (b) the total amount of Exit Fees theretofore paid by Borrower pursuant to this Section 2.7.1. All Exit Fees hereunder shall be deemed to be earned by Lender upon the funding of the Loan. Notwithstanding the foregoing, to the extent that the Loan is repaid with the proceeds of a loan from LoanCore, the Exit Fee that would otherwise be payable with respect to the portion of the Loan refinanced by LoanCore shall be waived, provided that LoanCore shall have no obligation to offer to provide such financing.

2.7.2 Spread Maintenance Premium. Upon any repayment or prepayment of Principal (including in connection with an acceleration of the Loan) made prior to the Spread Maintenance Date, Borrower shall pay to Lender on the date of such repayment or prepayment (or acceleration of the Loan) the Spread Maintenance Premium applicable thereto. All Spread Maintenance Premium payments hereunder shall be deemed to be earned by Lender upon the funding of the Loan.

2.8 Extension Options. Borrower shall have the right, at its option, to extend the Term until (i) September 9, 2019 (the “First Extended Maturity Date”; and the period of time from and after the originally scheduled Stated Maturity Date up to and including the First Extended Maturity Date, the “First Extension Term”), (ii) September 9, 2020 (the “Second Extended Maturity Date”; and the period of time from and after the First Extended Maturity Date up to and including the Second Extended Maturity Date, the “Second Extension Term”) and (iii) September 9, 2021 (the “Third Extended Maturity Date”; and the period of time from and after the Second Extended Maturity Date up to and including the Third Extended Maturity Date, the “Third Extension Term”) (and the period of time during each such extension period being referred to herein as an “Extension Period”), by giving notice of such extension to Lender at least fifteen (15) days prior and not more than sixty (60) days prior to the commencement of the requested Extension Period. Upon receipt of such request to extend the Term, Lender will confirm to Borrower in writing whether or not the Stated Maturity Date will be so extended, which extension will be granted upon the satisfaction of the following conditions:

(a) no Default or Event of Default exists at the time such request is made and on the then scheduled Stated Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable;

(b) Borrower delivers to Lender an Officer’s Certificate confirming the accuracy of the information contained in clause (a) above and certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the date of such Officer’s Certificate to the extent such representations and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time;

(c) on or prior to the commencement of the requested Extension Period, Borrower either (i) extends the term of the Interest Rate Protection Agreement to a date not earlier than the expiration of the requested Extension Period or (ii) enters into a new interest rate protection agreement which expires no earlier than the expiration of the requested Extension Period, and which extension or new agreement is in respect of a notional amount of the then outstanding Principal and is otherwise on the same terms set forth in Section 2.6.1 hereof and has the effect of capping LIBOR at no more than three percent (3.00%) per annum;

(d) on or prior to the commencement of (i) the First Extension Term, the Debt Yield is at least 10.00%, (ii) the Second Extension Term, the Debt Yield is at least 10.50% and (iii) the Third Extension Term, the Debt Yield is at least 11.00%.

(e) if the option to extend the Term until the Second Extended Maturity Date is exercised, Borrower pays to Lender concurrently with the request to so extend the Term, an extension fee in an amount equal to 0.25% of the then-outstanding Principal; and

(f) if the option to extend the Term until the Third Extended Maturity Date is exercised, Borrower pays to Lender concurrently with the request to so extend the Term, an extension fee in an amount equal to 0.25% of the then-outstanding Principal.

If Borrower is unable to satisfy all of the foregoing conditions within the applicable time frames for each, Lender shall have no obligation to extend the Stated Maturity Date hereunder.

3.	CASH MANAGEMENT AND RESERVES

3.1 Cash Management Arrangements. Borrower shall at all times cause all Rents (including Rents in the nature of sums payable by issuers of credit cards accepted at the Property) to be transmitted directly into an Eligible Account (the “Clearing Account”) established and maintained by Borrower at a local bank selected by Borrower and reasonably approved by Lender, which shall at all times be an Eligible Institution (the “Clearing Bank”) as more fully described in the Clearing Account Agreement. Without in any way limiting the foregoing, if Borrower or Manager receive any Rents, then (a) such amounts shall be deemed to be collateral for the Loan and shall be held in trust for the benefit, and as the property, of Lender, (b) such amounts shall not be commingled with any other funds or property of Borrower or Manager, and (c) Borrower or Manager shall deposit such amounts into the Clearing Account within one (1) Business Day of receipt; provided, however, that Borrower shall have the right to retain cash receipts (i.e., not credit card receipts, checks or other receipts) in Borrower’s operating account so long as the aggregate amount of cash receipts (i.e., not credit card receipts, checks or other receipts) held in such operating account on any day does not exceed $5,000. Funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis into Borrower’s operating account at the Clearing Bank, unless a Cash Management Period is continuing, in which event such funds shall be swept on a daily basis into an Eligible Account at the Cash Management Bank controlled by Lender (the “Cash Management Account”) and applied and disbursed in accordance with this Agreement. Funds in the Cash Management Account shall be invested at Lender’s discretion only in Permitted Investments. Lender will also establish subaccounts of the Cash Management Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Subaccounts”). The Cash Management Account and any Subaccounts will be under the sole control and dominion of Lender, and Borrower shall have no right of withdrawal therefrom. Borrower shall pay for all expenses of opening and maintaining all of the above accounts.

3.2 Required Repairs.

3.2.1 Completion of Required Repairs. Borrower shall perform and complete each item of the repairs and environmental remedial work at the Property described on Schedule 1 hereto (the “Required Repairs”) within six (6) months of the date hereof (which date may be extended for an additional reasonable period of time if Borrower is unable to complete the Required Repairs due to events of Force Majeure) or such shorter period of time for such item set forth on Schedule 1 hereto.

3.2.2 Required Repairs Reserves. On the date hereof, Borrower shall deposit with Lender the aggregate amount set forth on Schedule 1 hereto and Lender shall cause such amount to be transferred to a Subaccount (the “Required Repairs Subaccount”). Provided no Event of Default shall have occurred and is continuing, Lender shall disburse funds held in the Required Repairs Subaccount to Borrower, within fifteen (15) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $5,000 (or such lesser amount equal to the remaining balance of the Required Repairs Subaccount), and, with respect to any particular disbursement for any portion of the Required Repairs, in an amount not to exceed the amount set forth on Schedule 1 with respect to such particular portion or item of the Required Repairs, accompanied by the following items (which items shall be in form and substance satisfactory to Lender): (a) an Officer’s Certificate (i) certifying that the Required Repairs or any portion thereof which are the subject of the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (ii) identifying each Person that supplied materials or labor in connection with such Required Repairs or any portion thereof and (iii) stating that each such Person has been or, upon receipt of the requested disbursement, will be paid in full with respect to the portion of the Required Repairs which is the subject of the requested disbursement; (b) copies of appropriate lien waivers or other evidence of payment satisfactory to Lender; (c) at Lender’s option, a title search for the Property indicating that it is free from all Liens not previously approved by Lender; (d) a copy of each License required to be obtained with respect to the portion of the Required Repairs which is the subject of the requested disbursement; and (e) such other evidence as Lender shall reasonably request that the Required Repairs which are the subject of the requested disbursement have been completed and paid for. Provided no Default or Event of Default shall have occurred and is continuing, upon Borrower’s completion of all Required Repairs in accordance with this Section 3.2, Lender shall release any funds remaining in the Required Repairs Subaccount, if any, to Borrower.

3.3 Taxes. Borrower shall pay to Lender (a) $585,000 on the date hereof on account of Real Estate Taxes, and (b) on each Payment Date, one-twelfth (1/12) of the Real Estate Taxes that Lender estimates will be payable during the next twelve (12) months (initially $48,800 per month) in order to accumulate with Lender sufficient funds to pay all such Real Estate Taxes at least thirty (30) days prior to their respective due dates. Such amounts will be transferred by Lender to a Subaccount (the “Tax Subaccount”). Provided that no Event of Default has occurred and is continuing, Lender will (i) apply funds in the Tax Subaccount to payments of Real Estate Taxes required to be made by Borrower pursuant to Section 5.2 hereof, provided that Borrower has promptly supplied Lender with notices of all Real Estate Taxes due, or (ii) reimburse Borrower for such amounts upon presentation of evidence of payment; subject, however, to Borrower’s right to contest Real Estate Taxes in accordance with Section 5.2 hereof. In making any payment relating to Real Estate Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If Lender determines in its reasonable judgment that the funds in the Tax Subaccount will be insufficient to pay (or in excess of) the Real Estate Taxes next coming due, Lender may increase (or decrease) the monthly contribution required to be made by Borrower to the Tax Subaccount.

3.4 Insurance. Borrower shall pay to Lender (a) $57,000 on the date hereof on account of Insurance Premiums and (b) on each Payment one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable (initially $8,100 per month) for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Such amounts will be transferred by Lender to a Subaccount (the “Insurance Subaccount”). Provided that no Event of Default has occurred and is continuing, Lender will (i) apply funds in the Insurance Subaccount to payments of Insurance Premiums required to be made by Borrower pursuant to Section 7.1 hereof, provided that Borrower has promptly supplied Lender with notices of all Insurance Premiums due, or (ii) reimburse Borrower for such amounts upon presentation of evidence of payment. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or agent, without inquiry into the accuracy of such bill, statement or estimate. If Lender determines in its reasonable judgment that the funds in the Insurance Subaccount will be insufficient to pay (or in excess of) the Insurance Premiums next coming due, Lender may increase (or decrease) the monthly contribution required to be made by Borrower to the Insurance Subaccount.

3.5 Capital/FF&E Expense Reserves. Borrower shall pay to Lender on each Payment Date, an amount equal to one-twelfth (1/12th) of four percent (4.00%) of the annual gross operating income for the Property (based on the prior year). Lender will transfer such amounts into a Subaccount (the “Capital/FF&E Expense Reserve Subaccount”). Additionally, upon thirty (30) days’ prior notice to Borrower, Lender may reassess and increase the amount of the monthly payment required under this Section 3.5 from time to time in its reasonable discretion (based upon its then current underwriting standards); provided, however, the amount of any such reassessment shall not exceed the amount of the reserve account contribution then being required by Franchisor pursuant to the Franchise Agreement. Provided that no Default or Event of Default has occurred and is continuing, Lender shall disburse funds held in the Capital Expense Reserve Subaccount to Borrower, within fifteen (15) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 provided that: (i) such disbursement is for an Approved Capital/FF&E Expense; (ii) with respect to any disbursement from the Capital/FF&E Expense Reserve Subaccount in excess of $75,000, Lender shall have (if it desires) verified (by an inspection conducted at Borrower’s expense) performance of the work associated with such Approved Capital/FF&E Expense; and (iii) the request for disbursement is accompanied by (A) an Officer’s Certificate certifying (1) that such funds will be used to pay or reimburse Borrower for Approved Capital/FF&E Expenses and a description thereof, (2) that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (3) that the same has not been the subject of a previous disbursement, and (4) that all previous disbursements have been used to pay the previously identified Approved Capital/FF&E Expenses, and (B) lien waivers or other evidence of payment satisfactory to Lender unless the requested disbursement shall be used to pay for such Approved Capital/FF&E Expense directly (and not reimburse Borrower for the Approved Capital/FF&E Expense previously paid for by Borrower), in which case Borrower shall be required to deliver such items with respect to the Approved Capital/FF&E Expense which was the subject of the previous disbursement and conditional lien waivers with respect to the requested items to be paid for from the requested disbursement, (C) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender and (D) such other evidence as Lender shall reasonably request that the Approved Capital/FF&E Expenses (other than with respect to a request for Approved Capital/FF&E Expenses Deposits) at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Any such disbursement of more than $25,000 to pay (rather than reimburse) Approved Capital/FF&E Expenses may, at Lender’s option, be made by direct check payable to the payee on such Approved Capital/FF&E Expenses.

3.6 PIP Reserve Subaccount Upon the commencement and during the continuation of a PIP Sweep Period, all Available Cash shall be deposited into a Subaccount (the “PIP Reserve Subaccount”). Funds deposited into the PIP Reserve Subaccount are referred to herein as the “PIP Funds” and shall be disbursed and applied in accordance with this Section 3.6. Borrower shall perform and complete each item of the renovations required under any PIP (the “PIP Work”), on or before the dates set forth in such PIP for completion of the PIP Work. Provided that no Default or Event of Default has occurred and is continuing, Lender shall disburse funds held in the PIP Reserve Subaccount to Borrower, within fifteen (15) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 provided that: (i) such disbursement is for an expense associated with the PIP Work; (ii) with respect to any disbursement from the PIP Reserve Subaccount in excess of $75,000, Lender shall have (if it desires) verified (by an inspection conducted at Borrower’s expense) performance of the PIP Work associated with such expense; and (iii) the request for disbursement is accompanied by (A) an Officer’s Certificate certifying (1) that such funds will be used to pay or reimburse Borrower for such PIP Work and a description thereof, (2) that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (3) that the same has not been the subject of a previous disbursement, and (4) that all previous disbursements have been used to pay the previously identified expenses associated with such PIP Work, and (B) lien waivers or other evidence of payment satisfactory to Lender unless the requested disbursement shall be used to pay for such PIP Work directly (and not reimburse

Borrower for the PIP Work expenses previously paid for by Borrower), in which case Borrower shall be required to deliver such items with respect to the PIP Work which was the subject of the previous disbursement and conditional lien waivers with respect to the requested items to be paid for from the requested disbursement, (C) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender and (D) such other evidence as Lender shall reasonably request that the expenses associated with the PIP Work at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Any such disbursement of more than $25,000 to pay (rather than reimburse) expenses associated with PIP Work may, at Lender’s option, be made by direct check payable to the payee on such PIP Work expenses.

3.7 Operating Expense Subaccount. During a Cash Management Period, on each Payment Date, a portion of the Rents that have been deposited into the Cash Management Account during the immediately preceding Interest Period in an amount equal to the sum of the monthly amount set forth in the Approved Operating Budget and the monthly amount of Approved Additional Operating Expenses, in each case, for the following month as being necessary for payment of Approved Operating Expenses and Approved Additional Operating Expenses at the Property for such month shall be transferred into a Subaccount for the payment of Approved Operating Expenses and Approved Additional Operating Expenses (the “Operating Expense Subaccount”). Provided no Default or Event of Default has occurred and is continuing, Lender shall disburse funds held in the Operating Expense Subaccount to Borrower, within fifteen (15) days after delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $1,000, provided (a) such disbursement is for an Approved Operating Expense or Approved Additional Operating Expense and (b) such disbursement is accompanied by (i) an Officer’s Certificate certifying (A) that such funds will be used to pay Approved Operating Expenses or Approved Additional Operating Expenses and a description thereof, (B) that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (C) that the same has not been the subject of a previous disbursement, and (D) that all previous disbursements have been or will be used to pay the previously identified Approved Operating Expenses and Approved Additional Operating Expenses, and (ii) reasonably detailed documentation satisfactory to Lender as to the amount, necessity and purpose therefor.

3.8 Casualty/Condemnation Subaccount. Borrower shall pay, or cause to be paid, to Lender all Proceeds or Awards due to any Casualty or Condemnation to be transferred to a Subaccount (the “Casualty/Condemnation Subaccount”) in accordance with the provisions of Article 7 hereof. All amounts in the Casualty/Condemnation Subaccount shall be disbursed in accordance with the provisions of Article 7 hereof.

3.9 Security Deposits. Borrower shall keep and hold all security deposits under Leases in accordance with applicable Legal Requirements and, if required under applicable Legal Requirements, at a separately designated account under Borrower’s control at the Clearing Bank (and in the case of a letter of credit, assigned with full power of attorney and executed sight drafts to Lender) so that the security deposits shall not be commingled with any other funds of Borrower. During a Cash Management Period, Borrower shall, upon Lender’s request, if permitted by applicable Legal Requirements, turn over to Lender the security deposits (and any interest theretofore earned thereon) under Leases, to be held by Lender in a Subaccount (the “Security Deposit Subaccount”) subject to the terms of the Leases. Security deposits held in the

Security Deposit Subaccount will be released by Lender upon notice from Borrower together with such evidence as Lender may reasonably request that such security deposit is required to be returned to a tenant pursuant to the terms of a Lease or may be applied as Rent pursuant to the rights of Borrower under the applicable Lease. Any letter of credit or other instrument that Borrower receives in lieu of a cash security deposit under any Lease entered into after the date hereof shall (a) be maintained in full force and effect in the full amount unless replaced by a cash deposit as hereinabove described and (b) if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender).

3.10 Cash Collateral Subaccount. If a Cash Management Period shall have commenced (other than a Cash Management Period continuing solely because of the continuance of a PIP Sweep Period), then on the immediately succeeding Payment Date and on each Payment Date thereafter during the continuance of such Cash Management Period, all Available Cash shall be paid to Lender, which amounts shall be transferred by Lender into a Subaccount (the “Cash Collateral Subaccount”) as cash collateral for the Debt. Any funds in the Cash Collateral Subaccount and not previously disbursed or applied shall, upon the termination of such Cash Management Period, be disbursed to Borrower. Lender shall have the right, but not the obligation, at any time (a) during the continuance of an Event of Default or (b) subsequent to the second Calculation Date following the commencement of a Cash Management Period (whether or not an Event of Default is then continuing), to apply all sums then on deposit in the Cash Collateral Subaccount to the Debt, in such order and in such manner as Lender shall elect, including to make a prepayment of Principal (together with the applicable Exit Fee and Spread Maintenance Premium applicable thereto).

3.11 Grant of Security Interest; Application of Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all of Borrower’s right, title and interest in and to all Rents and in and to all payments to or monies held in the Clearing Account, the Cash Management Account, and all Subaccounts created pursuant to this Agreement (collectively, the “Cash Management System Accounts”). Borrower hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Rents in its possession prior to the (a) payment of such Rents to Lender or (b) deposit of such Rents into the Cash Management System Account. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management System Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in any Cash Management System Account in any order and in any manner as Lender shall elect without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents. Cash Management System Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. All interest which accrues on the funds in any Cash Management System Account (other than the Tax Subaccount and the Insurance Subaccount) shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued. Upon repayment in full of the Debt, all remaining funds in the Subaccounts, if any, shall be promptly disbursed to Borrower.

3.12 Property Cash Flow Allocation.

(a) During any Cash Management Period, all Rents deposited into the Cash Management Account during the immediately preceding Interest Period shall be applied on each Payment Date as follows in the following order of priority:

(i) First, to make payments into the Tax Subaccount as required under Section 3.3 hereof;

(ii) Second, to make payments into the Insurance Subaccount as required under Section 3.4 hereof

(iii) Third, to pay the monthly portion of the fees charged by the Cash Management Bank in accordance with the Cash Management Agreement;

(iv) Fourth, to Lender to pay the interest due on such Payment Date (plus, if applicable, interest at the Default Rate and all other amounts, other than those described under other clauses of this Section 3.15(a), then due to Lender under the Loan Documents);

(v) Fifth, to make payments into the Capital/FF&E Expense Reserve Subaccount as required under Section 3.5 hereof;

(vi) Sixth, to make payments for Approved Operating Expenses and Approved Additional Operating Expenses as required under Section 3.8 hereof;

(vii) Lastly, to make payments in an amount equal to all remaining Available Cash on such Payment Date:

(1) during a Cash Management Period continuing because a PIP Sweep Period is continuing (regardless of whether any other Cash Management Period is continuing), to the PIP Reserve Subaccount to be held or disbursed in accordance with Section 3.6;

(2) if a Cash Management Period is continuing (other than due to a PIP Sweep Period), into the Cash Collateral Subaccount in accordance with Section 3.11 hereof.

(b) The failure of Borrower to make all of the payments required under clauses (i) through (vi) of Section 3.12(a) hereof in full on each Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Cash Management Account for such payments, the failure by the Cash Management Bank to allocate such funds into the appropriate Subaccounts shall not constitute an Event of Default.

(c) Notwithstanding anything to the contrary contained in this Section 3.12 or elsewhere in the Loan Documents, after the occurrence of an Event of Default, Lender may apply all Rents deposited into the Cash Management Account and other proceeds of repayment in such order and in such manner as Lender shall elect. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

4.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as of the date hereof that, as to itself, except to the extent (if any) disclosed on Schedule 2 attached hereto with reference to a specific Section of this Article 4:

4.1 Organization; Special Purpose

(a) Each of Borrower and Sole Member is duly organized, validly existing and in good standing under the laws of the state of its formation, with requisite power and authority, and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to own its properties and to transact the business in which it is now engaged. Borrower is duly qualified to do business and is in good standing in the jurisdiction in which the Property is located and in each other jurisdiction where it is required to be so qualified in connection with its properties, business and operations.

(b) Borrower has at all times since its formation been, and as of the date hereof is, a Special Purpose Bankruptcy Remote Entity.

4.2 Proceedings; Enforceability. Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party by it, and has the power and authority to execute, deliver and perform under the Loan Documents and all the transactions contemplated thereby. The Loan Documents to which Borrower is a party have been duly authorized, executed and delivered by Borrower and constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and none of Borrower or Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.3 No Conflicts. The execution, delivery and performance of the Loan Documents by Borrower and the transactions contemplated hereby will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property of Borrower pursuant to the terms of, any agreement or instrument to which Borrower is a party or by which Borrower’s property is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s property. Borrower’s rights under the Licenses, the Franchise Agreement and the Management Agreement will not be adversely affected by the execution and delivery of the Loan Documents, Borrower’s performance thereunder, the recordation of the Mortgage, or the exercise of any remedies by Lender. Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, the Loan Documents or the consummation of the transactions contemplated hereby, has been obtained and is in full force and effect.

4.4 Litigation. There are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or threatened (in writing) against or affecting Borrower, Sole Member, Guarantor, Key Principal, Manager or the Property, in any court or by or before any other Governmental Authority, which, if adversely determined, might have a Material Adverse Effect.

4.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might have a Material Adverse Effect. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have a Material Adverse Effect. Borrower is not in default, and has not received notice of any event or condition that with the giving of notice or the passage of time would constitute a default, in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound, and to Borrower’s knowledge, there are no defaults under any such agreement by any other party thereto.

4.6 Title. Fee Borrower has good, marketable and indefeasible title in fee to the real property and Leasehold Borrower has leasehold title to the real property demised under the Operating Lease and Borrower has good title to the balance of the Property, free and clear of all Liens except the Permitted Encumbrances. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. To Borrower’s knowledge, the Mortgage when properly recorded in the appropriate records, together with any UCC Financing Statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on Borrower’s interest in the Property and (b) valid and perfected first priority security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. All mortgage, mortgage recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgage, have been paid or are being paid simultaneously herewith. To Borrower’s knowledge, all taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy. To Borrower’s knowledge, the Permitted Encumbrances, individually or in the aggregate, do not (i) materially interfere with the benefits of the security intended to be provided by the Mortgage and this Agreement, (ii) materially and adversely affect the value, operation or use of the Property, or (iii) impair Borrower’s ability to repay the Loan. To Borrower’s knowledge, no Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property. There are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Property which are or may become a Lien on the Property. Except as set forth in the Option Agreement, there are no outstanding options to purchase or rights of first refusal affecting all or any portion of the Property. To Borrower’s knowledge, the Survey does not fail to reflect any material matter affecting the Property or the title thereto. All of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property, except those which are set forth on the Survey and insured against by the Title Insurance Policy. Each parcel comprising the Property is a separate tax lot and is not a portion of any other tax lot that is not a part of the Property. To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments. With respect to the Title Insurance Policy, to Borrower’s knowledge, the Title Insurance Policy is in full force and effect.

4.7 No Bankruptcy Filing. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of Borrower’s assets or properties (a “Bankruptcy Proceeding”), and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons. In addition, neither Borrower nor Sole Member, Guarantor, Key Principal, nor any principal nor Affiliate of Borrower, Sole Member, Kanders, Dave or Key Principal, has been a party to, or the subject of a Bankruptcy Proceeding for the past ten (10) years. For purposes of this Section 4.7, the term “Affiliate” does not include the direct or indirect equity owners of Condor Guarantor or the limited partners of Supertel or the direct or indirect owners of Supertel’s limited partners.

4.8 Full and Accurate Disclosure. No statement of fact made by Borrower in any Loan Documents with respect to Borrower, Sole Member, Guarantor, Key Principal or Manager contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading. To Borrower’s knowledge, no statement of fact made by Borrower in any Loan Documents with respect to the Property contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading. There is no material fact presently known to Borrower that has not been disclosed to Lender which adversely affects, or, as far as Borrower can foresee, might have a Material Adverse Effect. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower and Guarantor (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower and Guarantor as of the date of such reports, and (c) to the extent prepared by an independent certified public accounting firm, have been prepared in accordance with GAAP consistently applied throughout the periods covered, except as disclosed therein. To Borrower’s knowledge, all financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of the Property as of the date of such reports, and (c) to the extent prepared by an independent certified public accounting firm, have been prepared in accordance with GAAP consistently applied throughout the periods covered, except as disclosed therein. Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments or any liabilities or obligations not expressly permitted by this Agreement. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, Guarantor or the Property from that set forth in said financial statements.

4.9 Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by Borrower. Borrower’s tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

4.10 ERISA; No Plan Assets. As of the date hereof and throughout the Term (a) neither Borrower, Guarantor nor any ERISA Affiliate are themselves an “employee benefit plan,” as defined in Section 3(3) of ERISA or a “plan” as defined in Section 4975 of the Code, (b) none of the assets of Borrower or Guarantor constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified in operation by Section 3(42) of ERISA, (c) neither Borrower nor Guarantor are or will be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (d) transactions by or with Borrower or Guarantor are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, neither Borrower, Guarantor nor any ERISA Affiliate maintains, sponsors or contributes to or has any obligation with respect to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA). Neither Borrower nor Guarantor has engaged in any transaction in connection with which it could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.

4.11 Compliance. Borrower and to Borrower’s knowledge, the Property (including the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements (including with respect to parking, building and applicable zoning and land use laws, codes, regulations and ordinances). To Borrower’s knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might have a Material Adverse Effect. Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the

Loan Documents. The Property is used exclusively as a hotel and other appurtenant and related uses. To Borrower’s knowledge, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. To Borrower’s knowledge, all certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Property for its current use (collectively, the “Licenses”), have been obtained and are in full force and effect (or Borrower is legally entitled to operate the Property in accordance with existing Licenses and promptly following the date hereof, will obtain such Licenses in accordance with Legal Requirements and local practice). The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.

4.12 Major Contracts. Borrower has not entered into, nor is bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender. Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by Borrower thereunder and, to the best knowledge of Borrower, there are no monetary or other material defaults thereunder by any other party thereto. None of Borrower, Manager or any other Person acting on Borrower’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute. Borrower has delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender. Except for Manager under the Management Agreement, no Major Contract has as a party an Affiliate of Borrower.

4.13 Federal Reserve Regulations; Investment Company Act; Bank Holding Company. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Legal Requirements or any Loan Document. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

4.14 Easements; Utilities and Public Access. To Borrower’s knowledge, all easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid irrevocable easement. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.15 Physical Condition. Except as may be expressly set forth in the Physical Conditions Report, to Borrower’s knowledge, the Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages to the Property, whether latent or otherwise. Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond. No portion of the Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located the flood insurance required pursuant to Section 7.1.1 hereof is in full force and effect with respect to the Property. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

4.16 Leases. The Property is not subject to any Leases other than the Operating Lease.

4.17 Fraudulent Transfer. Borrower has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total probable liabilities, including subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is, and immediately following the making of the Loan, will be, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of the obligations of Borrower).

4.18 Ownership of Borrower. Fee Borrower’s exact legal name is: Spring Street Hotel Property LLC and Leasehold Borrower’s name is Spring Street Hotel OpCo LLC. Each Borrower is of the following organizational type (e.g., corporation, limited liability company): limited liability company, and the jurisdiction in which Borrower is organized is: Delaware. Fee Borrower’s Tax I.D. number is 81-3395281, Leasehold Borrower’s Tax I.D. number is 81-3380357, Fee Borrower’s Delaware Organizational I.D. number is 6101153 and Leasehold

Borrower’s Delaware Organizational I.D. number is 6101519. The sole member of Fee Borrower is Fee Sole Member and the sole member of Leasehold Borrower is Leasehold Sole Member. The membership interests in Borrower are owned free and clear of all Liens, warrants, options and rights to purchase. Borrower has no obligation to any Person to purchase, repurchase or issue any ownership interest in it. The organizational chart attached hereto as Schedule 4 is true, complete and accurate in all respects and illustrates all Persons who have a direct or indirect ownership interest in Borrower.

4.19 Purchase Options. Neither the Property nor any part thereof is subject to any purchase options (other than pursuant to the Option Agreement and the JV Agreement), rights of first refusal, rights of first offer or other similar rights in favor of third parties.

4.20 Management Agreement. The Management Agreement is in full force and effect. There is no default, breach or violation existing thereunder, and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by either party thereto.

4.21 Hazardous Substances. (a) To Borrower’s knowledge, after due inquiry, and except as set forth in the Environmental Report, the Property is not in violation of any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, any state super-lien and environmental clean-up statutes (including with respect to Toxic Mold), any local law requiring related permits and licenses and all amendments to and regulations in respect of the foregoing laws (collectively, “Environmental Laws”); (b) the Property is not subject to any private or governmental Lien or judicial or administrative notice or action or inquiry, investigation or claim relating to hazardous, toxic and/or dangerous substances, toxic mold or fungus of a type that may pose a risk to human health or the environment or would negatively impact the value of the Property (“Toxic Mold”) or any other substances or materials which are included under or regulated by Environmental Laws (collectively, “Hazardous Substances”); (c) to the best of Borrower’s knowledge, after due inquiry, no Hazardous Substances are or have been (including the period prior to Borrower’s acquisition of the Property), discharged, generated, treated, disposed of or stored on, incorporated in, or removed or transported from the Property other than in compliance with all Environmental Laws; (d) to the best of Borrower’s knowledge, after due inquiry, no Hazardous Substances are present in, on or under any nearby real property which could migrate to or otherwise affect the Property; (e) to the best of Borrower’s knowledge, after due inquiry, no Toxic Mold is on or about the Property which requires remediation; (f) no underground storage tanks exist on the Property and the Property has never been used as a landfill; and (g) there have been no environmental investigations, studies, audits, reviews or other analyses conducted by or on behalf of Borrower or which are in Borrower’s possession which have not been provided to Lender.

4.22 Name; Principal Place of Business. Borrower does not use and will not use any trade name and has not done and will not do business under any name other than its actual name set forth herein. The principal place of business of Borrower is its primary address for notices as set forth in Section 6.1 hereof, and Borrower has no other place of business other than the Property.

4.23 Other Debt. There is no indebtedness with respect to the Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.

4.24 Assignment of Leases and Rents. The Assignment of Leases and Rents creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

4.25 Insurance. Borrower has obtained and has delivered to Lender certificates of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

4.26 FIRPTA. Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

4.27 Fiscal Year. Each fiscal year of Borrower commences on January 1.

4.28 Intellectual Property/Websites. Other than as set forth on Schedule 6 attached hereto, neither Borrower nor any Affiliate (a) has or holds any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property (collectively, “Intellectual Property”) with respect to the Property or the use or operations thereof or (b) is the registered holder of any website with respect to the Property (other than Tenant or Franchisor websites).

4.29 Operations Agreements. Each Operations Agreement is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to any Operations Agreement, is in default thereunder, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder.

4.30 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.31 Operating Lease. The Operating Lease is in full force and effect and has not been modified or amended. There are no defaults under the Operating Lease and no event has occurred, which with the passage of time, the giving of notice, or both, would constitute a default under the Operating Lease. All rents, additional rents and other sums due and payable under the Operating Lease have been paid in full. Neither Fee Borrower nor Leasehold Borrower has commenced any action or given or received any notice for the purpose of terminating the Operating Lease. A memorandum of the Operating Lease has been or shall be duly recorded. The minimum base rent in the monthly amount of 26% of gross operating income for the Property is currently payable under the Operating Lease together with percentage rent, as set forth in the Operating Lease. Leasehold Borrower is current with respect to, and is paying the full rent and other charges stipulated in the Operating Lease.

4.32 Franchise Agreement. The Franchise Agreement is in full force and effect, there is no default, breach or violation existing thereunder by Borrower or, to the best of Borrower’s knowledge, the franchisor thereunder, and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by Borrower or, to Borrower’s knowledge, the franchisor thereunder.

All of the representations and warranties in this Article 4 and elsewhere in the Loan Documents (i) shall survive for so long as any portion of the Debt remains owing to Lender and (ii) shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf, provided, however, that the representations, warranties and covenants set forth in Section 4.21 shall survive for a period of three (3) years from the date that the Debt is paid in full, unless Lender, any Affiliate thereof or any other Person acquires title to the Property (whether at foreclosure sale, a transfer in lieu of foreclosure or any other transfer), in which case the representations, warranties and covenants set forth in Section 4.21 shall survive in perpetuity, unless such specified event or condition occurs during Lender’s period of ownership and provided that Borrower shall bear the burden of proving that such specified event or condition occurred during Lender’s period of ownership.

5.	COVENANTS

Until the end of the Term, Borrower hereby covenants and agrees with Lender that:

5.1 Existence. Each of Borrower and Sole Member shall (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, and franchises, (b) continue to engage in the business presently conducted by it, (c) obtain and maintain all Licenses and all applicable governmental authorizations, and (d) qualify to do business and remain in good standing under the laws of each jurisdiction, in each case as and to the extent required for the ownership, maintenance, management and operation of the Property.

5.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges as the same become due and payable, and deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and the Other Charges have been so paid no later than thirty (30) days before they would be delinquent if not paid (provided, however, that Borrower need not pay any Real Estate Taxes nor furnish such receipts for payment of such Real Estate Taxes paid by Lender pursuant to Section 3.3 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application of any Taxes or Other

Charges, provided that (a) no Event of Default has occurred and is continuing, (b) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances, (c) such proceeding shall suspend the collection of the applicable Taxes or such Other Charges, (d) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (e) no part of or interest in the Property will be in danger of being sold, forfeited, terminated, canceled or lost, (f) Borrower shall have furnished such security as may be reasonably required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, which shall not be less than 115% of the Taxes and Other Charges being contested (less amounts then being retained in the Tax Subaccount to pay such Taxes so contested), (g) Borrower shall promptly upon final determination thereof pay the amount of such Taxes or Other Charges, together with all costs, interest and penalties (except to the extent paid from amounts in the Tax Subaccount), (h) such contest shall not affect the ownership, use or occupancy of the Property, and (i) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (a) through (h) of this Section 5.2. Lender may pay over any such security or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

5.3 Access to Property. Borrower shall permit agents, representatives, consultants and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice (which may be given verbally). Lender or its agents, representatives, consultants and employees as part of any inspection may take soil, air, water, building material and other samples from the Property, subject to the rights of tenants under Leases and in a manner that complies with the Franchise Agreement.

5.4 Repairs; Maintenance and Compliance; Alterations.

5.4.1 Repairs; Maintenance and Compliance. Borrower shall at all times maintain, preserve and protect all franchises and trade names, and Borrower shall cause the Property to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 5.4.2 hereof and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrower shall promptly comply with all Legal Requirements and promptly cure properly any violation of a Legal Requirement. Borrower shall notify Lender in writing within three (3) Business Days after Borrower first receives notice of any such non-compliance. Borrower shall promptly repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.

5.4.2 Alterations. Borrower may, without Lender’s consent, perform alterations to the Improvements and Equipment which (a) do not constitute a Material Alteration, (b) do not adversely affect Borrower’s financial condition or the value or Net Operating Income of the Property and (c) are in the ordinary course of Borrower’s business. Borrower shall not perform any Material Alteration without Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that Lender may withhold consent to any alteration the cost of which is reasonably estimated to exceed $1,000,000 or which is likely to result in a decrease of Net Operating Income by two and one-half percent (2.5%) or more for a period of thirty (30) days or longer. In connection with any Material Alteration: (i) at Lender’s election, if the aggregate cost for the Material Alteration is expected to exceed $250,000, (A) Lender shall have received and approved (which approval shall not be unreasonably withheld or delayed), any general contractor’s agreement, architect’s agreement and the plans and specifications for such work prepared by a licensed architect, in such instances where it is customary to have such plans and specifications prepared by a licensed architect (e.g., work of a structural nature) and (B) Lender shall have approved (which approval, including as to any reasonable list of proposed general contractors or architects submitted by Borrower, shall not be unreasonably withheld or delayed) the general contractor and architect retained for such work; (ii) Lender has the right to retain a Construction Consultant to monitor the work in question, and upon the completion of such Material Alteration Lender shall have received a report from Construction Consultant that all of the work completed has been done substantially in compliance with the approved plans and specifications and applicable Legal Requirements; and (iii) Lender may, as a condition to giving its consent to a Material Alteration, require that Borrower deliver to Lender security for payment of the cost of such Material Alteration in an amount equal to 125% of the cost of the Material Alteration as estimated by Lender. Upon substantial completion of the Material Alteration, Borrower shall provide evidence satisfactory to Lender that (A) the Material Alteration was constructed in accordance with applicable Legal Requirements and substantially in accordance with plans and specifications approved by Lender (which approval shall not be unreasonably withheld or delayed), (B) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens and (C) all material Licenses necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. Borrower shall reimburse Lender upon demand for all out-of-pocket costs and expenses (including the reasonable fees of Construction Consultant and any architect, engineer or other professional engaged by Lender) incurred by Lender in reviewing plans and specifications or in making any determinations necessary to implement the provisions of this Section 5.4.2. Notwithstanding the foregoing, for so long as the Franchise Agreement is in effect, to the extent that Borrower is required to perform Material Alterations pursuant to the Franchise Agreement without Borrower’s prior consent or approval, then Lender’s prior consent or approval shall not be required in connection with any such Material Alterations.

5.5 Performance of Other Agreements. Borrower shall observe and perform each and every term to be observed or performed by it pursuant to the terms of the Loan Documents. Borrower shall observe and perform each and every material term to be observed or performed by it pursuant to the terms of any agreement or instrument affecting or pertaining to the Property, the Operating Lease and the Franchise Agreement.

5.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to, and permit Lender, at its option, and at Borrower’s sole cost and expense, to participate in, any proceedings before any Governmental Authority which may in any way affect the rights of Lender under any Loan Document.

5.7 Further Assurances. Borrower shall, at Borrower’s sole cost and expense: (a) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Debt and/or for the better and more effective carrying out of the intents and purposes of the Loan Documents, as Lender may reasonably require from time to time; (b) provide all such information as Lender may reasonably require to ensure Borrower’s ongoing compliance with Sections 5.26 and 5.31 hereof, including ensuring compliance with all “know your customer” procedures as Lender may from time-to-time institute with respect to loans that are of a similar size and nature as the Loan; and (c) upon Lender’s request therefor given from time to time after the occurrence of any Default or Event of Default pay for (i) reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to Borrower and Sole Member and (ii) searches of title to the Property, each such search to be conducted by search firms reasonably designated by Lender in each of the locations reasonably designated by Lender.

5.8 Environmental Matters.

5.8.1 Hazardous Substances. So long as Borrower owns or is in possession of the Property, Borrower shall (i) keep the Property free from Hazardous Substances (other than Routine Hazardous Substances) and in compliance with all Environmental Laws, (ii) promptly notify Lender if Borrower shall become aware that (A) any Hazardous Substance is on or near the Property, (B) the Property is in violation of any Environmental Laws or (C) any condition on or near the Property shall pose a threat to the health, safety or welfare of humans and (iii) remove such Hazardous Substances and/or cure such violations and/or remove such threats, as applicable, as required by law (or as shall be required by Lender in the case of removal on the Property which is not required by law, but in response to the opinion of a licensed hydrogeologist, licensed environmental engineer or other qualified environmental consulting firm engaged by Lender (“Lender’s Consultant”)), promptly after Borrower becomes aware of same, at Borrower’s sole expense. Nothing herein shall prevent Borrower from recovering such expenses from any other party that may be liable for such removal or cure.

5.8.2 Environmental Monitoring.

(a) Borrower shall give prompt written notice to Lender of (i) any proceeding or inquiry by any party (including any Governmental Authority) with respect to the presence of any Hazardous Substance on, under, from or about the Property, (ii) all claims made or threatened by any third party (including any Governmental Authority) against Borrower or the Property or any party occupying the Property relating to any loss or injury resulting from any Hazardous Substance, and (iii) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property to be subject to any investigation or cleanup pursuant to any Environmental Law. Upon becoming aware of the presence of mold or fungus at the Property, Borrower shall (A) undertake an investigation to identify the source(s) of such mold or fungus and shall develop and implement an appropriate remediation plan to eliminate the presence of any Toxic Mold, (B) perform or cause to be performed all acts reasonably necessary for the remediation of any Toxic Mold (including taking any action necessary to clean and disinfect any portions of the Property affected by Toxic Mold, including providing any necessary moisture control systems at the Property), and (C) provide evidence reasonably satisfactory to Lender of the foregoing. Borrower shall permit Lender to join and participate in, as a party if Lender so elects, any legal or administrative proceedings or other actions initiated with respect to the Property in connection with any Environmental Law or Hazardous Substance, and Borrower shall pay all reasonable attorneys’ fees and disbursements incurred by Lender in connection therewith.

(b) Upon Lender’s request, at any time and from time to time (which request shall not be made by Lender more frequently than one (1) time every two (2) years unless (i) such request is made in connection with a Secondary Market Transaction or (ii) an Event of Default is continuing), Borrower shall provide an inspection or audit of the Property prepared by a licensed hydrogeologist, licensed environmental engineer or qualified environmental consulting firm approved by Lender assessing the presence or absence of Hazardous Substances on, in or near the Property, and if a Default or Event of Default has occurred and is continuing, or if Lender determines that reasonable cause exists for the performance of such environmental inspection or audit, then the cost and expense of such audit or inspection shall be paid by Borrower. Such inspections and audit may include soil borings and ground water monitoring. If Borrower fails to commence any such inspection or audit within thirty (30) days after such request, Lender may order same, and Borrower hereby grants to Lender and its employees and agents access to the Property and a license to undertake such inspection or audit.

(c) If any environmental site assessment report prepared in connection with such inspection or audit recommends that an operations and maintenance plan be implemented for any Hazardous Substance, whether such Hazardous Substance existed prior to the ownership of the Property by Borrower, or presently exists or is reasonably suspected of existing, Borrower shall cause such operations and maintenance plan to be prepared and implemented at its expense, and with respect to any Toxic Mold, Borrower shall take all action necessary to clean and disinfect any portions of the Improvements affected by Toxic Mold in or about the Improvements, including providing any necessary moisture control systems at the Property. If any investigation, site monitoring, containment, cleanup, removal, restoration or other work of any kind is reasonably necessary under an applicable Environmental Law (“Remedial Work”), Borrower shall commence all such Remedial Work within thirty (30) days after becoming aware of the same and thereafter diligently prosecute to completion all such Remedial Work within such period of time as may be required under applicable law. All Remedial Work shall be performed by licensed contractors approved in advance by Lender and under the supervision of a consulting engineer approved by Lender. All costs of such Remedial Work shall be paid by Borrower, including Lender’s reasonable attorneys’ fees and disbursements incurred in connection with the monitoring or review of such Remedial Work. If Borrower does not timely commence and diligently prosecute to completion the Remedial Work, Lender may (but shall not be obligated to) cause such Remedial Work to be performed at Borrower’s expense. Notwithstanding the foregoing, Borrower shall not be required to commence such Remedial Work within the above specified time period: (i) if prevented from doing so by any Governmental Authority, (ii) if commencing such Remedial Work within such time period would result in Borrower or such Remedial Work violating any Environmental Law, or (iii) if Borrower, at its expense and after prior written notice to Lender, is contesting by appropriate legal, administrative or other proceedings, conducted in good faith and with due diligence, the need to perform Remedial Work. Borrower shall have the right to contest the need to perform such Remedial Work, provided that, (A) Borrower is permitted by the applicable Environmental Laws to delay performance of the Remedial Work pending such proceedings, (B) neither the Property nor any part thereof or interest therein will be sold, forfeited or lost if Borrower fails to promptly perform the Remedial Work being contested, and if Borrower fails to prevail in such contest, Borrower would thereafter have the opportunity to perform such Remedial Work, (C) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which Borrower has not furnished additional security as provided in clause (D) below, or to any risk of criminal liability, and neither the Property nor any interest therein would be subject to the imposition of any Lien for which Borrower has not furnished additional security as provided in clause (D) below, as a result of the failure to perform such Remedial Work and (D) Borrower shall have furnished to Lender additional security in respect of the Remedial Work being contested and the loss or damage that may result from Borrower’s failure to prevail in such contest in such amount as may be reasonably requested by Lender but in no event less than 125% of the cost of such Remedial Work as estimated by Lender or Lender’s Consultant and any loss or damage that may result from Borrower’s failure to prevail in such contest.

(d) Borrower shall not install or permit to be installed on the Property any underground storage tank.

5.8.3 O & M Program. In the event any environmental report delivered to Lender in connection with the Loan recommends the development of or continued compliance with an operation and maintenance program for the Property (including with respect to the presence of asbestos and/or lead-based paint) (“O & M Program”), Borrower shall develop (or continue to comply with, as the case may be) such O & M Program and shall, during the term of the Loan, including any extension or renewal thereof, comply in all material respects with the terms and conditions of the O & M Program.

5.9 Title to the Property. Borrower will warrant and defend the title to the Property, and the validity and priority of all Liens granted or otherwise given to Lender under the Loan Documents, subject only to Permitted Encumbrances, against the claims of all Persons.

5.10 Leases.

5.10.1 Generally. Upon request, Borrower shall furnish Lender with executed copies of all Leases then in effect. All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates and shall be arm’s-length transactions with bona fide, independent third-party tenants. Borrower shall not enter into any Lease or a renewal, extension or modification of an existing Lease without the prior written consent of Lender, which consent shall not, so long as no Event of Default is continuing, be unreasonably withheld or delayed.

5.10.2 Additional Covenants with respect to Leases. Borrower: (a) shall observe and perform the material obligations imposed upon the lessor under the Leases and shall not do or permit anything to impair the value of the Leases as security for the Debt; (b) shall promptly send copies to Lender of all notices of default that Borrower shall send or receive under any Lease; (c) shall enforce, in accordance with commercially reasonable practices for properties similar to the Property, the terms, covenants and conditions in the Leases to be observed or performed by the lessees, short of termination thereof; (d) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (e) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (f) shall not modify any Lease in a manner inconsistent with the Loan Documents; (g) shall not convey or transfer or suffer or permit a conveyance or transfer of the Property so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees under Leases; (h) shall not consent to any assignment of or subletting under any Lease unless required in accordance with its terms without the prior consent of Lender, which, with respect to a subletting, may not, so long as no Event of Default is continuing, be unreasonably withheld or delayed; and (i) shall not cancel or terminate any Lease or accept a surrender thereof without the prior consent of Lender, which consent shall not, so long as no Event of Default is continuing, be unreasonably withheld or delayed.

5.11 Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement addressed to Lender, its successors and assigns, duly acknowledged and certified, setting forth (i) the unpaid Principal, (ii) the Interest Rate, (iii) the date installments of interest and/or Principal were last paid, (iv) any offsets or defenses to the payment of the Debt, and (v) that the Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall deliver to Lender, upon request, estoppel certificates from each party under any Operations Agreement, in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more than three (3) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

(c) Borrower shall deliver to Lender, upon request, estoppel certificates from Franchisor, in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more than three (3) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

5.12 Property Management.

5.12.1 Management Agreement. Borrower shall: (i) cause the Property to be managed pursuant to the Management Agreement; (ii) promptly perform and observe all of the covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its rights thereunder; (iii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditure plan, and property improvement plan and any other notice, report and estimate received by Borrower under the Management Agreement; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed. Without Lender’s prior written consent, Borrower shall not: (a) surrender, terminate, cancel, extend or renew the Management Agreement or otherwise replace Manager or enter into any other management agreement (except pursuant to Section 5.12.2 hereof); (b) reduce or consent to the reduction of the term of the Management Agreement; (c) increase or consent to the increase of the amount of any charges under the Management Agreement; (d) otherwise modify, change, supplement, alter or amend in any material respect, or waive or release any of its rights and remedies under, the Management Agreement; (e) suffer or permit the occurrence and continuance of a default beyond any applicable cure period under the Management Agreement (or any successor management agreement) if such default permits Manager to terminate the Management Agreement (or such successor management agreement); or (f) suffer or permit the ownership, management or control of Manager to be transferred to a Person other than an Affiliate of Borrower.

5.12.2 Termination of Manager. If: (a) as of any Calculation Date, Borrower fails to maintain a Debt Yield of at least 8.50% (unless such failure is due solely to a short-term decline in Net Operating Income resulting from renovations to the Property required by Franchisor); (b) an Event of Default shall be continuing; (c) Manager is in default under the Management Agreement; (d) Manager shall become a debtor in any bankruptcy or insolvency proceeding; or (e) upon the gross negligence, malfeasance or willful misconduct of Manager, Borrower shall, at the request of Lender, terminate the Management Agreement and replace Manager with a replacement manager acceptable to Lender and, if a Securitization has occurred, the applicable Rating Agencies, on terms and conditions satisfactory to Lender and, if a Securitization has occurred, the applicable Rating Agencies. All calculations of the Debt Yield for purposes of this Section 5.12.2 shall be subject to verification by Lender. Borrower’s failure to appoint an acceptable manager within forty five (45) days after Lender’s request of Borrower to terminate the Management Agreement shall constitute an immediate Event of Default. Borrower may from time to time appoint a successor manager to manage the Property, provided that such successor manager and Management Agreement shall be approved in writing by Lender and, if a Securitization has occurred, the applicable Rating Agencies (and Lender’s approval may be conditioned upon Borrower delivering a Rating Comfort Letter if the Loan, by itself or together with other loans, has been the subject of a Secondary Market Transaction, and if required pursuant to a Pooling and Servicing Agreement from and after the occurrence of a Secondary Market Transaction). Notwithstanding the foregoing, however, provided no Event of Default is continuing, (a) the approval of Lender and the Rating Agencies shall not be required with respect to the appointment of a Qualified Manager and (b) upon the occurrence of a Condor Change of Control Event, Borrower may terminate the Management Agreement and replace the Manager with a Qualified Manager so long as such new Qualified Manager is in place prior to or concurrently with the termination of the prior Manager. If at any time Lender consents to the appointment of a new manager or a Qualified Manager is appointed, such new manager (including any Qualified Manager) and Borrower shall, as a condition of Lender’s consent, execute (a) a management agreement in form and substance reasonably acceptable to Lender and

(b) a consent and subordination of management agreement substantially in the form of the Manager Consent, or as otherwise approved by Lender in its reasonable discretion. In addition, if any new manager (including a Qualified Manager) is an Affiliate of Borrower, Borrower shall deliver to Lender a new substantive non-consolidation opinion letter in which Borrower is “paired” with such new manager.

5.13 Special Purpose Bankruptcy Remote Entity. Borrower shall at all times be a Special Purpose Bankruptcy Remote Entity. Borrower shall not directly or indirectly make any change, amendment or modification to its organizational documents, or otherwise take any action which could result in Borrower not being a Special Purpose Bankruptcy Remote Entity. A “Special Purpose Bankruptcy Remote Entity” shall have the meaning set forth on Schedule 5 hereto.

5.14 Assumption in Non-Consolidation Opinion. Borrower shall conduct its business so that the assumptions (with respect to each Person) made in that certain substantive non-consolidation opinion letter dated the date hereof delivered by Borrower’s counsel in connection with the Loan, shall be true and correct in all material respects.

5.15 Change in Business or Operation of Property. Borrower shall not purchase or own any real property other than the Property and shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business or otherwise cease to operate the Property as a hotel or terminate such business for any reason whatsoever (other than temporary cessation in connection with renovations to the Property).

5.16 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.17 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the direct or indirect legal or beneficial owners of Borrower without the prior written consent of Lender, which consent shall not be unreasonably withheld if the terms are substantially similar to those that would be obtained in a comparable arm’s-length transaction with an unrelated third party. Lender acknowledges that Lender has reviewed and approved the terms of the Management Agreement.

5.18 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender; provided, however, that Borrower may join in any application to facilitate the terms of the Option Agreement.

5.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property and (b) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.20 Principal Place of Business. Borrower shall not change its principal place of business or chief executive office from the address set forth in Section 6.1 hereof without first giving Lender thirty (30) days’ prior written notice.

5.21 Change of Name, Identity or Structure. Borrower shall not change its name, identity (including its trade name or names) or Borrower’s corporate, partnership or other structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender, which consent, may be conditioned upon receipt of an updated substantive non-consolidation opinion (if Lender reasonably determines that the same is necessary as a result of Borrower’s new structure). Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

5.22 Indebtedness. Borrower shall not directly or indirectly create, incur or assume any indebtedness other than (a) the Debt, (b) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property and (c) Permitted Equipment Financing (hereinafter defined), which in the case of such unsecured trade payables and Permitted Equipment Financing (i) are not evidenced by a note, (ii) do not exceed, at any time, a maximum aggregate amount of three percent (3%) of the original amount of the Principal and (iii) are paid within thirty (30) days of the date incurred (collectively, “Permitted Indebtedness”). As used herein, “Permitted Equipment Financing” means equipment financing that (A) is entered into in the ordinary course of Borrower’s business, (B) for equipment related to the ownership and operation of the Property whose removal would not materially damage or impair the value of the Property, and (C) which is secured only by the financed equipment.

5.23 Licenses; Intellectual Property; Website.

5.23.1 Licenses. Borrower shall not Transfer any License required for the operation of the Property.

5.23.2 Intellectual Property. Borrower shall keep and maintain all Intellectual Property owned by Borrower relating to the use or operation of the Property and all Intellectual Property owned by Borrower shall be held by and (if applicable) registered in the name of Borrower. Borrower shall not Transfer or let lapse any Intellectual Property owned by Borrower without Lender’s prior consent.

5.23.3 Website. Any website with respect to the Property (other than tenant websites and any websites maintained or owned by Franchisor) shall be maintained by or on behalf of Borrower and any such website shall be registered in the name of Borrower. Borrower shall not Transfer any such website without Lender’s prior consent.

5.24 Compliance with Restrictive Covenants. Borrower shall at all times comply in all material respects with all Operations Agreements. Borrower will not enter into, modify, waive in any material respect or release any Easements, Operations Agreements or other Permitted Encumbrances, or suffer, consent to or permit the foregoing, without Lender’s prior written consent.

5.25 ERISA.

(a) Neither Borrower nor Guarantor shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender or any assignee of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code.

(b) Borrower’s and Guarantor’s covenant in clause (a) above is based on the assumption that no portion of the assets used by Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes assets of a “benefit plan investor” as defined in Section 3(42) of ERISA and with respect to which Borrower or Guarantor is a party in interest (as defined in Section 3(14) of ERISA) or a disqualified person (as defined in Section 4975 of the Code) unless the conditions of an available prohibited transaction exemption are satisfied.

(c) Neither Borrower nor Guarantor shall permit the assets of Borrower or Guarantor to become “plan assets,” within the meaning of 29 C.F.R. 2510.3-101, as modified in application by Section 3(42) of ERISA.

(d) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender, that: (i) neither Borrower nor Guarantor is or maintains a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) neither Borrower nor Guarantor is subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) neither the assets of Borrower nor Guarantor constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified in application by Section 3(42) of ERISA of any “benefit plan investor” as defined in Section 3(42) of ERISA.

(e) Borrower and Guarantor shall not (i) permit any ERISA Event to occur, and (ii) if the employees at the Properties are employed by a manager other than the Borrower or an ERISA Affiliate, incur any liability or obligation with respect to withdrawal or partial withdrawal from a Multiemployer Plan or termination of a plan subject to Title IV of ERISA, whether by reason of indemnification or other contractual agreement with such manager. With for which Borrower, Guarantor or any ERISA Affiliate has an obligation to make contributions, within the meaning of Section 101(l) of ERISA (a “Contributing Employer”), within 30 days following the applicable Multiemployer Plan’s year end, if Lender so requests Borrower to do so, Borrower shall request, or cause to be requested, in accordance with Section 101(1)(1) of

ERISA, that the plan sponsor or administrator of the applicable Multiemployer Plan provide: (i) an estimate of the amount of the withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if the Contributing Employer were to have completely withdrawn from the applicable Multiemployer Plan on the last day of the plan year preceding the date of the request; and (ii) an explanation of how such estimated withdrawal liability amount was determined, including the actuarial assumptions and methods used to determine the value of the Multiemployer Plan’s liabilities and assets, the data regarding employer contributions, unfunded vested benefits, annual changes in the Multiemployer Plan’s unfunded vested benefits and the application of any relevant limitations on the estimated withdrawal liability amount. As soon as available, and in any event within 10 days after the receipt from the plan sponsor or administrator of the applicable Multiemployer Plan, Borrower shall provide Lender with the information received from the Multiemployer Plan pursuant to the estimated withdrawal liability request described in the preceding sentence. As reasonably requested by Lender, Borrower shall promptly provide Lender with a copy of the most recent plan funding notice (if any) issued to each Contributing Employer pursuant to Section 101(f) of ERISA by a plan sponsor or administrator of a Multiemployer Plan.

(f) As soon as practicable, and in any event within 10 days after the occurrence thereof, (i) Borrower shall provide Lender with notice of the occurrence of any ERISA Event (or, to Borrower’s knowledge, the occurrence with respect to a unaffiliated third-party property manager engaged by Borrower of an event that would constitute an ERISA Event if it occurred to an Employee Plan, provided that Borrower has an obligation to indemnify such manager in respect of such event) and (ii) if the employees at the Properties are employed by a manager other than the Borrower or an ERISA Affiliate, Borrower shall provide Lender with notice of any event relating to any Multiemployer Plan or plan subject to Title IV of ERISA, of which it knows or should have known.

5.26 Prohibited Transfers. Borrower shall not directly or indirectly make, suffer or permit the occurrence of any Transfer other than a Permitted Transfer. Borrower shall provide Lender with copies of all organizational documents (if any) relating to any Permitted Transfer (except with respect to Transfers of direct or indirect interests in SP Spring Hotel LLC). Borrower shall pay on demand all of the reasonable costs and expenses incurred by Lender, including reasonable attorneys’ fees and expenses, and, if a Securitization has occurred, including the fees and expenses of Rating Agencies and other outside entities, in connection with considering any proposed Transfer, whether or not the same is permitted or occurs.

5.27 Liens. Without Lender’s prior written consent, Borrower shall not create, incur, assume, permit or suffer to exist any Lien on all or any portion of the Property or any direct or indirect legal or beneficial ownership interest in Borrower or Sole Member, except Liens in favor of Lender and Permitted Encumbrances, unless such Lien is bonded or discharged within sixty (60) days after Borrower first receives notice of such Lien.

5.28 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property or (c) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents.

5.29 Expenses.

(a) Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender for all reasonable unaffiliated third party out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender or Servicer in connection with the Loan, including: (i) the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby and all the costs of furnishing all opinions by counsel for Borrower; (ii) Borrower’s and Lender’s ongoing performance under and compliance with the Loan Documents, including confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Loan Document and any other documents or matters requested by Lender or Borrower; (iv) filing and recording of any Loan Documents; (v) title insurance, surveys, inspections and appraisals; (vi) the creation, perfection or protection of Lender’s Liens in the Property and the Cash Management System Accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan; (viii) investigating, preparing, defending, settling, compromising, responding to, or enforcing or preserving any rights in response to any claim, action, suit, proceeding, investigation, prosecution, subpoena, or request for documents or other evidence under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan, whether or not in connection with an action in which Borrower is the named party; (ix) fees charged by Servicer or, if a Securitization has occurred, the Rating Agencies in connection with the Loan or any modification thereof; and (x) enforcing any obligations of or collecting any payments due from Borrower under any Loan Document or with respect to the Property or in connection with any refinancing or restructuring of the Loan in the nature of a “work-out”, or any insolvency or bankruptcy proceedings.

(b) In addition, in connection with any Rating Comfort Letter, Review Waiver or other Rating Agency consent, approval or review requested or required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the reasonable costs and expenses of Lender and Servicer and the costs and expenses of each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

(c) Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) Business Days after demand may be paid from any amounts in the Cash Management Account, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 5.29 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

5.30 Indemnity. Borrower shall defend, indemnify and hold harmless Lender (and for purposes of this Section 5.30, Lender shall include LoanCore, its Affiliates, successors and assigns, and their respective officers and directors) and each of its Affiliates and their respective successors and assigns, including the directors, officers, partners, members, shareholders, participants, employees, professionals and agents of any of the foregoing (including any Servicer) and each other Person, if any, who Controls Lender, its Affiliates or any of the foregoing (each, an “Indemnified Party”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for an Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses), that may be imposed on, incurred by, or asserted against any Indemnified Party (collectively, the “Indemnified Liabilities”) in any manner, relating to or arising out of or by reason of the Loan, including: (a) any breach by Borrower of its obligations under, or any misrepresentation by Borrower contained in, any Loan Document; (b) the use or intended use of the proceeds of the Loan; (c) any information provided by or on behalf of Borrower, or contained in any documentation approved by Borrower; (d) the ownership of the Mortgage, the Property or any interest therein, or receipt of any Rents; (e) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (f) any use, non-use or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (g) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (h) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substance on, from or affecting the Property; (i) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substance; (j) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Substance; (k) any violation of the Environmental Laws which is based upon or in any way related to such Hazardous Substance, including the costs and expenses of any Remedial Work; (l) any failure of the Property to comply with any Legal Requirement; (m) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Lender with respect thereto; (n) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; (o) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan; and (p) investigating, preparing, defending, settling, compromising, responding to, or enforcing or preserving any rights in response to any claim, action, suit, proceeding, investigation, prosecution, subpoena, or request for documents or other evidence under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan, whether or not in connection with an action in which Borrower is the named party; provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that it is finally judicially determined that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. Any amounts payable to any Indemnified Party by reason of the application of this paragraph shall be payable on demand and shall bear interest at the Default Rate from the date loss or damage is sustained by any Indemnified Party until paid. The obligations and liabilities of Borrower under this Section 5.30 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure. Notwithstanding the foregoing, however, Borrower shall not be obligated to indemnify any Indemnified Party for any event or condition that first arises on or after the date on which Lender (or its transferee) acquires title or control of the Property (whether at foreclosure sale, conveyance in lieu of foreclosure or similar transfer) or after a receiver has been appointed for the Property; provided that Borrower’s obligation to indemnify the Indemnified Parties with respect to an event or condition specified in clauses (h) through (k) above (relating to Hazardous Substances) shall continue in perpetuity after Lender (or its transferee) acquires title or control of the Property unless such specified event or condition occurs during Lender’s period of ownership and provided that Borrower shall bear the burden of proving that such specified event or condition occurred during Lender’s period of ownership. Notwithstanding the foregoing, the indemnification obligations of Borrower with respect to an event or condition specified in clauses (h) through (k) above (relating to Hazardous Substances) shall terminate three (3) years after the full and indefeasible payment by Borrower of the Debt provided that at the time of such payment Borrower furnishes to the Indemnified Parties an updated environmental report in form and substance, and from an environmental consultant, reasonably acceptable to the Indemnified Parties, which updated environmental report discloses, as of the date of such repayment, no actual or threatened: (A) non-compliance with or violation of applicable Environmental Laws (or permits issued pursuant to Environmental Laws) in connection with the Property or operations thereon, which has not been cured in accordance with applicable Environmental Laws, (B) environmental Liens encumbering the Property, (C) administrative processes or proceedings or judicial proceedings concerning any environmental matter addressed in this Agreement, or (D) unlawful presence or Release of Hazardous Substances in, on, above or under the Property that has not been fully remediated as required by applicable Environmental Laws. For purposes of the preceding sentence, (i) payment of the Debt shall not be deemed to have occurred if Lender or any Affiliate thereof acquires title to the Property through the exercise of remedies (whether at foreclosure sale, a Transfer in lieu of foreclosure or any other Transfer) and (ii) to the extent a third party suit, proceeding, or claim has been instituted or commenced prior to the termination date set forth in the foregoing sentence, this Agreement shall remain in full force and effect with respect to any such suit, proceeding, or claim (with respect to which Indemnitor has any obligation pursuant to this Agreement) until the completion of any such suits, proceedings or claims, including, without limitation, the payment by Borrower of any amounts which are due and payable under this Agreement in connection with such suits, proceedings or claims.

5.31 Patriot Act Compliance.

(a) Borrower will use its good faith and commercially reasonable efforts to comply with the Patriot Act (as defined below) and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. Lender shall have the right, from time to time, to audit Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, cause

Borrower to comply therewith and any and all reasonable costs and expenses incurred by Lender in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable. For purposes hereof, the term “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same was restored and amended by Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act (USA FREEDOM Act) of 2015 and as the same may be further amended, extended, replaced or otherwise modified from time to time, and any corresponding provisions of future laws.

(b) Neither Borrower nor any partner in Borrower or member of such partner nor any owner of ten percent (10%) or more of a direct or indirect interest in Borrower, or to Borrower’s knowledge, any owner of less than ten percent (10%) of a direct or indirect interest in Borrower (i) is listed on any Government Lists (as defined below), (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as defined below), or (iv) is currently under investigation by any Governmental Authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under: (A) the criminal laws against terrorism; (B) the criminal laws against money laundering; (C) the Bank Secrecy Act, as amended; (D) the Money Laundering Control Act of 1986, as amended, or the (E) Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in “Government Lists”, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Government Lists”.

(c) At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (i) none of the funds or other assets of Borrower, Key Principal or Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in Borrower, Key Principal or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the Loan made by Lender would be in violation of law, (ii) no Embargoed Person shall have any interest of any nature whatsoever in Borrower, Key Principal or Guarantor, as applicable, with the result that the investment in Borrower, Key Principal or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (iii) none of the funds of Borrower, Key Principal or Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in Borrower, Key Principal or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.

5.32 Approval of Major Contracts. Borrower shall not, without Lender’s prior consent: (a) enter into, surrender or terminate any Major Contract to which it is a party or to which Borrower or the Property is subject (unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable); (b) increase or consent to the increase of the amount of any charges under any Major Contract to which it is a party or to which Borrower or the Property is subject, except as provided therein or on an arm’s-length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Major Contract to which it is a party or to which Borrower or the Property is subject in any material respect, except on an arm’s-length basis and commercially reasonable terms.

5.33 Operating Lease. Each of Fee Borrower and Leasehold Borrower shall (i) promptly perform and observe all of the covenants required to be performed and observed by it under the Operating Lease and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under the Operating Lease of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received or sent by it under the Operating Lease; and (iv) promptly enforce in accordance with commercially reasonable practices the performance and observance of all of the covenants required to be performed and observed by it under the Operating Lease. Without Lender’s prior consent, neither Fee Borrower nor Leasehold Borrower shall (i) surrender, terminate or cancel the Operating Lease; (ii) reduce or consent to the reduction of the term of the Operating Lease; (iii) increase or consent to the increase of the amount of any charges under the Operating Lease in any material respect, except as may be required to comply with Legal Requirements applicable to a real estate investment trust, provided that rent under the Operating Lease shall be “market rent” in accordance with real estate investment trust rules and regulations; (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Operating Lease or (v) suffer or permit the occurrence of continuance a default beyond any applicable cure period under the Operating Lease if such default permits any party thereto to terminate or cancel such Operating Lease.

5.34 Franchise Agreement and Hotel Covenants.

(a) Borrower shall: (i) cause the hotel located on the Property to be operated pursuant to the Franchise Agreement; (ii) promptly perform and observe all of the covenants required to be performed and observed by it under the Franchise Agreement in all material respects and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (iii) promptly notify Lender of any default under the Franchise Agreement of which it is has received written notice; (iv) promptly deliver to Lender a copy of each material financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Franchise Agreement; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by the franchisor under the Franchise Agreement in all material respects.

(b) Borrower shall not without Lender’s prior consent: (i) surrender, terminate or cancel the Franchise Agreement; (ii) reduce or consent to the reduction of the term of the Franchise Agreement; (iii) increase or consent to the increase of the amount of any charges under the Franchise Agreement; (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Franchise Agreement; or (v) suffer or permit the occurrence of continuance a default beyond any applicable cure period under the Franchise Agreement (or any successor franchise agreement) if such default permits the franchisor to terminate or cancel the Franchise Agreement (or any successor franchise agreement).

(c) Without in any way limiting the covenants set forth elsewhere in the Loan Documents, Borrower shall: (i) cause the hotel located on the Property to be operated, repaired and maintained as a well-maintained “first-class hotel” which shall mean a hotel providing amenities, services and facilities substantially equivalent or superior to hotels of similar average room rate and targeted market segment from time to time operating in the same or comparable geographic area of the Property, taking into consideration the age and location of the hotel located on the Property; and (ii) maintain Inventory in amounts sufficient to meet the hotel industry standard for hotels comparable to the hotel located on the Property and at levels sufficient for the operation of the hotel located on the Property at full occupancy levels.

6.	NOTICES AND REPORTING

6.1 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (a “Notice”) shall be given in writing (even if not specified herein) and shall only be effective for all purposes if either hand delivered with receipt acknowledged, or by a nationally recognized overnight delivery service (such as Federal Express), or by certified or registered United States mail, return receipt requested, postage prepaid, or by facsimile and confirmed by facsimile answer back, or e-mailed (with confirmation of delivery thereof) to the e-mail addresses for Lender to the extent set forth in this Section 6.1 with a subject line identifying the purpose of such Notice and the name of the Property and Borrower; in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party):

If to Lender:

LoanCore Capital Credit REIT LLC

c/o LoanCore Capital

55 Railroad Avenue, Suite 100

Greenwich, Connecticut 06830

Attention: Brett Kaplan

Facsimile No.: (203) 861-6006

E-mail: BKaplan@LoanCoreCapital.com

with a copy to:

LoanCore Capital Credit REIT LLC

c/o LoanCore Capital

55 Railroad Avenue, Suite 100

Greenwich, Connecticut 06830

Attention: Notices

E-mail: notices@loancorecapital.com

with a copy to:

Kaye Scholer LLP

250 West 55th Street

New York, New York 10019-9710

Attention: Stephen Gliatta, Esq.

Facsimile No.: (212) 836-8689

Email: steve.gliatta@kayescholer.com

If to Borrower:

40 West 57th Street, 29th Floor

New York, New York 10019

Attention: Alan Kanders

Facsimile No.:

with a copy to:

Herrick, Feinstein LLP

Two Park Avenue

New York, New York 10016

Attention: Paul Shapses, Esq.

Facsimile No.: (212) 545-3443

and to:

Condor Hospitality Trust, Inc.

4800 Montgomery Lane, Suite 220

Bethesda, Maryland 20814

Attention: Jonathan J. Gantt, CFO and SVP

Facsimile No.: (402) 371-4229

and to:

Jeffer Mangels Butler & Mitchell LLP

1900 Avenue of the Stars, 7th Floor

Los Angeles, California 90067

Attention: Jeffrey E. Steiner, Esq.

Facsimile No.: (310) 712-8514

A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery; (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (c) in the case of overnight delivery, upon the first attempted delivery on a Business Day; (d) in the case of facsimile, upon the confirmation of delivery of such facsimile transmission; or (e) in the case of e-mail, upon the confirmation of delivery such e-mail.

6.2 Borrower Notices and Deliveries. Borrower shall: (a) give prompt written notice to Lender of: (i) any litigation, governmental proceedings or claims or investigations pending or threatened against Borrower or Sole Member which might materially adversely affect Borrower’s or Sole Member’s condition (financial or otherwise) or business or the Property; (ii) any Material Adverse Effect, or of the occurrence of any Default or Event of Default of which Borrower has knowledge; and (b) furnish and provide to Lender: (i) any Securities and Exchange Commission or other public filings, if any, of Borrower, Sole Member or Manager within two (2) Business Days of such filing; and (ii) all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, reasonably requested, from time to time, by Lender, to the extent in Borrower’s possession or reasonable control. In addition, after written request by Lender (but no more frequently than twice in any year), Borrower shall furnish to Lender (A) within ten (10) days, a certificate addressed to Lender, its successors and assigns reaffirming all representations and warranties of Borrower set forth in the Loan Documents as of the date requested by Lender or, to the extent of any changes to any such representations and warranties, so stating such changes, and (B) within thirty (30) days, tenant estoppel certificates addressed to Lender, its successors and assigns from each tenant at the Property in form and substance reasonably satisfactory to Lender.

6.3 Financial Reporting.

6.3.1 Bookkeeping. Borrower shall keep on a calendar year basis, in accordance with GAAP and USALI (provided that, in addition to GAAP compliant statements, Borrower shall prepare statements adjusted to show actual rents as scheduled to be received and not straight-lined), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense and any services, Equipment or furnishings provided in connection with the operation of the Property, whether such income or expense is realized by Borrower, Manager or any Affiliate of Borrower. Lender shall have the right from time to time during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or other Person maintaining them, and to make such copies or extracts thereof as Lender shall desire. After an Event of Default, Borrower shall pay any costs incurred by Lender to examine such books, records and accounts, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

6.3.2 Annual Reports. Borrower shall furnish to Lender annually, within 120 days after each calendar year, a complete copy of Borrower’s annual financial statements audited by a “big four” accounting firm or another independent certified public accountant (accompanied by an unqualified opinion from such accounting firm or other independent certified public accountant) reasonably acceptable to Lender, each in accordance with GAAP and containing balance sheets and statements of profit and loss for Borrower and the Property in such detail as Lender may request. Such financial statements (a) shall be in form and substance satisfactory to Lender, (b) shall set forth the financial condition and the income and expenses for the Property for the immediately preceding calendar year, including statements of annual Net Operating Income and (c) shall be accompanied by an Officer’s Certificate certifying (i) that such statement is true, correct, complete and accurate and presents fairly the financial condition of the Property and has been prepared in accordance with GAAP, (ii) whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it, (iii) that as of the date of such Officer’s Certificate, no litigation exists involving Borrower or the Property in which the amount involved is $250,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taken in relation thereto and (iv) the amount by which operating expenses incurred by Borrower for such period were greater than or less than the operating expenses reflected in the applicable Annual Budget.

6.3.3 Monthly/Quarterly Reports. Borrower shall furnish to Lender within fifteen (15) days after the end of each calendar month or calendar quarter (as indicated below) the following items: (a) monthly and year-to-date operating statements, noting Net Operating Income and other information necessary and sufficient under GAAP to fairly represent the financial position and results of operation of the Property during such calendar month, all in form satisfactory to Lender; (b) a balance sheet for such calendar month; (c) a comparison of the budgeted income and expenses and the actual income and expenses for each month and year-to-date for the Property, together with a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such period and year-to-date; (d) a statement of the actual Capital Expenses made by Borrower during each calendar quarter as of the last day of such calendar quarter; (e) a statement that Borrower has not incurred any indebtedness other than Permitted Indebtedness; (f) an aged receivables report; (g) all franchise inspection reports received by Borrower in such month; and (h) a summary report detailing occupancy, including average daily rate. Each such statement shall be accompanied by an Officer’s Certificate certifying, to the best of signer’s knowledge, (i) that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property in accordance with GAAP (subject to normal year-end adjustments), (ii) whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it, (iii) that as of the date of such Officer’s Certificate, no litigation exists involving Borrower or the Property in which the amount involved is $250,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taken in relation thereto and (iv) the amount by which operating expenses incurred by Borrower for such period were greater than or less than the operating expenses reflected in the applicable Annual Budget. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof. In addition, Borrower shall furnish or cause to be furnished to Lender, within thirty (30) days after the end of each calendar month, the most current Smith Travel Research Reports then available to Borrower reflecting market penetration and relevant hotel properties competing with the Property.

6.3.4 Compliance Certificates. Borrower shall furnish to Lender (a) within thirty (30) days after the end of each calendar quarter (and, prior to a Securitization, within ten (10) days of Lender’s request), a quarterly calculation of the Debt Yield for the immediately preceding two (2) calendar quarters as of the most recent Calculation Date (together with such back-up information as Lender shall require), prepared in the form required by Lender, accompanied by an Officer’s Certificate certifying that such statement is true, correct, complete and accurate and (b) a calculation of the Debt Yield for the immediately preceding six months as of the following dates with respect to the Debt Yield calculation required pursuant to Section 2.8(d) hereof for the applicable Extension Term: (i) August 1, 2018, with respect to the First Extension Term; (ii) August 1, 2019, with respect to the Second Extension Term; and (iii) August 1, 2020, with respect to the Third Extension Term, in each case, no later than thirty (30) days prior to the commencement of the applicable Extension Term.

6.3.5 Other Reports. Borrower shall furnish to Lender, within ten (10) Business Days after request, such further detailed information with respect to the operation of the Property and the financial affairs of Borrower, Sole Member or Manager as may be reasonably requested by Lender or, if a Securitization has occurred, any applicable Rating Agency.

6.3.6 Annual Budget. Borrower shall prepare and submit (or shall cause Manager to prepare and submit) to Lender within thirty (30) days after a Cash Management Period and by November 30th of each year thereafter during the Term until such Cash Management Period has ended, for approval by Lender, which approval shall not be unreasonably withheld or delayed, a proposed pro forma budget for the Property for the succeeding calendar year (the “Annual Budget”, and each Annual Budget approved by Lender is referred to herein as the “Approved Annual Budget”), and, promptly after preparation thereof, any revisions to such Annual Budget. The Annual Budget shall consist of (i) an operating expense budget showing, on a month-by-month basis, in reasonable detail, each line item of Borrower’s anticipated operating income and operating expenses (on a cash and accrual basis), including amounts required to establish, maintain and/or increase any monthly payments required hereunder (and once such Annual Budget has been approved by Lender, such operating expense budget shall be referred to herein as the “Approved Operating Budget”), and (ii) a Capital Expense budget showing, on a month-by-month basis, in reasonable detail, each line item of anticipated Capital Expenses (and once such Annual Budget has been approved by Lender, such Capital Expense budget shall be referred to herein as the “Approved Capital Expense/FF&E Budget”). Until such time that any Annual Budget has been approved by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Lender (including increases for any non-discretionary expenses)).

6.3.7 Additional Operating Expenses.

(a) During a Cash Management Period, in the event that Borrower incurs or will incur any operating expense, including Emergency Expenditures, that is not in the Approved Annual Budget but is otherwise an Approved Operating Expense (each an “Additional

Operating Expense”), then Borrower shall promptly (but in no event shall Borrower be required to do so more frequently than monthly) deliver to Lender a reasonably detailed explanation of such Additional Operating Expense(s) or, with respect to any such item that is subject to Lender’s approval, such proposed Additional Operating Expense. Any Additional Operating Expense submitted to Lender (and, if required, approved by Lender) in accordance with this Agreement is referred to herein as an “Approved Additional Operating Expense”.

(b) Any funds distributed to Borrower for the payment of Approved Additional Operating Expenses (including any distribution to Borrower pursuant to Section 3.12(a)(vi)) shall be used by Borrower only to pay for Approved Additional Operating Expenses or reimburse Borrower for Approved Additional Operating Expenses, as applicable.

6.3.8 Hotel Accounting. All monthly and other operating statements to be delivered by Borrower hereunder shall be (and all accompanying Officer’s Certificates shall state that they have been) prepared based upon USALI.

6.3.9 Breach. If Borrower fails to provide to Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Article 6 within thirty (30) days after the date upon which such Required Record is due, Borrower shall pay to Lender, at Lender’s option and in its discretion (and without limiting any other rights or remedies of Lender hereunder), an amount equal to $10,000 for each Required Record that is not delivered; provided Lender has given Borrower at least fifteen (15) days prior notice of such failure. In addition, thirty (30) days after Borrower’s failure to deliver any Required Records, Lender shall have the option (and without limiting any other rights or remedies of Lender hereunder), upon fifteen (15) days’ notice to Borrower to gain access to Borrower’s books and records and prepare or have prepared at Borrower’s expense, any Required Records not delivered by Borrower.

7.	INSURANCE; CASUALTY; AND CONDEMNATION

7.1 Insurance Coverage. Borrower, at its sole cost, for the mutual benefit of Borrower and Lender, shall obtain and maintain during the Term the following policies of insurance:

(a) Property insurance insuring against loss or damage customarily included under so called “all risk” or “special form” policies including but not limited to fire, lightning, windstorm, vandalism, and malicious mischief, boiler and machinery and subject to Section 7.1.1(m) hereof, coverage for damage or destruction caused by the acts of “Terrorists”, both foreign and domestic, (or such policies shall have no exclusion from coverage with respect thereto) and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the premises in nature, use, location, height, and type of construction. Such insurance policy shall also insure for ordinance of law coverage, coverage for loss to the undamaged portion of the building, costs of demolition and increased cost of construction in amounts satisfactory to Lender. Each such insurance policy shall (i) be in an amount equal to 100% of the then replacement cost of the Improvements without deduction for physical depreciation, (ii) have deductibles no greater than $25,000, except for windstorm which shall be no greater than 5% of the total insurable value, (iii) be paid annually in advance and (iv) be on a replacement cost basis and contain either no coinsurance or, if coinsurance, an agreed amount endorsement, and shall cover, without limitation, all tenant improvements and betterments that Borrower is required to insure on a replacement cost basis. Lender shall be named Mortgagee and Loss Payee on a Standard Mortgagee Endorsement.

(b) Flood insurance if any part of the Property is located in an area now or hereafter designated by the Federal Emergency Management Agency as a Special Flood Hazard Area, or such other Zone if Lender so requires. Such coverage shall (i) be in an amount equal to the maximum limit available through the National Flood Insurance Program, (ii) include such excess limits in an amount equal to (A) 100% of the full replacement cost of the Improvements on the Property (without any deduction for depreciation) or (B) such other amount as agreed to by Lender and (iii) have deductibles acceptable to Lender.

(c) Commercial general liability insurance, including coverage for personal injury, bodily injury, death, accident and property damage, and excess and/or umbrella liability coverage for personal injury, bodily injury, death, accident and property damage, such insurance providing in combination no less than containing minimum limits per occurrence of $1,000,000 and $2,000,000 in the aggregate (applying “per location” if the policy covers more than one location) for any policy year with no deductible or self-insured retention; together with at least $50,000,000 excess and/or umbrella liability insurance for any and all claims. Such excess and/or umbrella liability shall schedule the auto liability, liquor liability and/or employer’s liability policies, to the extent such coverages are required. The policies described in this subsection shall also include coverage for Terrorism, elevators, escalators, independent contractors, and contractual liability for insured contracts (covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify Lender as required under this Agreement and the other Loan Documents).

(d) Rental loss and/or business interruption insurance in an amount equal to 100% of the projected gross revenues and/or Rents (less any non-continuing expenses) for a period of at least 18 months. The period of indemnification shall include the initial period of restoration of not less than twelve (12) months, which is the period of time required to rebuild the Property following a casualty, and an extended period of indemnity endorsement for a period of 6 months, which provides that after the physical loss to the Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or until the limit for such coverage as required above is exhausted, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such insurance shall be increased from time to time during the Term as and when the estimated or actual gross revenues and/or Rents increase.

(e) Comprehensive boiler and machinery insurance covering all mechanical and electrical equipment against physical damage, rent loss and improvements loss and covering, without limitation, all tenant improvements and betterments that Borrower is required to insure pursuant to the lease on a replacement cost basis and in an amount equal to the full replacement cost of the Improvements on the Property (without any deduction for depreciation) or such other amount acceptable to Lender.

(f) Worker’s compensation insurance with respect to any employees of Borrower, as required by any Legal Requirement and employer’s liability with minimum limits of $500,000 each accident, $500,000 each disease per employee, and $500,000 each disease policy limit.

(g) During any period of repair or restoration, and only if the property and liability coverage forms do not otherwise apply, (i) commercial general liability and umbrella liability insurance covering claims related to the repairs or restoration at the Property that are not covered by or under the terms or provisions of the insurance provided for in Section 7.1.1(c) hereof and (i) the insurance provided for in Section 7.1.1(a) hereof, which shall, in addition to the requirements set forth in such Section, (A) be written on a builder’s “all-risk” insurance on a completed value, non-reporting form, in an amount equal to not less than the full insurable value of the Property, against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form, substance and with deductibles acceptable to Lender and against all risks insured against pursuant to clauses (a), (b), (d), (e), (h) and (m) of this Section 7.1.1 and (B) include permission to occupy the Property.

(h) If required by Lender, earthquake insurance (i) with minimum coverage equivalent to the greater of 1.0x SUL (scenario upper loss) and 1.5x SEL (scenario expected loss) multiplied by the full replacement cost of the building plus business income, (ii) having a deductible not in excess of 5% of the total insurable value of the Property, and (iii) if the Property is legally nonconforming under applicable zoning ordinances and codes, containing ordinance of law coverage in amounts as required by Lender.

(i) Insurance against employee dishonesty in an amount acceptable to Lender (if applicable);

(j) Commercial auto liability coverage for all owned, non-owned and hired autos containing minimum limits per occurrence of $1,000,000 (if applicable);

(k) Liquor liability coverage containing minimum limits of $1,000,000 or in such greater amount as may be required by applicable Legal Requirements (if applicable).

(l) Such other insurance or higher limits (including Innkeeper’s Legal Liability environmental liability insurance, earthquake insurance and mine subsidence insurance) as may from time to time be reasonably required by Lender in order to protect its interests.

(m) Notwithstanding anything in Section 7.1.1(a) hereof to the contrary, Borrower shall be required to obtain and maintain coverage in its property insurance Policy (or by a separate Policy), its loss of rents/business interruption coverage, and its liability policies against loss or damage by terrorist acts, both foreign and domestic, in an amount equal to 100% of the “Full Replacement Cost” of the Property plus the rental loss and/or business interruption insurance required in Section 7.1.1(d) hereof provided that such coverage is available. Borrower shall obtain the coverage required under this Section 7.1.1(m) from a carrier which otherwise satisfies the rating criteria specified in Section 7.1.2 hereof (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain such coverage from the highest rated insurance company providing such coverage. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by Section 7.1.1(a) hereof, Borrower shall, nevertheless be required to obtain coverage for terrorism (as standalone coverage) in an amount equal to 100% of the “Full Replacement Cost” of the Property plus the rental loss and/or business interruption coverage under Section 7.1.1(d) hereof provided that such coverage is available.

7.1.2 Policies. All policies of insurance (the “Policies”) required pursuant to Section 7.1.1 hereof shall: (a) be issued by companies approved by Lender and authorized to do business in the State, with a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s (to the extent Moody’s rates the Securities and rates the applicable insurance company), and a rating of “A:X” or better in the current Best’s Insurance Reports; (b) name Lender and its successors and/or assigns as their interest may appear as the mortgagee/lender’s loss payable (in the case of property insurance and business interruption/loss of rents coverage) and an additional insured (in the case of liability insurance); (c) contain (in the case of property insurance) a Non-Contributory Standard Mortgagee Clause/Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the person to which all payments made by such insurance company shall be paid; (d) with respect to property (including business interruption/loss of rents), commercial general liability and excess/umbrella liability policies, contain a waiver of subrogation in favor of Lender; (e) with respect to property policies (including business interruption/loss of rents), contain such provisions as Lender deems reasonably necessary or desirable to protect its interest, including (i) endorsements providing that neither Borrower, Lender nor any other party shall be a co-insurer under the Policies, (ii) that Lender shall receive at least thirty (30) days’ prior written notice of cancellation of any of the Property Policies, except ten (10) days’ notice for cancellation due to non-payment of premium; such notice shall also be provided for Liability policies, when available (however, when not available for Liability policies, Borrower shall provide required notice to Lender), (iii) that such policy shall not contain any provision that would make the Lender liable for any premiums and commissions, provided that the policy need not waive the requirement that the premium be paid in order to effect continuation of coverage if the policy will be cancelled due to non-payment of premium and (iv) providing that Lender is permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums; (f) in the event any property insurance policy shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Lender, such insurance policy shall not be invalidated by and shall insure Lender regardless of (i) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (ii) the occupancy or use of the premises for purposes more hazardous than permitted by the terms thereof, or (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Loan Documents; and (g) be satisfactory in form and substance to Lender and approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds and complete copies thereof delivered to Lender. In the event of foreclosure or other transfer of title, Borrower agrees that all proceeds payable thereunder pertaining to the Property shall thereupon vest in the purchaser at such foreclosure or in Lender or other transferee in the event of such other transfer of title. Borrower shall pay the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and furnish to Lender evidence of the renewal of each of the Policies together with (unless such Insurance Premiums have been paid by Lender pursuant to Section 3.4 hereof) receipts for or other evidence of the payment of the Insurance Premiums reasonably satisfactory to Lender. If Borrower does not furnish such evidence and receipts at least thirty (30) days prior to the expiration of any expiring Policy, then Lender may, but shall not be obligated to, procure such insurance and pay the Insurance Premiums therefor, and Borrower shall reimburse Lender for the cost of such Insurance Premiums promptly on demand, with interest accruing at the Default Rate. Borrower shall deliver to Lender a complete copy of each Policy within thirty (30) days after its effective date. Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like. Lender agrees that the Policies may be in the form of a blanket policy provided that (A) such policy otherwise meets the requirements set forth herein this Section 7.1, (B) Lender shall be satisfied by evidence required by Lender that the blanket policy provides the same protection as would a separate Policy insuring only the Property in accordance with the terms of this Agreement and (C) Borrower shall, upon written request of Lender, provide Lender with a complete schedule of locations and values for properties associated with such blanket policy (any such blanket policy that satisfies the foregoing conditions, an “Acceptable Blanket Policy”).

7.2 Casualty.

7.2.1 Notice; Restoration. If the Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction.

7.2.2 Settlement of Proceeds. If a Casualty covered by any of the Policies (an “Insured Casualty”) occurs where the loss does not exceed the Restoration Threshold, provided no Default or Event of Default has occurred and is continuing, Borrower may settle and adjust any claim without the prior consent of Lender provided that such adjustment is carried out in a competent and timely manner, and Borrower is hereby authorized to collect and receipt for the insurance proceeds (the “Proceeds”). In the event of an Insured Casualty where the loss equals or exceeds the Restoration Threshold (a “Significant Casualty”), Lender may settle and adjust any claim without the consent of Borrower and agree with the insurer(s) on the amount to be paid on the loss, and the Proceeds shall be due and payable solely to Lender and held by Lender in the Casualty/Condemnation Subaccount and disbursed in accordance herewith; provided that so long as no Event of Default is continuing, Lender shall settle and adjust any claim in consultation with Borrower. If Borrower or any party other than Lender is a payee on any check representing Proceeds with respect to a Significant Casualty, Borrower shall promptly endorse, and cause all such third parties to endorse, such check payable to the order of Lender. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse such check payable to the order of Lender. The out-of-pocket expenses incurred by Lender in the settlement, adjustment and collection of the Proceeds shall become part of the Debt and shall be reimbursed by Borrower to Lender upon demand. Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance carrier makes a payment under a property insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance carrier as to the purpose of such payment, as between Lender and Borrower, such payment shall not be treated as business or rental interruption insurance proceeds unless Borrower has demonstrated to Lender’s satisfaction that the remaining net Proceeds that will be received from the property insurance carriers are sufficient to pay 100% of the cost of fully restoring the Improvements or, if such net Proceeds are to be applied to repay the Debt in accordance with the terms hereof, that such remaining net Proceeds will be sufficient to pay the Debt in full.

7.3 Condemnation.

7.3.1 Notice; Restoration. Borrower shall promptly give Lender notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting the Property (a “Condemnation”) and shall deliver to Lender copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrower, regardless of whether an Award is available, shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to the extent practicable to be of at least equal value and of substantially the same character (and to have the same utility) as prior to such Condemnation.

7.3.2 Collection of Award. Lender is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any award or payment in respect of a Condemnation (an “Award”), where such Award exceeds the Restoration Threshold and to make any compromise, adjustment or settlement in connection with such Condemnation. Notwithstanding any Condemnation (or any transfer made in lieu of or in anticipation of such Condemnation), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Loan Documents, and the Debt shall not be reduced unless and until any Award shall have been actually received and applied by Lender to expenses of collecting the Award and to discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the Interest Rate. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of such Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall be recoverable or shall have been sought, recovered or denied, to receive all or a portion of the Award sufficient to pay the Debt. Borrower shall cause any Award that is payable to Borrower to be paid directly to Lender. Lender shall hold such Award in the Casualty/Condemnation Subaccount and disburse such Award in accordance with the terms hereof.

7.4 Application of Proceeds or Award.

7.4.1 Application to Restoration. If an Insured Casualty or a Condemnation occurs where:

(a) the loss is in an aggregate amount less than fifteen percent (15%) of the unpaid Principal;

(b) in the reasonable judgment of Lender, the Property can be restored within nine (9) months, and prior to six (6) months before the Stated Maturity Date, and prior to the expiration of the rental or business interruption insurance with respect thereto, to the Property’s pre-existing condition and utility as existed immediately prior to such Insured Casualty or Condemnation, and to an economic unit not less valuable and not less useful than the same was immediately prior to the Insured Casualty or Condemnation, and after such restoration will adequately secure the Debt;

(c) less than (i) thirty percent (30%), in the case of an Insured Casualty or (ii) fifteen percent (15%), in the case of a Condemnation, of the rentable area of the Improvements has been damaged, destroyed or rendered unusable as a result of such Insured Casualty or Condemnation;

(d) Leases demising in the aggregate at least sixty-five percent (65%) of the total rentable space in the Property and in effect as of the date of the occurrence of such Insured Casualty or Condemnation remain in full force and effect during and after the completion of the Restoration (hereinafter defined);

(e) no Default or Event of Default shall have occurred and be then continuing; and

(f) the Franchise Agreement shall at all times during the Restoration and from and after the completion thereof remain in full force and effect, without default by Borrower thereunder (except to the extent such default would be cured by performance of such Restoration).

then the Proceeds or the Award, as the case may be (after reimbursement of any expenses incurred by Lender), shall be applied to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Property (the “Restoration”), in the manner set forth herein. Borrower shall commence (which shall be deemed to mean that Borrower has commenced the filing of all applications and permits required to effect such Restoration) and diligently prosecute such Restoration. Notwithstanding the foregoing, in no event shall Lender be obligated to apply the Proceeds or Award to reimburse Borrower for the cost of Restoration unless, in addition to satisfaction of the foregoing conditions, both (i) Borrower shall pay (and if required by Lender, Borrower shall deposit with Lender in advance) all costs of such Restoration in excess of the net amount of the Proceeds or the Award made available pursuant to the terms hereof and (ii) Lender shall have received evidence reasonably satisfactory to it that during the period of the Restoration, the Rents will be at least equal to the sum of the operating expenses and Debt Service and other reserve payments required hereunder, as reasonably determined by Lender or that Borrower has otherwise committed sufficient funds to address any such shortfall in a manner reasonably acceptable to Lender.

7.4.2 Application to Debt. Except as provided in Section 7.4.1 hereof, any Proceeds and/or Award may, at the option of Lender, be applied to the payment of (i) accrued but unpaid interest on the Note, (ii) the unpaid Principal and (iii) other charges due under the Note and/or any of the other Loan Documents, or applied to reimburse Borrower for the cost of any Restoration, in the manner set forth in Section 7.4.3 hereof. Any prepayment of the Loan made pursuant to this Section 7.4.2 shall be subject to the Exit Fee, but shall otherwise be without any Spread Maintenance Premium, unless an Event of Default has occurred and is continuing at the time the Proceeds are received from the insurance company or the Award is received from the condemning authority, as the case may be, in which event Borrower shall pay to Lender an additional amount equal to the Spread Maintenance Premium, if any, that may be required with respect to the amount of the Proceeds or Award applied to the unpaid Principal.

7.4.3 Procedure for Application to Restoration. If Borrower is entitled to reimbursement out of the Proceeds or an Award held by Lender, such Proceeds or Award shall be disbursed from time to time from the Casualty/Condemnation Subaccount upon Lender being furnished with (a) evidence satisfactory to Lender of the estimated cost of completion of the Restoration, (b) with respect to any Restoration the cost of which is anticipated to exceed the Restoration Threshold, a fixed price or guaranteed maximum cost construction contract for Restoration satisfactory to Lender, (c) prior to the commencement of Restoration, all immediately available funds in addition to the Proceeds or Award that in Lender’s judgment are required to complete the proposed Restoration, (d) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as Lender may reasonably require and approve, and (e) all plans and specifications for such Restoration, such plans and specifications to be approved by Lender prior to commencement of any work, and provided that no Event of Default is then continuing, such approval shall not be unreasonably withheld, conditioned or delayed. Lender may, at Borrower’s expense, retain a Construction Consultant to review and approve all requests for disbursements, which approval shall also be a condition precedent to any disbursement. No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time; funds other than the Proceeds or Award shall be disbursed prior to disbursement of such Proceeds or Award; and at all times, the undisbursed balance of such Proceeds or Award remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Provided no Default or Event of Default then exists, any surplus that remains out of the Proceeds held by Lender after payment of such costs of Restoration shall be paid to Borrower (unless a Cash Management Period is continuing, in which event, such surplus shall be deposited into the Cash Management Account as if Rents and disbursed pursuant to Section 3.15 hereof. Any surplus that remains out of the Award received by Lender after payment of such costs of Restoration shall be retained by Lender and applied to payment of the Debt or returned to Borrower.

8. DEFAULTS

8.1 Events of Default. An “Event of Default” shall exist with respect to the Loan if any of the following shall occur:

(a) any portion of the Debt is not paid when due or Borrower shall fail to pay when due any payment required under Sections 3.3, 3.4, 3.5, 3.6, 3.8, 3.9 or 3.11 hereof;

(b) any of the Taxes are not paid when due (unless, with respect to Real Estate Taxes, Lender is paying such Real Estate Taxes pursuant to Section 3.3 hereof, sufficient funds are in the Tax Subaccount to make such payment, Lender is otherwise obligated to (and has the right to) make such payments, and Lender has failed to make such payments), subject to Borrower’s right to contest Taxes in accordance with Section 5.2 hereof;

(c) the Policies are (i) not kept in full force and effect (unless, with respect to Insurance Premiums, Lender is paying such Insurance Premiums pursuant to Section 3.4 hereof, sufficient funds are in the Insurance Subaccount to make such payment, Lender is otherwise obligated to (and has the right to) pay for such Insurance Premiums, and Lender has failed to make such payments) or (ii) not delivered to Lender upon request;

(d) a Transfer other than a Permitted Transfer occurs; provided, however, if such Transfer was unintentional, immaterial and can be reversed within five (5) Business Days, such Transfer shall not constitute an Event of Default if Borrower causes such Transfer to in fact be reversed within five (5) Business Days after the date that such Transfer occurred;

(e) any certification, representation or warranty made by Borrower or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by Borrower or Guarantor in connection with any Loan Document, shall be false or misleading in any material respect as of the date the representation or warranty was made (provided, however, as to any such false or misleading representation or warranty which was unintentionally made or submitted to Lender and which can either be made true and correct by action of Borrower or be cured to Lender’s reasonable satisfaction, Borrower shall have a period of thirty (30) days following the earlier to occur of, (A) written notice thereof from Lender to Borrower or (B) Borrower becoming aware of such breach, to undertake and complete all action necessary to make such representation or warranty either true and correct in all material respects as and when made or cured to Lender’s reasonable satisfaction);

(f) Borrower, Sole Member, Key Principal or Guarantor shall make an assignment for the benefit of creditors, or shall generally not be paying its debts as they become due;

(g) a receiver, liquidator or trustee shall be appointed for Borrower, Sole Member, Key Principal or Guarantor; or Borrower, Sole Member, Key Principal or Guarantor shall be adjudicated a bankrupt or insolvent; or any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Sole Member, Key Principal or Guarantor, as the case may be; or any proceeding for the dissolution or liquidation of Borrower, Sole Member, Key Principal or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Sole Member, Key Principal or Guarantor, as the case may be, only upon the same not being discharged, stayed or dismissed within sixty (60) days;

(h) Borrower breaches any covenant contained in Sections 5.12.1(a) through (f), 5.13, 5.15, 5.22, 5.25, 5.27, 5.28 or 5.34 hereof;

(i) except as expressly permitted hereunder, the actual or threatened alteration, improvement, demolition or removal of all or any portion of the Improvements without the prior written consent of Lender;

(j) an Event of Default as defined or described elsewhere in this Agreement or in any other Loan Document occurs; or any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate or to permit Lender to accelerate the maturity of any portion of the Debt;

(k) a default occurs under any term, covenant or provision set forth herein or in any other Loan Document which specifically contains a notice requirement or grace period and such notice has been given and such grace period has expired;

(l) any of the assumptions contained in any substantive non-consolidation opinion, delivered to Lender by Borrower’s counsel in connection with the Loan or otherwise hereunder, were not true and correct as of the date of such opinion or thereafter became untrue or incorrect (provided, however, that such breach shall not constitute an Event of Default if (A) such breach was inadvertent, immaterial and non-recurring, (B) such breach is curable and Borrower shall promptly cure such breach upon Borrower’s obtaining actual knowledge of such breach and (C) within thirty (30) calendar days of the request by Lender, Borrower causes its legal counsel to deliver (1) a non-consolidation opinion stating that such breach would not result in a substantive consolidation of the assets and liabilities of Borrower with those of any other Person in a bankruptcy proceeding under the Bankruptcy Code or (2) if a non-consolidation opinion had previously been delivered to Lender, a revised or updated non-consolidation opinion to the effect that such breach shall not impair, negate or amend the opinions rendered in the non-consolidation opinion delivered in connection with the closing of the Loan, which opinion shall be acceptable to Lender in its reasonable discretion);

(m) Guarantors breach any of the financial covenants set forth in Section 6 of the Guaranty; or

(n) a default shall be continuing under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not otherwise specified in this Section 8.1, for ten (10) days after notice to Borrower (and Guarantor, if applicable) from Lender, in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such thirty (30)-day period, and Borrower (or Guarantor, if applicable) shall have commenced to cure such default within such thirty (30)-day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30)-day period shall be extended for an additional period of time as is reasonably necessary for Borrower (or Guarantor, if applicable) in the exercise of due diligence to cure such default, such additional period not to exceed ninety (90) days.

Notwithstanding the foregoing, with respect to Guarantor’s covenant set forth in Section 6 of the Guaranty to continuously maintain the Net Worth Threshold and the Liquid Assets Threshold, the parties agree that in the event that, subsequent to the date hereof, Guarantor anticipates that it will fail to maintain such level of Net Worth and/or Liquid Assets, the same shall not constitute an Event of Default hereunder if prior to such occurrence, Borrower causes an Acceptable Replacement Guarantor approved by Lender to execute and deliver to Lender a replacement guaranty in the same form as the Guaranty whereby such Acceptable Replacement Guarantor agrees to be bound by all of the obligations and liabilities of Guarantors set forth in the Guaranty and covenants to continuously maintain the Net Worth Threshold and the Liquid Assets Threshold, whereupon all references herein or in any other Loan Document to “Guarantor” shall mean such Acceptable Replacement Guarantor, as the guarantors thereunder.

8.2 Remedies.

8.2.1 Acceleration. Upon the occurrence of an Event of Default (other than an Event of Default described in Sections 8.1(f) or (g) hereof) and at any time and from time to time thereafter, in addition to any other rights or remedies available to it pursuant to the Loan Documents or at law or in equity, Lender may take such action, without notice or demand (and Borrower hereby expressly waives any such notice or demand), that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property; including declaring the Debt to be immediately due and payable (including unpaid interest, Default Rate interest, Late Payment Charges, Spread Maintenance Premium, Exit Fees and any other amounts owing by Borrower), without notice or demand; and upon any Event of Default described in Sections 8.1(f) or (g) hereof, the Debt (including unpaid interest, Default Rate interest, Late Payment Charges, Spread Maintenance Premium, Exit Fees and any other amounts owing by Borrower) shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding.

8.2.2 Remedies Cumulative. Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under the Loan Documents or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared, or be automatically, due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in the Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, (a) to the extent permitted by applicable law, Lender is not subject to any “one action” or “election of remedies” law or rule, and (b) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property, the Mortgage has been foreclosed, the Property has been sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full. To the extent permitted by applicable law, nothing contained in any Loan Document shall be construed as requiring Lender to resort to any portion of the Property for the satisfaction of any of the Debt in preference or priority to any other portion, and Lender may seek satisfaction out of the entire Property or any part thereof.

8.2.3 Severance. (a) During the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of Principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments; or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of the sums secured by the Mortgage and not previously recovered.

(b) During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations and priorities of payment and liens as Lender shall determine for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such severance, Borrower ratifying all that such attorney shall do by virtue thereof.

8.2.4 Delay. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default, or the granting of any indulgence or compromise by Lender shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim in connection with the foreclosure of the Mortgage to the extent necessary to foreclose on all or any portion of the Property, the Rents, the Cash Management System Accounts or any other collateral.

8.2.5 Lender’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of ten (10) Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Debt (and to the extent permitted under applicable laws, secured by the Mortgage and other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.

9.	SECONDARY MARKET PROVISIONS

9.1 Sale of Note and Secondary Market Transaction.

9.1.1 General; Borrower Cooperation. Lender shall have the right at any time and from time to time (a) to sell or otherwise transfer the Loan or any portion thereof or the Loan Documents or any interest therein to one or more investors, (b) to sell participation interests in the Loan to one or more investors or (c) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization of rated single or multi-class securities (the “Securities”) secured by or evidencing ownership interests in the Note and the Mortgage (each such sale, assignment, participation and/or securitization is referred to herein as a “Secondary Market Transaction”, and the transactions referred to in clause (c) shall be referred to herein as a “Securitization”). In connection with any Secondary Market Transaction, Borrower shall, at Borrower’s reasonable expense, use all reasonable efforts and cooperate fully and in good faith with Lender and otherwise assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any such Secondary Market Transactions, including: (i) to (A) provide such financial and other information with respect to the Property, Borrower and its Affiliates, Guarantor, Manager and any tenants of the Property, (B) provide business plans and budgets relating to the Property and (C) perform or permit or cause to be performed or permitted such site inspection, appraisals, surveys, market studies, environmental reviews and reports, engineering reports and other due diligence investigations of the Property, as may be reasonably requested from time to time by Lender or, if applicable, the Rating Agencies or as may be necessary or appropriate in connection with a Secondary Market Transaction or Exchange Act requirements (the items provided to Lender pursuant to this clause (i) being called the “Provided Information”), together, if customary, with appropriate verification of and/or consents to the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and, if applicable, the Rating Agencies; (ii) at Borrower’s expense, cause counsel to render opinions as to non-consolidation and any other opinion customary in securitization transactions with respect to the Property, Borrower and its Affiliates, which counsel and opinions shall be reasonably satisfactory to Lender and, if applicable, the Rating Agencies; (iii) make such representations and warranties as of the date hereof of any Secondary Market Transaction with respect to the Property, Borrower and the Loan Documents as are customarily provided in such transactions and as may be reasonably requested by Lender or, if applicable, the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents; (iv) provide current certificates of good standing and qualification with respect to Borrower and Sole Member from appropriate Governmental Authorities; and (v) execute such amendments to the Loan Documents and Borrower’s organizational documents, as may be requested by Lender or, if applicable, the Rating Agencies or otherwise to effect a Secondary Market Transaction, provided that nothing contained in this clause (v) shall result in a material economic change in the transaction. Borrower shall pay all reasonable third party costs and expenses incurred by Lender in connection with a Secondary Market Transaction. Borrower’s cooperation obligations set forth herein shall continue until the Loan has been paid in full. For purposes of this Section 9.1.1, the term “Affiliate” does not include the direct or indirect equity owners of Condor Guarantor or the limited partners of Supertel or the direct or indirect owners of Supertel’s limited partners.

9.1.2 Use of Information. Borrower understands that all or any portion of the Provided Information and the Required Records may be included in disclosure documents in connection with a Secondary Market Transaction, including a prospectus or private placement memorandum (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers or other parties relating to the Secondary Market Transaction. If the Disclosure Document is required to be revised, Borrower shall cooperate with Lender in updating the Provided Information or Required Records for inclusion or summary in the Disclosure Document or for other use reasonably required in connection with a Secondary Market Transaction by providing all current information pertaining to Borrower, Manager and the Property necessary to keep the Disclosure Document accurate and complete in all material respects with respect to such matters.

9.1.3 Borrower Obligations Regarding Disclosure Documents. In connection with a Disclosure Document, Borrower shall: (a) if requested by Lender, certify in writing that Borrower has carefully examined those portions of such Disclosure Document, pertaining to Borrower, the Property, Manager and the Loan, and that such portions do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; and (b) indemnify (in a separate instrument of indemnity, if so requested by Lender) (i) any underwriter, syndicate member or placement agent (collectively, the “Underwriters”) retained by Lender or its issuing company affiliate (the “Issuer”) in connection with a Secondary Market Transaction, (ii) Lender (and for purposes of this Section 9.1, Lender shall include LoanCore, its Affiliates, successors and assigns, and their respective officers and directors) and (iii) the Issuer that is named in the Disclosure Document or registration statement relating to a Secondary Market Transaction (the “Registration Statement”), and each of the Issuer’s directors, each of its officers who have signed the Registration Statement and each person or entity who controls the Issuer or the Lender within the meaning of Section 15 of the Securities Act or Section 30 of the Exchange Act (collectively within clause (iii), the “Lender Group”), and each of its directors and each person who controls each of the Underwriters, within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (the “Liabilities”) to which Lender, the Lender Group or the Underwriter Group may become subject (including reimbursing all of them for any legal or other expenses actually incurred in connection with investigating or defending the Liabilities) insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any of the Provided Information or in any of the applicable portions of such sections of the Disclosure Document applicable to Borrower, Manager, Guarantor, the Property or the Loan, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in the applicable portions of such sections or necessary in order to make the statements in the applicable portions of such sections in light of the circumstances under which they were made, not misleading; provided, however, that Borrower shall not be required to indemnify Lender for any Liabilities relating to untrue statements or omissions which Borrower identified to Lender in writing at the time of Borrower’s examination of such Disclosure Document.

9.1.4 Borrower Indemnity Regarding Filings. In connection with filings under the Exchange Act, Borrower shall (a) indemnify Lender, the Lender Group and the Underwriter Group for any Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (b) reimburse Lender, the Lender Group or the Underwriter Group for any legal or other expenses actually incurred by Lender, Lender Group or the Underwriter Group in connection with defending or investigating the Liabilities.

9.1.5 Indemnification Procedure. Promptly after receipt by an indemnified party under Section 9.1.3 or Section 9.1.4 hereof of notice of the commencement of any action for which a claim for indemnification is to be made against Borrower, such indemnified party shall notify Borrower in writing of such commencement, but the omission to so notify Borrower will not relieve Borrower from any liability that it may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to Borrower. If any action is brought against any indemnified party, and it notifies Borrower of the commencement thereof, Borrower will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice of commencement, to assume the defense thereof with counsel satisfactory to such indemnified party in its discretion. After notice from Borrower to such indemnified party under this Section 9.1.5, Borrower shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both Borrower and an indemnified party, and any indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to Borrower, then the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Borrower shall not be liable for the expenses of more than one separate counsel unless there are legal defenses available to it that are different from or additional to those available to another indemnified party. Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), Borrower shall not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not Borrower is an actual or potential party to such claim, action, suit or proceeding) unless Borrower shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each indemnified party hereunder from all liability arising out of such claim, action, suit or proceedings.

9.1.6 Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.1.3 or Section 9.1.4 hereof is for any reason held to be unenforceable by an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.1.3 or Section 9.1.4 hereof, Borrower shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (a) the Lender Group’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (b) the opportunity to correct and prevent any statement or omission; and (c) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it may not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

9.1.7 Survival. The liabilities and obligations of both Borrower and Lender under this Section 9.1 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

9.2 Severance of Loan. Lender, without in any way limiting Lender’s other rights hereunder, shall have the right, at any time (whether prior to, in connection with, or after any Secondary Market Transaction), at Borrower’s sole cost and expense, with respect to all or any portion of the Loan, to modify, split and/or sever all or any portion of the Loan as hereinafter provided. Without limiting the foregoing, Lender may (a) cause the Note and the Mortgage to be split into a first and second mortgage loan, (b) create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure, provided that any mezzanine borrower under such a structure shall be newly formed at the time of such transaction), (c) create multiple components of the Note (and allocate or reallocate the principal balance of the Loan among such components), (d) otherwise sever the Loan into two (2) or more loans secured by mortgages and by a pledge of partnership or membership interests (directly or indirectly) in Borrower (i.e., a senior loan/mezzanine loan structure), in each such case described in clauses (a) through (d) above, in whatever proportion and whatever priority Lender determines, and (e) modify the Loan Documents with respect to the newly created notes or components of the Note such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan. Notwithstanding the foregoing, no such amendment described above shall (i) modify or amend any material economic term of the Loan, or (ii) materially increase the obligations, or decrease the rights, of Borrower under the Loan Documents; provided, however, in each such instance the outstanding principal balance of all the notes evidencing the Loan (or components of such notes) immediately after the effective date of such modification equals the outstanding principal balance of the Loan immediately prior to such modification and the weighted average of the interest rates for all such note(s) (or components thereof) immediately after the effective date of such modification equals the Interest Rate immediately prior to such modification (provided, however, that it is agreed that partial prepayments of principal, including resulting from a Casualty/Condemnation Prepayment may cause the weighted average Interest Rate to change over time due to the non-pro rata allocation of such prepayments between any such separate notes, participations or counterparts). If requested by Lender, Borrower (and Borrower’s constituent members, if applicable, and Guarantor) shall execute within five (5) Business Days after such request, such documentation as Lender may reasonably request to evidence and/or effectuate any such modification or severance. At Lender’s election, each note comprising the Loan may be subject to one or more

Securitizations. Lender shall have the right to modify the Note and/or Notes and any components in accordance with this Section 9.2 and, provided that such modification shall comply with the terms of this Section 9.2, it shall become immediately effective.

9.3 Costs and Expenses. Notwithstanding anything to the contrary contained in this Article 9, Borrower shall not be required to incur any costs or expenses in the performance of its obligations under Sections 9.1, 9.2 (excluding the indemnity obligations set forth therein) or 9.3 hereof in excess of $25,000, other than expenses of Borrower’s counsel, accountants and consultants.

10.	MISCELLANEOUS

10.1 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest and rights under the Loan Documents, or in the Property, the Rents or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender. The provisions of this Section 10.1 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any Loan Document, (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage, (iii) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder, (iv) impair the right of Lender to obtain the appointment of a receiver, (v) impair the enforcement of the Assignment of Leases and Rents, (vi) constitute a prohibition against Lender to commence any other appropriate action or proceeding in order for Lender to fully realize the security granted by the Mortgage or to exercise its remedies against the Property or (vii) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):

(a) fraud, willful misconduct, intentional misrepresentation or intentional failure to disclose a material fact by or on behalf of Borrower, Guarantor or any Affiliate of Borrower or Guarantor, or any of their respective agents or representatives in connection with the Loan, including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (RICO);

(b) the forfeiture by Borrower of the Property, or any portion thereof, because of the conduct or purported conduct of criminal activity by Borrower or Guarantor or any of their respective agents or representatives in connection therewith;

(c) physical waste of the Property or any portion thereof (including the abandonment of the Property), or, after an Event of Default, the removal or disposal of any portion of the Property, unless such waste was due to the fact that Rents received during the period in question are insufficient to pay all of Borrower’s current and/or past due liabilities (including such relevant costs) with respect to the Property;

(d) any Proceeds paid by reason of any Insured Casualty or any Award received in connection with a Condemnation or other sums or payments attributable to the Property not applied in accordance with the provisions of the Loan Documents (except to the extent that Borrower did not have the legal right, because of a bankruptcy, receivership or similar judicial proceeding, to direct disbursement of such sums or payments);

(e) all Rents of the Property received or collected by or on behalf of Borrower after an Event of Default and not applied to payment of Principal and interest due under the Note, and to the payment of actual and reasonable operating expenses of the Property, as they become due or payable (except to the extent that such application of such funds is prevented by bankruptcy, receivership, or similar judicial proceeding in which Borrower is legally prevented from directing the disbursement of such sums);

(f) misappropriation or conversion by or on behalf of Borrower (including failure to turn over to Lender on written demand following an Event of Default) of any gross revenues (including Rents, advance deposits, any other deposits, rents collected in advance, funds held by Borrower for the benefit of another party and Lease termination payments);

(g) the failure to pay Taxes, unless (A) with respect to Real Estate Taxes, Lender is paying such Real Estate Taxes pursuant to Section 3.3 hereof, sufficient funds are in the Tax Subaccount to make such payment, Lender is otherwise obligated to (and has the right to) make such payments, and Lender has failed to make such payments) or (B) Rents received during the tax period in question are insufficient to pay all of Borrower’s current and/or past due liabilities (including such Real Estate Taxes) with respect to the Property so long as Borrower has provided Lender prior written notice of such insufficiency;

(h) the breach of any representation, warranty, covenant or indemnification in any Loan Document concerning Environmental Laws or Hazardous Substances, including Sections 4.21 and 5.8 hereof, and clauses (h) through (l) of Section 5.30 hereof;

(i) the failure to pay any charges for labor or materials or other charges that can create Liens on any portion of the Property; unless (A) funds to pay such charges were, at the time in question, available in an applicable reserve and Lender failed to pay (or make such funds available to pay) such charges or (B) Rents received during the period in question are insufficient to pay all of Borrower’s current and/or past due liabilities (including such charges) with respect to the Property so long as Borrower has provided Lender prior written notice of such insufficiency;

(j) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender in accordance with the provisions of the Loan Documents;

(k) the failure to obtain and maintain the fully paid for Policies in accordance with Section 7.1.1 hereof (unless, (A) with respect to Insurance Premiums, Lender is paying such Insurance Premiums pursuant to Section 3.4 hereof, sufficient funds are in the Insurance Subaccount to make such payment, Lender is otherwise obligated to (and has the right to) pay for such Insurance Premiums, and Lender has failed to make such payments or (B) Rents received during the period in question are insufficient to obtain and maintain the fully paid for Policies, so long as Borrower has provided Lender prior written notice of such insufficiency);

(l) a breach of the representation set forth in Section 4.1(b) hereof or a breach in the covenants set forth in Section 5.13 hereof that does not result in the substantive consolidation of the assets and liabilities of Borrower with any other Person as a result of such breach;

(m) if in connection with any Transfer of the Property to Lender (or Lender’s designee) in full or partial satisfaction of the Debt, Borrower or any Affiliate of Borrower fails to take any lawful action reasonably necessary to effect the transfer of any liquor license or other Licenses with respect to the Property from the then-current holder thereof to the transferee of the Property or its designee after receipt of notice from Lender (or Lender’s designee) that Borrower’s or such Affiliate’s cooperation is necessary for the transfer of any liquor license or other License;

(n) TWC Member is removed as the Administrative Member pursuant to Section 6.10 of the JV Agreement as a result of the occurrence of (i) the event described in clause (c) of the definition of TWC Event of Default (as such term is defined in the JV Agreement) or (ii) a criminal act by TWC Member or any of its direct or indirect principals, officers, directors or its or their respective Affiliates (the events described in this clause (n), the “JV Agreement Recourse Liabilities”), but damages, if any, shall be limited to the actual damages suffered by Lender (including reasonable attorneys’ fees and costs reasonably incurred) for such actual breach and neither Borrower nor Guarantor shall be liable for damages pursuant to this clause (n) resulting from actions taken by Condor Member from and after Condor Member has assumed control of the Property;

(o) if either (A) the Franchise Agreement (or the right to operate the Property thereunder) shall be cancelled, surrendered or terminated by reason of any failure of Borrower or any Affiliate of Borrower to perform its obligations in connection therewith, except for a cancellation, surrender or termination arising as a result of the operation of the default provisions of the Franchise Agreement where Rents received at the Property were insufficient during the period in question to pay all sums due and owing under the Franchise Agreement and operate the Property in accordance with the applicable brand standards, and use of such Rents was not restricted by Lender, or (B) Borrower amends or modifies the Franchise Agreement without the prior written consent of Lender; and/or

(p) any cost or expense incurred by Lender in connection with the enforcement of its rights and remedies hereunder or any other Loan Document; and/or

(q) the breach of the covenant set forth in Section 2.6.5 hereof.

Notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt in accordance with the Loan Documents, and (B) Lender’s agreement not to pursue personal liability of Borrower as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Debt shall be fully recourse to Borrower in the event that one or more of the following occurs (each, a “Springing Recourse Event”):

(i) an Event of Default described in Section 8.1(d) hereof shall have occurred;

(ii) a breach of the representation set forth in Section 4.1(b) hereof or a breach in the covenants set forth in Section 5.13 hereof that results in the substantive consolidation of the assets and liabilities of Borrower with any other Person as a result of such breach;

(iii) Borrower files a voluntary petition under the Bankruptcy Code or files a petition for bankruptcy, reorganization or similar proceeding pursuant to any other Federal or state bankruptcy, insolvency or similar law;

(iv) Borrower is substantively consolidated with any other Person; unless such consolidation was involuntary and not consented to by Borrower or Guarantor and is discharged, stayed or dismissed within sixty (60) days following the occurrence of such consolidation;

(v) the filing of an involuntary petition against Borrower under the Bankruptcy Code or an involuntary petition for bankruptcy, reorganization or similar proceeding pursuant to any other Federal or state bankruptcy, insolvency or similar law by any other Person in which (x) Borrower or any Affiliate, officer, director or representative which, directly or indirectly, Controls Borrower colludes with or otherwise assists such Person, and/or (y) Borrower or any Affiliate, officer, director or representative which, directly or indirectly, Controls Borrower solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower by any Person;

(vi) Borrower or any Affiliate, officer, director or representative which, directly or indirectly, Controls Borrower files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against Borrower by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(vii) Borrower or any Affiliate, officer, director or representative which, directly or indirectly, Controls Borrower consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, liquidator, trustee or examiner for Borrower or any portion of the Property (unless at Lender’s express written request or direction);

(viii) Borrower makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due;

(ix) if either (A) the Franchise Agreement (or the right to operate the Property thereunder) shall be cancelled or terminated by Borrower or any Affiliate of Borrower (provided, however, a mandatory termination of the Franchise Agreement by Franchisor pursuant to which neither Borrower nor any Affiliate has any approval or consent rights over such termination shall not be deemed to be a termination by Borrower or any Affiliate for purposes of this clause (ix)(A)) or (B) Borrower amends or modifies the Franchise Agreement in any material and adverse respect without the prior written consent of Lender (provided, however, a modification or amendment that is mandated by Franchisor pursuant to the terms of the Franchise Agreement pursuant to which neither Borrower nor any Affiliate has any approval or consent rights over such modification or amendment shall not be deemed to be a modification by Borrower or any Affiliate for purposes of this clause (ix)(B)). For purposes of this clause (ix)(B), the term “material and adverse respect” shall mean that the value of the Property is impaired, as determined by Lender in its sole but good faith discretion, by greater than 2.5% of the value of the Property prior to implementation of such amendment); and/or

(x) if Guarantor, Borrower or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Note, the Mortgage or any other Loan Document, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan, unless such defense (including the defense of performance), judicial intervention or injunctive or other equitable relief is raised, asserted or sought in good faith.

10.2 Brokers and Financial Advisors Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Loan. Borrower shall indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses (including attorneys’ fees, whether incurred in connection with enforcing this indemnity or defending claims of third parties) of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 10.2 shall survive the expiration and termination of this Agreement and the repayment of the Debt.

10.3 Retention of Servicer

(a) At the option of Lender, the Loan may be serviced by the Servicer and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and the Servicer. Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement. Borrower shall not be responsible for payment of the regular ongoing master servicing fee due to the Servicer under the Servicing Agreement.

(b) Borrower shall pay any fees and expenses of the Servicer and any customary third-party fees and expenses in connection with a prepayment, release of the Property, approvals under the Loan Documents requested by Borrower, assumption of Borrower’s obligations or modification of the Loan, as well as any fees and expenses in connection with the special servicing or work-out of the Loan or enforcement of the Loan Documents, including, special servicing fees, operating or trust advisor fees (if the Loan is a specially serviced loan or in connection with a workout), work-out fees, liquidation fees, attorneys’ fees and expenses and other fees and expenses in connection with the modification or restructuring of the Loan.

10.4 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as any of the Debt is unpaid or such longer period if expressly set forth in this Agreement. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All of Borrower’s covenants and agreements in this Agreement shall inure to the benefit of the respective legal representatives, successors and assigns of Lender.

10.5 Lender’s Discretion; Rating Agency Review Waiver.

(a) Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right given to it to request, approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to request, approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Lender’s discretion shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender and shall be final and conclusive. Additionally, whenever in this Agreement or any other Loan Document, Lender exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender in Lender’s reasonable discretion, or Lender agrees to not withhold, condition or delay its consent, the decision of Lender to approve or disapprove, to consent, condition, delay or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Lender’s discretion shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender while an Event of Default is continuing unless otherwise specifically herein provided.

(b) Whenever, pursuant to this Agreement or any other Loan Documents, a Rating Comfort Letter is required from each applicable Rating Agency, in the event that any applicable Rating Agency “declines review”, “waives review” or otherwise indicates in writing or otherwise to Lender’s or Servicer’s satisfaction that no Rating Comfort Letter will or needs to be issued with respect to the matter in question (each, a “Review Waiver”), then the Rating Comfort Letter requirement with respect to such Rating Agency shall be deemed to be satisfied with respect to such matter. It is expressly agreed and understood, however, that receipt of a Review Waiver (i) from any one Rating Agency shall not be binding or apply with respect to any other Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which Rating Comfort Letter is required.

(c) Prior to a Securitization or in the event that there is a Review Waiver, if Lender does not have a separate and independent approval right with respect to the matter in question, then the term Rating Agency Confirmation shall be deemed instead to require the prior written consent of Lender.

10.6 Governing Law.

(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED ACCORDING TO, THE LAW OF THE STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND THE DEBT. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORK AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR

HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER AGREES THAT SERVICE OF PROCESS UPON BORROWER AT THE ADDRESS FOR BORROWER SET FORTH HEREIN AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (i) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE IN THE ADDRESS FOR BORROWER SET FORTH HEREIN, (ii) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE AN AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (iii) SHALL PROMPTLY DESIGNATE AN AUTHORIZED AGENT IF BORROWER CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK. NOTWITHSTANDING THE FOREGOING, LENDER SHALL HAVE THE RIGHT TO INSTITUTE ANY LEGAL SUIT, ACTION OR PROCEEDING FOR THE ENFORCEMENT OR FORECLOSURE OF ANY LIEN ON ANY COLLATERAL FOR THE LOAN IN ANY FEDERAL OR STATE COURT IN ANY JURISDICTION(S) THAT LENDER MAY ELECT IN ITS SOLE AND ABSOLUTE DISCRETION, AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

10.7 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

10.8 Trial by Jury. BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR

ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.

10.9 Headings/Schedules. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules attached hereto, are hereby incorporated by reference as a part of this Agreement with the same force and effect as if set forth in the body hereof.

10.10 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.11 Preferences. Upon the occurrence and continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt. To the extent Borrower makes a payment to Lender, or Lender receives proceeds of any collateral, which is in whole or part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Debt or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender. This provision shall survive the expiration or termination of this Agreement and the repayment of the Debt.

10.12 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or any other Loan Document specifically and expressly requires the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which no Loan Document specifically and expressly requires the giving of notice by Lender to Borrower.

10.13 Remedies of Borrower. If a claim or adjudication is made that Lender or any of its agents, including Servicer, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents, including Servicer, shall be liable for any monetary damages, and Borrower’s sole remedy shall be to commence an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Borrower specifically waives any claim against Lender and its agents, including Servicer, with respect to actions taken by Lender or its agents on Borrower’s behalf. Additionally, and without limiting any of the other provisions contained herein, Borrower hereby unconditionally and irrevocably waives, to the maximum extent permitted by applicable law, any rights it may have to claim or recover against Lender in any legal action or proceeding any special, exemplary, punitive or consequential damages.

10.14 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

10.15 Offsets, Counterclaims and Defenses. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents, including Servicer, or otherwise offset any obligations to make payments required under the Loan Documents. Any assignee of Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which Borrower may otherwise have against any assignor of such documents, and no such offset, counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

10.16 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public, which refers to the Loan Documents, the Loan, Lender or any member of the Lender Group, a Loan purchaser, the Servicer or the trustee in a Secondary Market Transaction, shall be subject to the prior written approval of Lender, unless such disclosure is required in accordance with applicable Legal Requirements. Lender shall have the right to issue any of the foregoing without Borrower’s approval.

10.17 No Usury. Borrower and Lender intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section 10.17 shall control every other agreement in the Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Debt, or if Lender’s exercise of the option to accelerate the maturity of the Loan or any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower’s and Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited against the unpaid Principal and all other Debt (or, if the Debt has been or would thereby be paid in full, refunded to Borrower), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

10.18 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation, drafting, execution and delivery of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted them. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

10.19 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created under the Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) The Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

10.20 Spread Maintenance Premium. Borrower acknowledges that (a) Lender is making the Loan in consideration of the receipt by Lender of all interest and other benefits intended to be conferred by the Loan Documents and (b) if payments of Principal are made to Lender prior to the Stated Maturity Date, for any reason whatsoever, whether voluntary, as a result of Lender’s acceleration of the Loan after an Event of Default, by operation of law or otherwise, Lender will not receive all such interest and other benefits and may, in addition, incur costs. For these reasons, and to induce Lender to make the Loan, Borrower agrees that, except as expressly provided in Article 7 hereof, all prepayments, if any, whether voluntary or involuntary, will be accompanied by the Spread Maintenance Premium applicable thereto; provided, however, that the foregoing shall not be deemed to imply that the Loan may be voluntarily prepaid in any manner or under any circumstance other than as expressly set forth in this Agreement. Such Spread Maintenance Premium shall be required whether payment is made by Borrower, by a Person on behalf of Borrower, or by the purchaser at any foreclosure sale, and may be included in any bid by Lender at such sale. Borrower further acknowledges that: (i) it is a knowledgeable real estate developer and/or investor; (ii) it fully understands the effect of the provisions of this Section 10.20, as well as the other provisions of the Loan Documents; (iii) the making of the Loan by Lender at the Interest Rate and other terms set forth in the Loan Documents are sufficient consideration for Borrower’s obligation to pay a Spread Maintenance Premium (if required); and (iv) Lender would not make the Loan on the terms set forth herein without the inclusion of such provisions. Borrower also acknowledges that the provisions of this Agreement limiting the right of prepayment and providing for the payment of the Spread Maintenance Premium and other charges specified herein were independently negotiated and bargained for, and constitute a specific material part of the consideration given by Borrower to Lender for the making of the Loan except as expressly permitted hereunder.

10.21 Assignments and Participations.

(a) In addition to any other rights of Lender hereunder, the Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be sold, assigned, participated or otherwise transferred by Lender and any of its successors and assigns to any Person at any time in its sole and absolute discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise without notice to or consent from Borrower or any other Person. Upon such assignment, all references to Lender in this Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender in all respects. Except as expressly permitted herein, Borrower may not assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents.

(b) Lender or its designee, acting for this purpose solely as a non-fiduciary agent of Borrower, shall maintain a register (the “Register”) for the recordation of the name and address of each transferee of the Loan or any direct interest therein (i.e., not a participation interest therein) and the outstanding principal, accrued and unpaid interest and other fees due such transferee. Lender or its designee shall make the Register available to Borrower upon Borrower’s request. Entries in the Register shall be conclusive absent manifest error. Borrower acknowledges that Lender’s agreement to maintain the Register is an accommodation for Borrower’s benefit and therefore Borrower acknowledges that Lender shall have no liability whatsoever to Borrower or to any other Person, nor shall Borrower be entitled to any offsets, claims or defenses against Lender or with respect to the Loan or any of the Loan Documents, as a result of Lender’s failure to properly maintain the Register.

10.22 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners, as applicable, and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection, or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

10.23 Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

10.24 Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

10.25 Certain Additional Rights of Lender. Subject to the last sentence of this Section 10.25, Lender shall have:

(a) the right to routinely consult with Borrower’s management regarding the significant business activities and business and financial developments of Borrower, provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times;

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any time upon reasonable notice;

(c) the right, in accordance with the terms of this Agreement, to receive monthly, quarterly and year-end financial reports, including balance sheets, statements of income, shareholders’ equity and cash flow, a management report and schedules of outstanding indebtedness;

(d) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to restrict financing to be obtained with respect to the Property so long as any portion of the Debt remains outstanding;

(e) the right, without restricting any other right of Lender under this Agreement or the other Loan Documents (including any similar right), to restrict, upon the occurrence of an Event of Default, Borrower’s payments of management, consulting, director or similar fees to Affiliates of Borrower from the Rents;

(f) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property); and

(g) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to restrict the transfer of interests in Borrower held by its members, and the right to restrict the transfer of interests in such member, except for any transfer that is a Permitted Transfer.

The rights described above may be exercised directly or indirectly by any Person that owns substantially all of the ownership interests in Lender. The provisions of this Section are intended to satisfy the requirement of management rights for purposes of the Department of Labor “plan assets” regulation 29 C.F.R., Section 2510.3-101. For the avoidance of doubt, in no event shall any of the rights of Lender set forth in this Section 10.25 expand any rights of Lender provided in any other provision of this Loan Agreement or in any of the other Loan Documents.

10.26 Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.27 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

10.28 Negation of Implied Right to Cure Events of Default. Notwithstanding anything contained in this Agreement or any of the other Loan Documents providing that certain rights, remedies or privileges are only available to Lender during the “continuance” of an Event of Default (or words of similar import), Borrower expressly acknowledges and agrees that it does not have the right to cure an Event of Default once the same has occurred under this Agreement or any other Loan Document and Lender has delivered Borrower written notice of such Event of Default, in each case without the consent of Lender, which consent may be withheld, delayed or denied by Lender in its sole and absolute discretion.

10.29 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

(a) Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii) the effects of any Bail-in Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(b) As used in this Section 10.29 the following terms have the following meanings ascribed thereto:

(i) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution;

(ii) “Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule;

(iii) “EEA Financial Institution” means (A) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (B) any entity established in an EEA Member Country which is a parent of an institution described in clause (A) of this definition, or (C) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (A) or (B) of this definition and is subject to consolidated supervision with its parent;

(iv) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway;

(v) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution;

(vi) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; and

(vii) “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Nothing in this Section 10.29 shall result in any increased cost to Borrower in any material respect.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER: SPRING STREET HOTEL PROPERTY LLC

By:	Spring Street Hotel Property II LLC, its sole member

	By:	TWC Spring Hotel LLC, its Administrative Member

		By:	TWC Spring Street Hotel GP LLC, its Managing Member

			By:	/s/ Alan Kanders
Alan Kanders, Manager

SPRING STREET HOTEL OPCO LLC

By:	Spring Street Hotel OpCo II LLC, its sole member

	By:	TWC Spring OpCo LLC, its Administrative Member

		By:	TWC Spring Street Hotel GP LLC, its Managing Member

			By:	/s/ Alan Kanders
Alan Kanders, Manager

[Signatures continue on following page]

LENDER: LOANCORE CAPITAL CREDIT REIT LLC a Delaware limited liability company

By:	/s/ Richard Small
Name: Richard Small
Title: Managing Director

Schedule 1

Required Repairs

Required Repair Item	Estimated Cost	Reserve Deposit Amount (125%) of Estimated Cost
1. ADA Guestroom Communication Kits	$5,100	$6,375

Total Reserved:		$6,375

Sch. 1-1

Schedule 2

Exceptions to Representations and Warranties

None.

Sch. 2-1

Schedule 3

Release Parcel

Sch. 3-1

Schedule 4

Organization of Borrower

[see attached page(s)]

Sch. 4-1

Schedule 5

Definition of Special Purpose Bankruptcy Remote Entity

(I) A “Special Purpose Bankruptcy Remote Entity” means (x) a limited liability company that is a Single Member Bankruptcy Remote LLC or (y) a corporation, limited partnership or limited liability company which at all times since its formation and at all times thereafter:

(i) was and will be organized solely for the purpose of (A) owning the Property (or with respect to Leasehold Borrower, leasing the Property) or (B) acting as a general partner of the limited partnership that owns the Property or member of the limited liability company that owns the Property, and all activities incidental thereto;

(ii) has not engaged and will not engage in any business unrelated to (A) the ownership (or with respect to Leasehold Borrower, the leasing) of the Property, (B) acting as general partner of the limited partnership that owns the Property or (C) acting as a member of the limited liability company that owns the Property, as applicable;

(iii) has not had and will not have any assets other than those related to the Property or its partnership or member interest in the limited partnership or limited liability company that owns the Property, as applicable;

(iv) has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale (except as expressly permitted by this Agreement), transfer of partnership or membership interests or the like, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable);

(v) if such entity is a limited partnership, has and will have, as its only general partners, Special Purpose Bankruptcy Remote Entities that are corporations;

(vi) if such entity is a corporation, has and will have at least two (2) Independent Directors, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of 100% of the members of its board of directors unless all of the directors and all Independent Directors shall have participated in such vote, and the organizational documents of such entity shall provide that no Independent Director may be removed or replaced without Cause and unless such entity provides Lender with not less than three (3) Business Days’ prior written notice of (a) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director;

(vii) if such entity is a limited liability company, has and will have at least one member that has been and will be a Special Purpose Bankruptcy Remote Entity that has been and will be a corporation and such corporation is the managing member of such limited liability company;

Sch. 5-1

(viii) if such entity is a limited liability company, has and will have articles of organization, a certificate of formation and/or an operating agreement, as applicable, providing that (A) such entity will dissolve only upon the bankruptcy of the managing member, (B) the vote of a majority-in-interest of the remaining members is sufficient to continue the life of the limited liability company in the event of such bankruptcy of the managing member and (C) if the vote of a majority-in-interest of the remaining members to continue the life of the limited liability company following the bankruptcy of the managing member is not obtained, the limited liability company may not liquidate the Property without the consent of the applicable Rating Agencies for as long as the Loan is outstanding;

(ix) has not, and without the unanimous consent of all of its partners, directors or members (including all Independent Directors), as applicable, will not, with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (A) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or for all or any portion of such entity’s properties, (C) make any assignment for the benefit of such entity’s creditors or (D) take any action that might cause such entity to become insolvent;

(x) has remained and intends to remain solvent and has maintained and intends to maintain adequate capital in light of its contemplated business operations;

(xi) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(xii) has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns separate from those of any other Person;

(xiii) has maintained and will maintain its books, records, resolutions and agreements as official records;

(xiv) except as contemplated by this Agreement and/or the other Loan Documents, has not commingled and will not commingle its funds or assets with those of any other Person;

(xv) has held and will hold its assets solely in its own name (except such personalty that has been transferred from one Borrower to the other Borrower);

(xvi) has conducted and will conduct its business solely in its name,

Sch. 5-2

(xvii) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person, except that its assets may be listed on a consolidated financial statement of an Affiliate; provided, however, that (A) any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated Person nor constitute obligations of the consolidated Person and (B) such assets shall be listed on its own separate balance sheet;

(xviii) has maintained a sufficient number of employees, if any, in light of its contemplated business operations and has paid and will pay its own liabilities, including the salaries of its own employees, solely out of its own funds and assets;

(xix) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable, in all material respects;

(xx) has maintained and will maintain an arm’s-length relationship with its Affiliates;

(xxi)(a) if such entity owns the Property, has no and will not have any indebtedness other than Permitted Indebtedness, or (b) if such entity acts as the general partner of a limited partnership which owns the Property, has not and will not have any indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as general partner of the limited partnership which owns the Property which (1) do not exceed, at any time, $10,000 and (2) are paid within thirty (30) days of the date incurred, or (c) if such entity acts as a managing member of a limited liability company which owns the Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as a member of the limited liability company which owns the Property which (1) do not exceed, at any time, $10,000 and (2) are paid within thirty (30) days of the date incurred;

(xxii) has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person nd has not and will not permit any Affiliate to assume or guarantee or become obligated for its debts other than, with respect to Borrower, the Guarantor in connection with the Loan and the Franchise Agreement;

(xxiii) has not and will not acquire obligations or securities of its partners, members or shareholders;

(xxiv) has allocated and will allocate fairly and reasonably shared expenses with Affiliates, including, without limitation, shared office space, and uses separate stationery, invoices and checks bearing its own name;

(xxv) except to the Lender in connection with the Loan, has not pledged and will not pledge its assets for the benefit of any other Person;

Sch. 5-3

(xxvi) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;

(xxvii) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxviii) has not made and will not make loans to any Person and has not permitted and will not permit any Affiliate to make any loans to it;

(xxix) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;

(xxx) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and substantially similar to those that would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(xxxi) has and will have no obligation to indemnify its partners, officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;

(xxxii) has and will have an express acknowledgment in its organizational documents that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents; and

(xxxiii) will consider the interests of its creditors in connection with all corporate, partnership or limited liability company actions, as applicable.

(II) “Single Member Bankruptcy Remote LLC” means a limited liability company organized under the laws of the State of Delaware which at all times since its formation and at all times thereafter:

(i) was and will be organized solely for the purpose of owning the Property (or with respect to Leasehold Borrower, leasing the Property) and all activities incidental thereto;

(ii) has not engaged and will not engage in any business unrelated to the ownership (or with respect to Leasehold Borrower, the leasing) of the Property;

(iii) has not had and will not have any assets other than those related to the Property;

(iv) has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale (except as expressly permitted by this Agreement), transfer of partnership or membership interests or the like, or amendment of its limited liability company agreement or certificate of formation;

Sch. 5-4

(v) has not, and without the unanimous consent of all of directors (including all Independent Directors), as applicable, will not, with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (A) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or for all or any portion of such entity’s properties, (C) make any assignment for the benefit of such entity’s creditors or (D) take any action that might cause such entity to become insolvent;

(vi) has remained and intends to remain solvent and has maintained and intends to maintain adequate capital in light of its contemplated business operations;

(vii) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(viii) has maintained and will maintain its books, records, resolutions and agreements as official records;

(ix) except as contemplated by this Agreement and/or the other Loan Documents, has not commingled and will not commingle its funds or assets with those of any other Person;

(x) has held and will hold its assets solely in its own name;

(xi) has conducted and will conduct its business solely in its name,

(xii) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person, except that its assetse may be listed on a consolidated financial statement of an Affiliate; provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated Person nor constitute obligations of the consolidated Person and (B) such assets shall be listed on its own separate balance sheet;

(xiii) has maintained a sufficient number of employees, if any, in light of its contemplated business operations and has paid and will pay its own liabilities, including the salaries of its own employees, solely out of its own funds and assets;

(xiv) has observed and will observe all limited liability company formalities, in all material respects;

Sch. 5-5

(xv) has maintained and will maintain an arm’s-length relationship with its Affiliates;

(xvi) has not and will not have any indebtedness other than Permitted Indebtedness;

(xvii) has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person and will not permit any Affiliate to assume or guarantee or become obligated for its debts;

(xviii) has not and will not acquire obligations or securities of its partners, members or shareholders;

(xix) has allocated and will allocate fairly and reasonably shared expenses with Affiliates, including, without limitation, shared office space, and uses separate stationery, invoices and checks bearing its own name;

(xx) except to the Lender in connection with the Loan, has not pledged and will not pledge its assets for the benefit of any other Person;

(xxi) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;

(xxii) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxiii) has not made and will not make loans to any Person and has not permitted and will not permit any Affiliate to make any loans to it;

(xxiv) has not identified and will not identify its members or any Affiliate of any of them, as a division or part of it;

(xxv) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and substantially similar to those that would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(xxvi) has and will have no obligation to indemnify its partners, officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;

Sch. 5-6

(xxvii) has and will have an express acknowledgment in its organizational documents that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents;

(xxviii) will consider the interests of its creditors in connection with all limited liability company actions;

(xxix) has maintained and will maintain its accounts, books and records separate from any other person;

(xxx) has and will have an operating agreement which provides that the business and affairs of Borrower shall be managed by or under the direction of a board of one or more directors designated by Sole Member, and at all times there shall be at least two (2) duly appointed Independent Directors on the board of directors, and the board of directors will not take any action requiring the unanimous affirmative vote of 100% of the members of its board of directors unless, at the time of such action there are at least two (2) members of the board of directors who are Independent Directors, and all of the directors and all Independent Directors shall have participated in such vote;

(xxxi) has and will have an operating agreement which provides that, as long as any portion of the Debt remains outstanding, (A) upon the occurrence of any event that causes Sole Member to cease to be a member of Borrower (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), the person acting as an Independent Director of Borrower shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of Borrower, automatically be admitted as the sole member of Borrower (the “Special Member”) and shall preserve and continue the existence of Borrower without dissolution, (B) no Special Member may resign or transfer its rights as Special Member unless (x) a successor Special Member has been admitted to Borrower as a Special Member, and (y) such successor Special Member has also accepted its appointment as an Independent Director, (C) no Independent Director may be removed or replaced without Cause and unless the company provides Lender with not less than three (3) Business Days’ prior written notice of (a) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director except in the event of death or legal incapacity of an Independent Director, (D) to the greatest extent permitted by law, except for duties to Borrower (including duties to the members of Borrower solely to the extent of their respective economic interest in Borrower and to Borrower’s creditors), such Independent Director shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the members of Borrower, (ii) other Affiliates of Borrower, or (iii) any group of Affiliates of which Borrower is a part); provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing and (E) except as expressly permitted pursuant to the terms of this Agreement, Sole Member may not resign and no additional member shall be admitted to Borrower; and

Sch. 5-7

(xxxii) has and will have an operating agreement which provides that, as long as any portion of the Debt remains outstanding, (A) Borrower shall be dissolved, and its affairs shall be wound up only upon the first to occur of the following: (x) the termination of the legal existence of the last remaining member of Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower in Borrower unless the business of Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Delaware Act”) or (y) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act; (B) upon the occurrence of any event that causes the last remaining member of Borrower to cease to be a member of Borrower or that causes Sole Member to cease to be a member of Borrower (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such member shall be authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in Borrower, agree in writing to continue the existence of Borrower and to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower; (C) the bankruptcy of Sole Member or a Special Member shall not cause such member or Special Member, respectively, to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution; (D) in the event of dissolution of Borrower, Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Borrower in an orderly manner), and the assets of Borrower shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Delaware Act; and (E) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Borrower, to compel any sale of all or any portion of the assets of Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Borrower.

(III) “Cause” shall mean, with respect to an Independent Director or Independent Manager, (i) acts or omissions by such Independent Director or Independent Manager, as applicable, that constitute willful disregard of, or gross negligence with respect to such Independent Director’s or Independent Manager’s, as applicable, duties, (ii) such Independent Director or Independent Manager, as applicable, has engaged in or has been charged with or has been indicted or convicted for any crime or crimes of fraud or other acts constituting a crime under any law applicable to such Independent Director or Independent Manager, as applicable, (iii) such

Sch. 5-8

Independent Director or Independent Manager, as applicable, has breached its fiduciary duties of loyalty and care as and to the extent of such duties in accordance with the terms of the Borrower’s organizational documents, (iv) there is a material increase in the fees charged by such Independent Director or Independent Manager, as applicable, or a material change to such Independent Director’s or Independent Manager’s, as applicable, terms of service, (v) such Independent Director or Independent Manager, as applicable, is unable to perform his or her duties as Independent Director or Independent Manager, as applicable, due to death, disability or incapacity, (vi) such Person no longer meets the criteria provided in the definition of Independent Director or Independent Manager, as applicable or (vii) the death or legal incapacity of such Independent Director or Independent Manager.

(IV) “Independent Director” or “Independent Manager” means a natural person selected by Borrower (a) with prior experience as an independent director, independent manager or independent member, (b) with at least three (3) years of employment experience, (c) who is provided by a Nationally Recognized Service Company (defined below), (d) who is duly appointed as an Independent Director or Independent Manager and is not, will not be while serving as Independent Director or Independent Manager (except pursuant to an express provision in Borrower’s operating agreement providing for the appointment of such Independent Director or Independent Manager to become a “special member” upon Sole Member ceasing to be a member of Borrower) and shall not have been at any time during the preceding five (5) years, any of the following:

(i) a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of Borrower, any Affiliate of Borrower or any direct or indirect parent of Borrower;

(ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate of Borrower;

(iii) a Person or other entity Controlling or under Common Control with any such stockholder, partner, customer, supplier or other Person; or

(iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Director or Independent Manager of Borrower, provided that the fees that such individual earns from serving as Independent Director or Independent Manager of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

A natural person who satisfies the foregoing definition other than clause (ii) shall not be disqualified from serving as an Independent Director or Independent Manager of Borrower if such individual is an independent director, independent manager or special manager provided by a Nationally Recognized Service Company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.

Sch. 5-9

(V) “Nationally Recognized Service Company” means any of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, National Corporate Research, Ltd. or such other nationally recognized company that provides independent director, independent manager or independent member services and that is reasonably satisfactory to Lender, in each case that is not an Affiliate of Borrower and that provides professional independent directors and other corporate services in the ordinary course of its business.

Sch. 5-10

Schedule 6

Intellectual Property/Websites

None.

Sch. 7